                                                                     EXHIBIT  20


                          SKY GAMES INTERNATIONAL LTD.
                              1115-595 Howe Street
                      Vancouver, British Columbia V6C 2T5

                                                                    May 13, 1997
To Our Shareholders:

     You are cordially invited to attend a Special General Meeting of Shareholders of Sky Games International Ltd. ("Sky Games") which will be held at 8:30 a.m., Central Daylight Savings Time, on June 16, 1997, at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois (the "Special General Meeting").

     The Special General Meeting will be the culmination of an extended effort by the board of directors (the "Board") and the management of Sky Games to simplify Sky Games' corporate structure and to enhance Sky Games' competitive position. On May 13, 1997, Sky Games entered into a Plan and Agreement of Merger and Amalgamation involving subsidiaries of Sky Games and various subsidiaries of Harrah's Entertainment, Inc. which will result in Sky Games being amalgamated with both a direct subsidiary and its indirect subsidiary Interactive Entertainment Limited ("IEL"). These amalgamations will serve to simplify the capital structure of the company from its current multi-tiered arrangement and streamline the decision making process. Following the restructuring, an affiliate of Harrah's Entertainment, Inc. will become the largest shareholder of the company with special Board representation rights and approval rights, Sky Games will change its name to "Interactive Entertainment Limited" and the operations of the company will be directly managed by a combination of the current personnel of Sky Games and IEL, with Gordon Stevenson becoming President and Chief Executive Officer.

     In late February 1997, Sky Games agreed with B/E Aerospace, Inc. to convert Sky Games' promissory note to B/E Aerospace in the approximate outstanding amount of $2.6 million into convertible redeemable preference shares of Sky Games. The conversion of debt is essential to bolster the capital and surplus position of Sky Games.

     Both transactions are vital to the future of Sky Games. Neither transaction can be consummated without Sky Games taking actions which require your approval as a shareholder of Sky Games. Therefore, at the Special General Meeting you will be asked to consider a shareholder resolution which will:

 .    amend the Bye-Laws of Sky Games;
 .    change the name of Sky Games to "Interactive Entertainment Limited;"
 .    increase the authorized share capital of Sky Games to create 3,000 convertible redeemable Class A Preference Shares and 5,000,000 redeemable Class B Preference Shares; and
 .    change the par value of the common stock of Sky Games to U.S.$.01.

     These are exciting and critical times for your company. The restructuring, coupled with the creation of a management incentive plan and the installation of Gordon Stevenson as President and CEO, is intended to move Sky Games to the next level in its development. The Board has voted unanimously to approve the shareholder resolution and to recommend your approval and adoption of the shareholder resolution. The actions resulting from the resolution are described more fully in the accompanying Proxy Statement. I hope you can attend the Special General Meeting and assist the Board by voting for the shareholder resolution. Whether or not you plan to attend the Special General Meeting, please be sure to date, sign and return the proxy card in the enclosed postage-paid envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                  Sincerely,




                                  Chairman of the Board

                          SKY GAMES INTERNATIONAL LTD.
                              1115-595 Howe Street
                      Vancouver, British Columbia V6C 2T5

               NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1997


TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special General Meeting (the "Special General Meeting") of Shareholders of Sky Games International Ltd., a Bermuda exempted company ("Sky Games"), will be held at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 on June 16, 1997, at 8:30 o'clock in the morning, Central Daylight Savings Time, to:

               (a) consider and vote upon the following shareholder resolution:

               IT WAS RESOLVED that: 1) the amendments to the Bye-Laws set out in Appendix B attached to the accompanying Proxy Statement be and they are hereby approved; 2) the name of Sky Games International Ltd. be changed to "Interactive Entertainment Limited"; 3) the par value of the Common Shares of Sky Games International Ltd. be changed from Cdn.$.01 to US$.01 each; 4) the authorized share capital of Sky Games International Ltd. be increased from US$500,000 to US$550,030 by the creation of 3,000 Non-Voting Convertible Redeemable Preference Shares of par value US$.01 each and 5,000,000 Redeemable Preference Shares of par value US$.01 each; and 5) the Directors of Sky Games International Ltd. be and they are hereby authorized to issue the Non-Voting Convertible Redeemable Preference Shares and the Redeemable Preference Shares on such terms as the Directors of Sky Games International Ltd. deem appropriate in accordance with the provisions of the Bye-Laws of Sky Games International Ltd.; and

               (b) transact such other business as may properly come before the Special General Meeting.

     The Special General Meeting and consideration of the resolution are in connection with the amalgamation of Sky Games with its direct subsidiary SGI Holding Corporation Limited, a Bermuda exempted company ("SGIHC"), and its 80% owned indirect subsidiary Interactive Entertainment Limited ("IEL"). The text of the agreement for such amalgamations is attached as Appendix A to the attached Proxy Statement. As a result of these amalgamations, the issued and outstanding shares of common stock of IEL held by Harrah's Interactive Investment Company, a Nevada corporation ("HIIC") and the holder of 20% of the outstanding capital stock of IEL, would be converted into 5,879,040 shares of common stock, par value U.S.$.01 per share, of Sky Games (subject to adjustment in the manner described on the attached Proxy Statement). HIIC and its affiliates would be given the right to representation on the Board of Directors and certain committees generally proportionate to their ownership of common stock of Sky Games and the right that their prior approval would be required before Sky Games could undertake specified significant corporate actions.

     Sky Games has also agreed with B/E Aerospace, Inc. ("B/E Aerospace") to the conversion of Sky Games' promissory note to B/E Aerospace into preference shares of Sky Games (the "B/E Conversion") which will be convertible into the common stock of Sky Games.

     Approving the resolution is necessary to enable Sky Games to perform its obligations pursuant to such agreements. Without shareholder approval of the resolution, the Amalgamations and the B/E Conversion will not be consummated. The resolution would result in:

 .    certain amendments to the Bye-Laws of Sky Games;
 .    the name of Sky Games being changed to "Interactive Entertainment
     Limited";

 .    the authorized share capital of Sky Games increasing by the creation of
     3,000 convertible redeemable Class A Preference Shares, par value U.S.$.01 per share (the "Class A Preference Shares"); and 5,000,000 redeemable Class B Preference Shares, par value U.S.$.01 per share (the "Class B Preference Shares"); and

 .    the par value of the common stock of Sky Games changing from Cdn.$.01 to
     U.S.$.01 per share.

     The amendments to the Bye-Laws of Sky Games, the text of which is attached as Appendix B to the attached Proxy Statement, would:

 .    provide HIIC and its affiliates (the "HIIC Entities") with the right to appoint a number of members of the Board of Directors of Sky Games (the "Board") generally proportionate to their share holdings and the right to similar representation on the executive, audit and compensation committees of the Board;

 .    provide the HIIC Entities with approval rights with respect to specified significant corporate actions, such as merging or amalgamating, selling a substantial portion of its assets, making material acquisitions or changing its business activities;

 .    add provisions to enable Sky Games to take actions with respect to shareholders of Sky Games who could reasonably be expected to cause any company engaged in the gaming business in any jurisdiction not to obtain, maintain or renew any licenses or approvals necessary to conduct the gaming business;

 .    add provisions regarding the qualification of any director or officer who could reasonably be expected to cause any company engaged in the gaming business in any jurisdiction not to obtain, maintain or renew any licenses or approvals necessary to conduct the gaming business;

 .    permit the Bye-Laws of Sky Games to be amended by the vote of a simple majority of the votes cast at any general meeting of the shareholders of Sky Games other than provisions relating to the HIIC Entities' Board and shareholder approval rights;

 .    authorize the Board to designate the rights attaching to the Class A
     Preference Shares and the Class B Preference Shares;

 .    permit shareholders of Sky Games to issue irrevocable proxies with respect to their holdings of Common Stock; and

 .    make certain technical corrections to the Bye-Laws.

     The foregoing matters are described more fully in the accompanying Proxy Statement. While all of the shareholders of record on the date of the meeting are entitled to attend and vote at the Special General Meeting, only Sky Games' shareholders of record at the close of business on April 21, 1997 have been mailed this notice and proxy.

     We hope you will be represented at the meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important - as is the vote of every shareholder - and the Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

     Your proxy may be revoked at any time by the following procedures set forth in the accompanying Proxy Statement.

                                       By order of the Board of Directors




                                       Secretary


May 13, 1997

                         Sky Games International Ltd.

                                PROXY STATEMENT

                                ---------------

     This Proxy Statement ("Proxy Statement") relates to a shareholder resolution (the "Shareholder Resolution") proposed in connection with:

     (i) the proposed amalgamation (the "Subsidiary Amalgamation") of Interactive Entertainment Limited ("IEL"), a Bermuda exempted company and an 80% owned subsidiary of SGI Holding Corporation Limited, a Bermuda exempted company ("SGIHC") and wholly-owned subsidiary of Sky Games International Ltd., a Bermuda exempted company ("Sky Games"), with and into SGIHC pursuant to a Plan and Agreement of Merger and Amalgamation (the "Amalgamation Agreement") dated as of May 13, 1997, among IEL, SGIHC, Sky Games and Harrah's Interactive Investment Company, a Nevada corporation and the owner of 20% of the outstanding stock of IEL ("HIIC"), and the amalgamation (the "Parent Amalgamation") of SGIHC with and into Sky Games (collectively, the "Amalgamations"); and

     (ii) the conversion of Sky Games' note to B/E Aerospace, Inc. for approximately $2.6 million (including accrued and unpaid interest) into shares of convertible redeemable Class A Preference Shares of Sky Games (the "B/E Conversion").

     Pursuant to the Subsidiary Amalgamation, the outstanding shares of IEL common stock held by HIIC will be converted into 5,879,040 shares (the "Conversion Shares") of common stock, par value U.S.$.01 per share, of Sky Games ("Common Stock"). The Conversion Shares are subject to adjustment, as more fully described herein. See "Summary -- The Amalgamations" and "The Amalgamations." The Amalgamation Agreement also provides that HIIC and its affiliates (the "HIIC Entities") will have the right to appoint members (the "HIIC Appointees") to the Board of Directors of Sky Games (the "Board") and specified committees in a number generally proportionate to their share holdings. The HIIC Entities, as shareholders, and the HIIC Appointees would have the right to approve specified significant corporate actions by Sky Games for as long as the ownership of Common Stock by the HIIC Entities is in excess of 20% (10% in some cases) of the outstanding voting shares computed on a fully-diluted basis. See "Certain Provisions of the Amalgamation Agreement."

     A number of amendments are proposed to be made to Sky Games' Bye-Laws to reflect the rights granted the HIIC Entities and to improve the management controls and the protection of Sky Games by requiring that all directors, officers and shareholders not have an adverse impact on Sky Games or the HIIC Entities ability to conduct certain regulated activities (the "Amendments"). See "Summary -- The Amendments" and "The Amendments."

     A number of additional corporate actions are also proposed: to change the name of Sky Games to "Interactive Entertainment Limited" to preserve the corporate identity of IEL following the Amalgamations (the "Name Change"); to change the par value of the Common Stock to U.S.$.01 per share from Cdn.$.01 per share to reflect the increasing importance of U.S. capital markets to Sky Games (the "Change in Par Value"); to increase the authorized share capital of Sky Games by creating 3,000 Class A Preference Shares, par value U.S.$.01 per share, to effect the B/E Conversion and, to create additional flexibility in Sky Games' capital structure, the creation of 5,000,000 Class B Preference Shares, par value U.S.$.01 per share (collectively, the "Capitalization Change"). See "Summary -- Additional Actions" and "Additional Actions."

     Approval and adoption of the Shareholder Resolution will have the effect of approving and adopting each of the Amendments and the Additional Actions. This Proxy Statement serves as the Proxy Statement of Sky Games for its Special General Meeting of shareholders to be held on June 16, 1997 (the "Special General Meeting") to consider the Shareholder Resolution. See "The Meeting." This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of Sky Games on or about May 13, 1997 in connection with the solicitation by the Board of proxies from the holders of Common Stock to be used at the Special General Meeting.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SKY GAMES. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SKY GAMES SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      ------------------------------------
               THE DATE OF THIS PROXY STATEMENT IS May 13, 1997.

                             AVAILABLE INFORMATION

     Sky Games is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the following Regional Offices of the Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock of Sky Games is quoted on the National Association of Securities Dealers Automated Quotation System's SmallCap Market ("SmallCap Market") and certain Sky Games reports may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 70850.

     Sky Games is also subject to the British Columbia Securities Act, as amended, and regulations promulgated thereunder, and, in accordance therewith, files reports and other information with the British Columbia Securities Commission (the "B.C. Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the B.C. Commission at 1100-865 Hornby Street, Vancouver, British Columbia, Canada V6Z 2H4.

     Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document attached as an appendix to this Prospectus or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM, ERIC WISE, TELEPHONE NUMBER (312) 715-4017. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 26, 1997.

     Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference:

     (1) Sky Games' Annual Report on Form 20-F for its fiscal year ended February 29, 1996;

     (2) Sky Games' report on Form 6-K filed on July 31, 1996;

     (3) Sky Games' report on Form 6-K filed on October 17, 1996;

     (4) Sky Games' report on Form 6-K filed on November 22, 1996; and

     (5) Sky Games' report on Form 6-K filed on January 24, 1997.

     All documents and reports filed by Sky Games pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special General Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Proxy Statement or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so modified or superseded.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                         UNDER FEDERAL SECURITIES LAWS

     Sky Games is a Bermuda company. Certain directors and executive officers are residents of countries other than the United States. A portion of the assets of Sky Games and of such individuals is located outside of the United States. It may be difficult or impossible for investors to effect service of process within the United States upon such persons with respect to matters arising under the U.S. federal securities laws or to enforce against them in U.S. courts judgments of such courts predicated upon civil liability provisions of the U.S. securities laws.

                               TABLE OF CONTENTS

                                                                                      Page

AVAILABLE INFORMATION.................................................................  ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................  ii

ENFORCEABILITY OF CIVIL LIABILITIES
  UNDER FEDERAL SECURITIES LAWS....................................................... iii

SUMMARY...............................................................................   1
  The Companies.......................................................................   1
  The Special General Meeting.........................................................   4
  The Amalgamations...................................................................   6
  The Amendments and the Additional Actions...........................................   9
  Price Range of Common Stock.........................................................  10
  Selected Financial Information......................................................  11
  Selected Historical Financial Information of IEL....................................  11
  Selected Historical Financial Information of Sky Games..............................  11
  Selected Unaudited Pro Forma Consolidated Financial Information of Sky Games........  12

RECENT DEVELOPMENTS...................................................................  15
  Product Developments................................................................  15
  Option Plans........................................................................  15
  B/E Conversion......................................................................  15
  Private Placement of Debentures.....................................................  16
  February 28, 1997 Year-End Results..................................................  17
  Cancellation of Performance Shares..................................................  17
  Change in Fiscal Year End...........................................................  18

RISK FACTORS..........................................................................  19
  Integration of the Businesses.......................................................  19
  Management of the Amalgamated Company's Operations..................................  19
  Uncertainty of Achieving Business Objective.........................................  19
  Realization of Anticipated Benefits to Amalgamations................................  19
  Substantial Increase in the Number of Outstanding Shares of Common Stock............  20
  Discretion of Largest Shareholder to Appoint Certain Members of the
    Board of Directors and Approve Specified Corporate Actions........................  20
  Inability to Integrate Software.....................................................  21
  New and Untested Product............................................................  21

SHAREHOLDER EQUITY TABLE..............................................................  22

THE MEETING...........................................................................  23
  Special General Meeting.............................................................  23
  Quorum..............................................................................  23
  Vote Required.......................................................................  23
  Record Date; Shares Entitled To Vote................................................  24
  Voting of Proxies...................................................................  24
  Revocation of Proxies...............................................................  24
  Solicitation of Proxies.............................................................  24


  Security Ownership of Certain Persons..............................................   25

THE AMALGAMATIONS....................................................................   25
  The Effective Time of the Subsidiary Amalgamation..................................   25
  Adjustments to Amalgamation Consideration..........................................   25
  Background of the Amalgamations....................................................   26
  Recommendation of the Board; Reasons for the Amalgamations.........................   34
  Analysis of Financial Advisor......................................................   35
  Effective Time of the Amalgamations................................................   38
  Governance.........................................................................   39
  Certain U.S. Federal Income Tax Consequences.......................................   39
  Anticipated Accounting Treatment...................................................   39
  Resales of Common Stock and Registration Rights....................................   40
  Status as Foreign Private Issuer...................................................   40
  Interests of Certain Persons in the Amalgamations..................................   40
  Related Agreements.................................................................   42

CERTAIN PROVISIONS OF THE AMALGAMATION AGREEMENT.....................................   44
  Conditions to the Subsidiary Amalgamation..........................................   44
  Additional Conditions to Obligation of HIIC........................................   45
  Additional Conditions to Obligation of Sky Games...................................   46
  Representations and Warranties.....................................................   46
  Certain Covenants; Conduct of Business of Sky Games................................   47
  Amendment, Waiver and Termination..................................................   48
  Indemnification Provisions.........................................................   49

THE AMENDMENTS.......................................................................   50
  Board Representation...............................................................   50
  Approval Rights....................................................................   51
  Shareholder Approval Rights........................................................   51
  Rights to Protect Gaming Licenses and Integrity....................................   51
  Rights Attaching to Preference Shares..............................................   52
  Amendment to the Bye-Laws by a Simple Majority; Irrevocable Proxy;
    Technical Amendments.............................................................   52

ADDITIONAL ACTIONS...................................................................   52
  The Name Change....................................................................   52
  The Change in Par Value............................................................   53
  The Capitalization Change..........................................................   53

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..........................   54

SHARE OWNERSHIP OF OFFICERS, DIRECTORS, EMPLOYEES
  AND SIGNIFICANT SHAREHOLDERS OF THE COMPANY........................................   57

MANAGEMENT AND OTHER INFORMATION.....................................................   58

SHARES ELIGIBLE FOR FUTURE SALE......................................................   58
  Registration Rights................................................................   58

APPENDICES:

  Appendix A - Agreement and Plan of Merger and Amalgamation
  Appendix B - Form of Amendments to the Bye-Laws
  Appendix C - Form of Shareholder Resolution
  Appendix D - Analysis of Valuemetrics, Inc. dated as of April 22, 1997

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement and the Appendices hereto.

  As used herein, in each case unless the context otherwise clearly requires, "Amalgamations" refers to the Parent Amalgamation and the Subsidiary Amalgamation collectively, "Amalgamation Agreement" refers to the Plan and Agreement of Merger and Amalgamation, a copy of which is attached hereto as Appendix A, "Amendments" refers to the proposed amendments to the Bye-Laws of Sky Games in such form as set forth in Appendix B attached hereto, "Name Change" refers to changing the name of Sky Games to "Interactive Entertainment Limited," "Change in Par Value" refers to changing the par value of the Common Stock to U.S.$.01, "Capitalization Change" refers to the authorization of an increase in the share capital of Sky Games by the creation of 3,000 convertible redeemable Class A Preference Shares and 5,000,000 redeemable Class B Preference Shares, "Additional Actions" refers to the Name Change, the Change in Par Value and the Capitalization Change, collectively, the "Shareholder Resolution" refers to the shareholders' resolution approving and adopting the Amendments and the Additional Actions attached hereto as Exhibit C, and "Sky Games" refers to Sky Games International Ltd., without its subsidiaries, prior to the Amalgamations, the "Company" refers to Sky Games with its subsidiaries, including IEL, prior to the Amalgamations, and the "Amalgamated Company" refers to Sky Games, SGIHC and IEL as amalgamated after the Amalgamations.

                              --------------------

  Shareholders are urged to read carefully this Proxy Statement and the Appendices hereto in their entirety and should consider carefully the information set forth below under the heading "Risk Factors" beginning on page 19.

                              --------------------

The Companies

     Sky Games. Sky Games was incorporated pursuant to the laws of the Province of British Columbia on February 28, 1981 under the name Tu-Tahl Petro Inc. On May 10, 1990, Sky Games changed its name to Creator Capital, Inc., and on January 23, 1995, Sky Games changed its name to Sky Games International Ltd.
Sky Games was reincorporated through the continuance of its corporate existence from the province of British Columbia to the Yukon Territory on July 15, 1992. Effective February 22, 1995, Sky Games continued its corporate existence from the Yukon territory to Bermuda as an exempted company under the Bermuda Companies Act of 1981 (the "Bermuda Act").

     The Sky Games business is conducted by Sky Games through its wholly-owned subsidiaries, Sky Games International Corp., SGIHC and Creator Island Development, Inc., and SGIHC's 80% owned subsidiary, IEL. IEL is Sky Games' principal operating subsidiary. IEL's business is operated by Harrah's Interactive Entertainment Company, a Nevada corporation ("HIEC"), pursuant to a Management Agreement dated as of December 30, 1994 (the "Management Agreement") between IEL and HIEC. In November of 1992, Sky Games approached Harrah's, a Nevada corporation, to provide consulting services on the management and operation of its business, which resulted in the parties entering into a consulting agreement in September, 1993. In mid 1994, HIIC and Sky Games began discussing a joint venture to explore the potential of in-flight gaming. These discussions resulted in HIIC and Sky Games forming IEL as a joint venture as of December 30, 1994.

     Sky Games' principal executive offices are located at 1115-595 Howe Street, Vancouver, British Columbia V6C 2T5 Canada and its telephone number is 604-689-1515.

     IEL. In connection with the formation of IEL as a joint venture with HIIC, an indirect subsidiary of Harrah's Entertainment, Inc., Sky Games transferred to IEL its developmental stage in-flight gaming software and entered into the Management Agreement with HIEC, also an indirect subsidiary of Harrah's Entertainment, Inc., and the Shareholders Agreement, dated as of December 30, 1994, (the "Shareholders Agreement") among SGIHC, IEL and HIIC. The purpose of the joint venture was to have HIEC finalize development of the in-flight gaming software and manage the business of IEL. Pursuant to the Management Agreement, the management of IEL has been delegated to HIEC. Prior to the Subsidiary Amalgamation, the HIIC Entities have not owned any capital stock of Sky Games and have not been represented on the Board of Sky Games. The software and attendant system support, as are being developed by HIEC for IEL, are intended to allow international airline passengers to play a number of casino type games from their seats by way of a built-in, color, interactive, in-seat monitor. The product design in its current form is being made possible by the introduction of audio/video, interactive, in-flight, entertainment hardware ("IFE Systems"). The Sky Games system is intended to interface with the IFE Systems offered by Matsushita and is also intended to interface with the IFE Systems being developed by other hardware manufacturers. See "Recent Developments -- Product Development," "Risk Factors -- Inability to Integrate Software" and "-- New and Untested Product."

     IEL made proposals to and held discussions with major airlines in Europe and Asia and, in April of 1996 Sky Games announced the signing by IEL in November of 1995 of a three-year contract, subject to a two-year extension term, for the provision of in-flight gaming services to Singapore Airlines. The Singapore Airlines agreement is subject to a trial period which has not yet commenced and is further subject to termination by either party upon the occurrence of specified events. The agreement with Singapore Airlines consists of a license of the system to the airline and a services agreement under which IEL will manage certain aspects of the airline's in-flight gaming operations. Fees payable by the airline are based on a percentage of net revenues generated from in-flight gaming services.

     In order to operate the system in commercial settings, additional hardware and software systems are necessary to properly record an account for gaming activities by patrons. IEL has designed accounting and financial control systems for the management of in-flight gaming operations, which will rely partly on and use systems developed and owned by the HIIC Entities. It is planned that in-flight gaming transactions will be paid for through major credit cards.

     IEL's principal executive offices are located at 1023 Cherry Road, Memphis, Tennessee 38117, and its telephone number is 901-537-3800. It is anticipated that on May 30, 1997, IEL will move its principal executive office to 845 Crossover Lane, Suite D-215, Memphis, Tennessee 38117. Following the Amalgamations, the Amalgamated Company's principal office will be located at what was IEL's office at 845 Crossover Lane, Suite D-215, Memphis, Tennessee 38117.

                           Corporate Structure Chart

     The following corporate structure chart illustrates the corporate structure of the Company and the Amalgamated Company before and after the Amalgamations. The Sky Games' wholly-owned subsidiaries which are not involved in the Amalgamations, Sky Games International Corp. and Creator Island Development, have been omitted from the chart. These subsidiaries are not material to the Company's operations.

    [INSERT DIAGRAM OF STRUCTURE OF COMPANY BEFORE AND AFTER AMALGAMATION]

The Special General Meeting

Meeting of Shareholders........ The Special General Meeting will be held on June
                                16, 1997 at 8:30 a.m., Central Daylight Savings Time, at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

Matter to be Considered at
  the Special General Meeting.. At the Special General Meeting, shareholders of
                                Sky Games will be asked to approve and adopt the Shareholder Resolution providing for the Amendments and the Additional Actions.

                                Pursuant to the terms of the Amalgamation
                                Agreement, upon consummation of the Subsidiary Amalgamation, the shares of IEL common stock held by HIIC will be converted into 5,879,040 shares of Common Stock. The Conversion Shares are subject to certain adjustments as described under "The Amalgamations -- Adjustments to Amalgamation Consideration." The Amendments to the Bye-Laws are required in order to effect certain covenants made in the Amalgamation Agreement, to permit the B/E Conversion to be consummated and to provide restrictions to protect the regulatory licenses and approvals of the Amalgamated Company and the HIIC Entities. See "The Amendments" and "Additional Actions." If the Shareholder Resolution providing for the Amendments and Additional Actions is not approved by the shareholders of Sky Games, the Amalgamations and the B/E Conversion will not be consummated. For additional information relating to the Special General Meeting, see "The Meeting."

Interests of Certain Parties... Certain members of the management and shareholders of the companies that are
                                participating in the Amalgamations, including HIIC, have interests in the Amalgamations and the approval of the Shareholder Resolution providing for the Amendments and the Additional Actions that are different from, or in addition to, the interests of the shareholders of Sky Games or the other entities participating in the Amalgamations generally. See "The
                                Amalgamations --Interests of Certain Persons in the Amalgamations," and "The Amendments -- Board Representation" and "-- Approval Rights."

Interests of HIIC Entities..... The interests of the HIIC Entities in the
                                Amalgamations include: (i) the right to receive 5,879,040 shares of Common Stock as consideration for the Amalgamations, as such shares may be adjusted for dilution resulting from share issuances prior to the Amalgamations and for the issuance to B/E Aerospace, Inc. ("B/EA") of shares of Common Stock upon the conversion of the convertible redeemable Class A Preference Shares, par value $.01 per share ("Class A Preference Shares"), which will be held by B/EA; (ii) the automatic conversion of all outstanding principal amounts and any accrued and unpaid interest under the revolving loan commitment by HIIC to IEL in a principal amount of up to $1,000,000 (the "HIIC Loan") into shares of Common Stock at a conversion price of U.S.$1.00 per share and the right to exercise a warrant issued in connection with the HIIC Loan to HIIC for the purchase, at U.S.$1.00 per share, of shares of Common Stock in the amount of 1,000,000 less the number of shares of Common Stock issued to HIIC in connection with the conversion of the HIIC Loan;
                                (iii) for 90 days after the Subsidiary
                                Amalgamation, the Amalgamated Company will have the right to request HIIC to purchase up to 650,000 shares of Common Stock at a price of U.S.$1.00 per share (the "HIIC Equity Commitment") to provide working capital for the Amalgamated Company; (iv) the right to appoint a number of Board and committee members generally proportionate to their share ownership and to approve certain major actions of the Amalgamated Company; (v) registration and preemptive rights with respect to voting shares of the Amalgamated Company ("Voting Shares"); (vi) rights under the Amalgamation Agreement, including indemnification for breach of representation by Sky Games and SGIHC; (vii) termination of and a release of claims under the Management Agreement, the Shareholders Agreement and the Cross-License Agreement dated December 30, 1994 between Sky Games, IEL and HIEC (the "Cross-License Agreement"); (viii) receipt of a license of certain IEL intellectual property; (ix) entry into a continuing services agreement with the Amalgamated Company; and (x) indemnification for their representatives on the Board. See "Recent Developments -- Cancellation of Preference Shares"; "The Amalgamations -- Adjustments to Amalgamation Consideration"; "--Effects of the Amalgamations"; "-- Interests of Certain Persons in the Amalgamations"; "-- Related Agreements"; "-- Certain Provisions of the Amalgamation Agreement"; "The Amendments -- Board Representation"; "-- Approval Rights"; and "-- Shareholder Approval Rights." The HIIC Entities will also be beneficiaries of the Amalgamated Company's rights to protect gaming licenses it may hold through the redemption of shares held by Disqualified Holders (as hereinafter defined), including mandatory redemption whenever the HIIC Entities own 10% or more of the Voting Shares, and removal of disqualified directors and officers, which would also protect the gaming licenses of the HIIC Entities. See "The Amendments --Rights to Protect Gaming Licenses and Integrity."

Record Date.................... While all shareholders of record of Sky Games on
                                June 16, 1997 are entitled to be present and vote at the Special General Meeting, only shareholders of record at the close of business on April 21, 1997 (the "Record Date") were sent notice of and proxies for the Special General Meeting. On that date, there were 13,304,405 shares of Common Stock outstanding, with each such share of Common Stock entitled to cast one vote with respect to the Shareholder Resolution regarding the Amendments and the Additional Actions.

Quorum/Vote Required..........  The presence, in person or by proxy, at the
                                Special General Meeting of at least two
                                shareholders entitled to vote is necessary to constitute a quorum at the Special General Meeting. Adoption and approval of the Shareholder Resolution requires the affirmative vote of not less than three-fourths of the votes cast at the Special General Meeting. If the Shareholder Resolution is not approved by the shareholders of Sky Games, the Amalgamations and the B/E conversion will not be consummated. See "The Meeting -- Vote Required" and "The Amalgamations -- Certain Provisions of the Amalgamation Agreement."

Security Ownership of
  Management..................  Directors, executive officers and employees of
                                Sky Games who had the right to vote, as of the Record Date, approximately 25.1% of the outstanding Common Stock, have indicated that they intend to vote in favor of the proposal to adopt and approve of the Shareholder Resolution. See "The Meeting -- Security Ownership of Certain Persons"; and "Risk Factors -- Substantial Increase in the Number of Outstanding Shares of Common Stock."

The Amalgamations

Effect of the Amalgamations...  Pursuant to the Amalgamations, IEL will amalgamate with and into SGIHC and immediately thereafter SGIHC will amalgamate with and into Sky Games, and the Amalgamated Company will continue under the name "Interactive Entertainment Limited." Pursuant to the Amalgamations, the issued and outstanding shares of common stock of IEL held by HIIC would be automatically converted into 5,879,040 shares of Common Stock. The number of shares to be received by HIIC would be adjusted for issuances of Common Stock prior to consummation of the Amalgamations. In the event that the Class A Preference Shares of Sky Games to be issued to B/EA are converted, in whole or in part into Common Stock, the number of shares of Common Stock issued to HIIC in connection with the Amalgamations would be increased to adjust for any such issuance. Upon consummation of the Subsidiary Amalgamation, all amounts outstanding under the HIIC Loan will automatically convert in shares of Common Stock. HIIC will have the option to purchase, within 90 days of the Subsidiary Amalgamation, the balance of 1,000,000 shares at $1.00 per share and the Amalgamated Company could require HIIC to purchase up to 650,000 shares of Common Stock at $1.00 per share. Sky Games anticipates that the Amalgamated Company will not exercise its right to have HIIC purchase the 650,000 shares of Common Stock. See "The Amalgamations -- Percentage Ownership Interest of HIIC after the Amalgamations" and "-- Interests of Certain Persons in the Amalgamations."

Percentage Ownership Interest
  of HIIC after the
  Amalgamations...............  Based on 13,304,405 shares of Common Stock outstanding on the Record Date and assuming the issuance of approximately 5,879,040 shares of Common Stock constituting the Conversion Shares, the issuance upon consummation of the Amalgamations of 1,000,000 shares of Common

                                Stock pursuant to conversion of the HIIC Loan, the issuance of 1,175,000 shares of Common Stock, and the agreed upon future cancellation of 3,525,000 shares being held in escrow, there will be approximately 17,833,445 shares of Common Stock outstanding and entitled to vote (23,611,693 on an Adjusted Outstanding Basis) of which HIIC will own approximately 38.6% (29.1% on an Adjusted Outstanding Basis). For purposes of this Proxy Statement, "Adjusted Outstanding Basis" shall mean an increase of 1,508,143 for all currently outstanding options and warrants to purchase shares of Common Stock, 200,000 for the vesting and issuance of shares granted to Geller & Co. and 4,070,105 for the allocation, vesting and exercise of all options to be allocated to management under the existing management incentive plan (which results in an aggregate increase of 5,778,248) to the number of shares of Common Stock assumed to be outstanding following consummation of the relevant transaction described as having occurred. The foregoing does not take into account any conversion of the Class A Preference Shares issued to B/EA. See "Recent
                                Developments -- Cancellation of Performance
                                Shares."

Approval of the
 Board and Reasons
 for the Amalgamations........  The Board believes that the terms of the
                                Amalgamations are fair to and in the best interests of Sky Games' shareholders and has unanimously approved the Amalgamation Agreement and the Amalgamations. See "The Amalgamations -- Background of the Amalgamations" and "--Recommendation of the Board; Reasons for the Amalgamations."

                                Sky Games' Board believes the Amalgamations and the transactions to be effected in connection therewith provide opportunities for Sky Games's shareholders to participate in a combined enterprise that is better positioned to avail itself of business and financial resources than Sky Games would be absent the Amalgamations. See "The Amalgamations -- Background of the Amalgamations" and "-- Recommendation of the Board; Reasons for the Amalgamations."

Analysis of Financial
 Advisor to Sky Games.........  Valuemetrics, Inc. ("Valuemetrics") has
                                delivered its written analysis to the Board as of April 22, 1997, concluding that, as of the date of such analysis, in respect of the entire Amalgamations, considered as one transaction, the proposed Amalgamations are reasonable given the current circumstances of the Company. Sky Games did not seek a fairness opinion from Valuemetrics or any other firm and Valuemetrics' analysis is not a fairness opinion.

                                For information on the assumptions made, matters considered and limits of the review by Valuemetrics in connection with its analysis, see "The Amalgamations -- Analysis of Financial Advisor to Sky Games." Shareholders are urged to read in its entirety the analysis of Valuemetrics, attached as Appendix D to this Proxy Statement.

Effective Time of the
 Amalgamations................  The effective date of each of the Amalgamations is the date on which the Registrar of Companies in Bermuda registers the Amalgamations and issues a Certificate of Amalgamation to the Amalgamated Company. It is anticipated that the effective date of the Amalgamations will be the date of the Special General Meeting, June 16, 1997.

Governance....................  Upon consummation of the Amalgamations and the effectiveness of the Amendments, the size of the Board will be fixed at 10 members and Sky Games anticipates that the Board will be comprised of all six members from the current Board, three persons sitting as new members designated by the HIIC Entities as the HIIC Appointees and one person as a new member of the Board. The HIIC Appointees shall be appointed to the Board by HIIC as members of the Board for terms expiring at the Amalgamated Company's 1997 annual general meeting of shareholders. See "The
                                Amalgamations -- Governance and -- Interests of Certain Persons in the Amalgamation" and "The Amendments -- Board Representation" and
                                "-- Approval Rights."

                                Upon consummation of the Amalgamations, the officers of the Amalgamated Company will be Laurence S. Geller, non-executive Chairman, and Gordon Stevenson, President and CEO. Sky Games is in the process of hiring a new Chief Financial Officer, Secretary and Treasurer who is expected to take office shortly after the Amalgamations.

United States Securities Law
 Considerations...............  The shares of Common Stock to be issued to HIIC in connection with the Subsidiary Amalgamation, the HIIC Loan and the HIIC Equity Commitment, if any, will be restricted securities under the Securities Act of 1933, as amended (the "Securities Act"), and initially will not be freely tradeable. Subject to certain limitations, HIIC will have the ability to cause the Amalgamated Company to register its shares of Common Stock for sale under the Securities Act. See "The Amalgamations -- Resales of Common Stock; Registration Rights."

Status as a Foreign Private
 Issuer.......................  As a foreign private issuer under the rules promulgated under the Exchange Act, Sky Games is exempt from the Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act. As a foreign private issuer, Sky Games files its annual report on Form 20-F. As such, Sky Games is currently not required to comply with many of the disclosure requirements of the Exchange Act in connection with the solicitation of proxies and sales of the securities of Sky Games by officers, directors and more than 10% shareholders of Sky Games. Following the Amalgamations, it is anticipated that the Amalgamated Company will no longer be a foreign private issuer and will be subject to Sections 14(a), 14(b), 14(c), 14(f) and 16 of the
                                Exchange Act and will be required to file its annual report on Form 10-K and quarterly reports on Form 10-Q. See "The Amalgamations -- Status as Foreign Private Issuer."

Certain U.S. Federal Income Tax
 Consequences.................  As to Sky Games and SGIHC, the Amalgamations
                                constitute, for U.S. federal income tax
                                purposes, liquidations under sections 332 and 337 of the Internal Revenue Code of 1986, as amended. In general, under U.S. tax principles, no gain or loss is recognized (i) to a liquidating corporation on the distribution of property in a complete liquidation or (ii) to the recipient of property distributed in a complete liquidation, if the recipient of such property owns stock (A) possessing at least 80 percent of the total voting power of the stock of such corporation and (B) which has a value equal to at least 80 percent of the total value of the stock of such corporation. The existing shareholders of Sky Games, for U.S. federal income tax purposes, should not recognize taxable income as a result of the Amalgamations. See "The Amalgamations -- Certain U.S. Federal Income Tax Consequences."

Anticipated Accounting
 Treatment....................  The Amalgamations will be accounted for under the purchase method of accounting. See "The
                                Amalgamations -- Anticipated Accounting
                                Treatment."

The Amendments and the
 Additional Actions

Effect of Shareholder
 Resolution...................  At the Special General Meeting, the Shareholder
                                Resolution will be considered for approval and adoption. If approved and adopted, the Shareholder Resolution will have the effect of approved and adopting each of the Amendments and Additional Actions.

The Amendments................  The Amendments: (i) provide the HIIC Entities the right to appoint a number of members of the Board and members of the executive, audit and compensation committees of the Board generally proportionate to their percentage ownership of Voting Shares, subject to certain conditions;
                                (ii) provide the HIIC Entities, as shareholders and through the HIIC Appointees sitting of the Board, with the right to approve specified major corporate actions; (iii) fix the size of the Board of 10 for as long as the HIIC Entities hold certain percentages of Voting Shares; (iv) require that at least two of the directors on the Board be outside directors and that the Compensation Committee be comprised of independent directors; (v) add provisions to enable the Amalgamated Company to take actions with respect to shareholders of the Amalgamated Company who could reasonably be expected to cause any company engaged in the gaming business in any jurisdiction not to obtain, maintain or renew any licenses or approvals necessary to conduct the gaming business; (vi) add provisions regarding the qualification of any director or officer who could reasonably be expected to cause any company engaged in the gaming business in any jurisdiction not to obtain, maintain or renew any licenses or approvals necessary to conduct the gaming business; (vii) permit amendment to the Bye-Laws by a vote of a simple majority of the votes cast at a general meeting of the shareholders of the Amalgamated Company, other than provisions relating to the HIIC Entities' shareholder approval rights; (viii) authorize the Board to designate the rights attaching to the new Class A

                                Preference Shares and redeemable Class B
                                Preference Shares, par value $.01 per share (the "Class B Preference Shares"); (ix) permit shareholders of the Amalgamated Company to issue irrevocable proxies with respect to their holdings of Common Stock; and (x) make certain technical corrections to the Bye-Laws. See "The Amalgamations -- Interests of Certain Persons in the Amalgamations and -- Related Agreements" and "The Amendments."

The Name Change...............  Changing the name of the Company to "Interactive
                                Entertainment Limited" is required to preserve the corporate identity of IEL following the Amalgamations.

The Change in Par Value.......  Changing the par value of the Common Stock from
                                Cdn.$.01 to U.S.$.01 per share is intended to reflect the increasing importance of the U.S. capital markets to Sky Games.

Capitalization Change.........  In order to consummate the B/E Conversion, an increase in the authorized share capital of Sky Games by the creation of a new class of Class A Preference Shares is required. Pursuant to an agreement with B/EA, Sky Games' outstanding promissory note to B/EA in the approximate amount of $2.6 million (including accrued and unpaid interest) is to be converted into approximately 2,600 shares of such new Class A Preference Shares. The Class A Preference Shares would be convertible at B/EA's option into shares of Common Stock determined according to a formula and shall pay cumulative dividends quarterly at an annual rate of 9% per $1,000.00. Sky Games, at its option, could redeem the Class A Preference Shares at a redemption price equal to $1,000.00 per share plus any accrued and unpaid dividends thereon. The Class A Preference Shares shall have no voting rights. See "Recent Developments -- B/E Conversion."

                                Additionally, in order to provide Sky Games with increased flexibility with respect to financing, the creation of a class of Class B Preference Shares is also proposed. The Board would have the discretion, subject to the rights of the HIIC Entities, to determine when any such Class B Preference Shares would be issued and what rights would attach to such shares.

Recommendation of the Board
 of Directors................   The Board believes that the Amendments and the
                                Additional Actions are fair to and in the best interests of its shareholders and, therefore, unanimously recommends that the Sky Games shareholders vote to approve and adopt the Shareholder Resolution which will have the effect of approving and adopting the Amendments and the Additional Actions. If the Shareholder
                                Resolution is not approved by the shareholders of Sky Games, the Amalgamations and the B/E
                                Conversion will not be consummated.

Price Range of Common Stock

     Common Stock is quoted on the NASDAQ SmallCap Market under the symbol "SKYGF." Following the Amalgamations, Sky Games anticipates that the Amalgamated Company's trading symbol will be changed. It has not yet been determined what the Amalgamated Company's new trading symbol will be.

     The following table sets forth the closing bid and ask price per share of Common Stock on the SmallCap Market on February 24, 1997, the business day preceding public announcement of the Amalgamations and the Management Incentive Plan and the Director Stock Plan, and on May 12, 1997:

                            Common Stock
                            ------------


                                 Bid           Ask
February 24, 1997........        $4 5/8        $5

May 12, 1997.............        $3 1/8        $3 1/2



     Shareholders are advised to obtain current market quotations for Common Stock. No assurance can be given as to the market price of Common Stock at or after the effective time of the Amalgamations.


                        Selected Financial Information

     The following tables set forth selected historical financial information for IEL and for Sky Games for each of the three fiscal years in the period ended February 28, 1997. The historical financial information for Sky Games for each of the aforementioned three fiscal periods is presented in accordance with United States generally accepted accounting principles ("GAAP") principles with a reconciliation to Canadian GAAP. Such data should be read in conjunction with the consolidated financial statements of Sky Games and the related notes thereto included in the documents incorporated by reference in this Proxy Statement.


               Selected Historical Financial Information of IEL

     The following selected historical financial information of IEL with respect to each annual period in the three-year period ended February 28, 1997 is derived from the financial statements of IEL which have been prepared by Sky Game's independent auditors, Buckley Dodds, independent public accountants. The historical financial information of IEL for 1995 is for the two months ended February 28, 1995. All dollar amounts are in U.S. dollars.


                                            Years Ended February 28 and 29,
                                         -------------------------------------
                                            1997          1996         1995
                                         -----------   -----------   ---------

Income Statement Data:

Interest income....................      $    18,865   $    48,728   $   2,198
Expenses
  General and administrative.......          686,462       363,622      27,584
  Consulting and contract labor....          501,299       560,015      53,795
  Marketing........................          316,150       162,817      24,172
  Legal............................           (4,007)      211,459      55,729
  Travel...........................          198,587       195,049       2,480

  Management fee...................     120,000       120,000      20,000
  Depreciation.....................      43,581         3,718          --
  Net income (loss) before taxes...  (1,843,207)   (1,567,952)   (181,662)
  Income tax.......................      20,938            --          --
  Net loss.........................  (1,864,145)   (1,567,952)   (181,662)



                                     February 28,  February 29,  February 28
                                         1997          1996          1995
                                         ----          ----          ----
Balance Sheet Data:
Total assets.......................  $2,119,219    $1,743,485          --
Total current liabilities..........     732,978       493,099     181,662
Shareholders' equity...............   1,386,241     1,250,386    (181,662)




             Selected Historical Financial Information of Sky Games

     The following selected historical consolidated financial information of Sky Games with respect to each year in the three-year period ended February 28, 1997 is derived from and should be read in conjunction with the consolidated financial statements of Sky Games. The consolidated financial statements of Sky Games for each year in the three-year period ended February 28, 1997 are included in documents incorporated by reference in this Proxy Statement. Such consolidated financial statements have been audited by Buckley Dodds, independent public accountants. All dollar amounts are in U.S. dollars. See "Available Information" and "Incorporation of Documents by Reference."

                                                        Years Ended
                                            ----------------------------------

                                             February     February     February
                                               28,          29,          28,
                                               1997         1996         1995
                                               ----         ----         ----
Income Statement Data:
Revenues
Interest Income............................ $    63,738   $   118,163   $   111,566
Other......................................         ---          ----         7,174
Expenses
Administration.............................   3,277,601     3,122,156     2,647,912
Write down of assets.......................   1,377,279       315,456       233,548
Contract buy-out...........................         ---          ----     2,500,000
Net loss before non-controlling interest...  (4,553,142)   (3,320,449)   (5,262,720)
Non-controlling interest...................     372,829       313,590        36,332
                                            -----------   -----------   -----------
Net loss...................................  (4,180,313)   (3,006,859)   (5,226,388)
Net loss per share.........................       (0.51)        (0.38)        (0.73)



                                            February       February     February
                                               28,           29,           28,
                                              1997           1996         1995
                                              ----           ----         ----

Balance Sheet Data:
Working capital............................    (172,131)     (279,597)     (521,575)
Total assets...............................   3,524,576     3,860,935     3,601,596
Long-term debt.............................         ---     2,346,028     2,550,000
Shareholders' equity.......................   3,524,576/(i)/  (54,175)     (695,455)

Reconciliation to Canadian GAAP
shareholders equity........................   3,524,576     403,100    (233,180)



------------------
/(i)/ Reflects the conversion of $2,600,000 promissory note to B/EA into Class A
           Preference Shares and the exercise of warrants during the course of the year ended February 28, 1997.

 Selected Unaudited Pro Forma Consolidated Financial Information of Sky Games

          The following selected unaudited pro forma consolidated statements of operations data and other financial data for the year ended February 28, 1997 and selected unaudited pro forma consolidated balance sheet data as of February 28, 1997 have been prepared from the historical financial statements of IEL, SGIHC and Sky Games. The selected unaudited pro forma consolidated financial information is presented for illustrative purposes only, and therefore is not necessarily indicative of the operating results and financial position that might have been achieved had the Amalgamations occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position which may occur in the future.

          The selected unaudited pro forma consolidated results of operations and other financial data presented herein have been prepared as if the Amalgamations had been consummated on March 1, 1996. The selected unaudited pro forma consolidated balance sheet data as of February 28, 1997 reflects the Amalgamations as if they had occurred on March 1, 1996.

          The selected unaudited pro forma consolidated financial information for the respective periods presented should be read in conjunction with the historical consolidated financial statements and notes thereto of Sky Games which are included in documents incorporated by reference in this Proxy Statement and the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Proxy Statement. See "Available Information," "Incorporation of Documents by Reference" and "Unaudited Pro Forma Condensed Consolidated Financial Information."


                               IEL and Sky Games
             Unaudited Pro Forma Combined Condensed Balance Sheet
                               February 28, 1997


                                         At February 28, 1997
                               -----------------------------------------
Assets
Current
Cash..........................................  $  1,689,514
Accounts receivables..........................        76,000
Prepaid expenses..............................        61,975
Notes receivable..............................        43,768
                                                ------------
                                                   1,871,257
Computer gaming technology....................           ---
Due from affiliated company...................           ---
Software development..........................     1,357,869
Capital assets................................     1,358,890
                                                ------------
                                                $  4,588,016
                                                ============
Liabilities
Current.......................................
Payables and accruals.........................  $    393,388
Loans payable.................................           ---
                                                ------------
                                                     393,388
                                                ------------
Shareholders' equity
Common shares.................................       162,152
Contributed surplus...........................    17,569,057
Preferred shares..............................     2,600,000
Deficit.......................................   (16,136,581)
                                                ------------
                                                   4,194,628
                                                ------------
                                                $  4,588,016
                                                ============

                               IEL and Sky Games
          Unaudited Pro Forma Combined Condensed Statement Of Income
                         Year Ended February 28, 1997

                                                  As of February 28, 1997
                                                  -----------------------
EXPENSES
  Consulting and contract labor................            $1,108,492
  Travel, and advertising and promotion........               625,945
  Office and administration....................               443,908
  Professional fees............................               315,929
  Interest and bank charges....................               300,388
  Management fees..............................               211,000
  Investors relations and corporate awareness..               120,082
  Amortization.................................                87,976
  Exchange loss................................                20,793
  Filing and listing fees......................                20,301
  Repairs and maintenance......................                18,236
  Transfer agent...............................                 4,551
                                                            3,277,601
                                                          -----------

LOSS FROM OPERATIONS...........................            (3,277,601)
                                                          -----------

OTHERS
  Interest income..............................                63,738
  Write-down of assets.........................            (1,796,554)
                                                          -----------
                                                           (1,732,816)
                                                          -----------

Net loss for the year..........................            (5,010,417)
Deficit, beginning of year.....................           (11,126,164)
                                                         ------------
Deficit, end of year...........................          $(16,136,581)
                                                         ============
Loss per share.................................          $      0.292
                                                         ------------
Weighted average common shares outstanding.....            17,134,000
                                                         ------------

                              RECENT DEVELOPMENTS


Product Developments

     IEL continues to integrate the Company's software with the Matsushita network and operating system and other third party provided software with which the software is also required to be integrated in accordance with the requirements under IEL's agreements with Singapore Airlines. IEL believes it is in the final stage of this integration. As of the most recent testing of the Company's software and the Matsushita system, it appears that recent software upgrades by Matsushita have resulted in improved stability of the Company's software on the Matsushita system. However, the software is not yet fully integrated on the Matsushita network and operating system utilized by Singapore Airlines. While it is currently anticipated that there will be another test of the Matsushita network and operating system late in the second quarter, neither HIEC nor Sky Games can predict whether or when the test will occur. Even if the test does occur and it is successful, neither HIEC nor Sky Games can predict whether or when the software will become operational on the Matsushita system utilized by Singapore Airlines. The Company continues to believe the success of its software on Singapore Airlines will be critical to its ability to secure additional airline contracts. IEL recently bid on a contract with a European charter airline and lost the bid to one of IEL's competitors. IEL has yet to receive any revenues under its agreement with Singapore Airlines and may never receive any such anticipated revenues if its software cannot be successfully integrated with the Matsushita network and operating system utilized by Singapore Airlines. Unless the Amalgamated Company receives revenues under the agreements with Singapore Airlines or obtains alternate financing, the Amalgamated Company will not have funds with which to satisfy its obligations, which will have a material adverse effect on the Amalgamated Company. See
"-- B/E Conversion" and "-- Private Placement of Debentures."

Option Plans

     In anticipation of the Amalgamations and the need following the Amalgamations to be able to attract and motivate the caliber of managers necessary to help the Amalgamated Company fulfill its mission of becoming the preeminent provider of in-flight entertainment content, the Board has adopted a Management Incentive Plan (the "MIP") pursuant to which options for 4,070,105 shares of Common Stock (17.2% of the outstanding Common Stock on the Record Date on an Adjusted Outstanding Basis, assuming the issuance to HIIC of 5,879,040 shares of Common Stock and the issuance of 1,000,000 shares of Common Stock in connection with the conversion of the HIIC Loan). The Board has the authority to determine the allocation and vesting requirements, if any, for such options under the MIP. It is the Board's intention that vesting of the options to be issued under the MIP will create performance incentives for management because a percentage of the options under the MIP will only be exercisable upon the achievement of significant increases in the trading price of the Common Stock and another percentage will vest upon satisfaction of continued employment and of other performance goals. The Board also adopted on December 6, 1996, a Directors Option Plan covering 500,000 shares of Common Stock pursuant to which all directors holding office at December 10th of each year will automatically be granted options for 10,000 shares of Common Stock at the trading price on such day.

B/E Conversion

     In December 1994, Sky Games discontinued an engineering and marketing arrangement with B/EA. As part of the termination, Sky Games issued to B/EA a promissory note in the original principal amount of U.S.$2.5 million at 12% per annum to be payable from the proceeds of a public offering by Sky Games or through the conversion of the note into Common Stock. The note to B/EA, in the approximate amount of U.S.$2.6 million as of October 30, 1996 (including accrued and unpaid interest), is to be converted into the number of shares of Class A Preference Shares which is determined by dividing the loan amount by U.S.$1,000.00. The Class A Preference Shares shall be convertible at any time into a number of shares of Common Stock, determined by dividing U.S.$1,000.00 per share of Class A Preference Shares, plus any accrued and unpaid dividends thereon by:
(i) prior to February 28, 1999, a conversion price equal to 70% of the average mean of the closing bid and ask prices of the Common Stock for the 20 trading days prior to the conversion (the "Market Price"); (ii) after February 28, 1999 and prior to August 31, 1999, a conversion price equal to 65% of the Market Price; and (iii) after August 31, 1999, a conversion price equal to 60% of the Market Price. In the event the aggregate value of (i) the number of shares of Common Stock then issued upon conversion of the Class A Preference Shares multiplied by the then prevailing Market Price plus (ii) the number of shares of Common Stock issuable upon further conversion of the Class A Preference Shares in accordance with the foregoing formula multiplied by the then prevailing Market Price plus (iii) all amounts received by B/EA in redemption of the Class A Preference Shares by Sky Games plus (iv) all amounts received by B/EA as proceeds from the sale of shares of Common Stock issued upon conversion of the Class A Preference Shares is less than the loan amount, then Sky Games would be obligated to either (x) issue such additional number of shares of Common Stock to B/EA such that at the Market Price the aggregate value of B/EA's Common Stock, Class A Preference Shares and redemption proceeds would equal the loan amount or (y) purchase all Common Stock and Class A Preference Shares issued to B/EA for an amount equal to the loan amount less B/EA's prior redemption proceeds. Dividends on the Class A Preference Shares would be cumulative as of February 28, 1997 and payable quarterly at an annual dividend rate of 9% per $1,000.00. Sky Games, at its option, could redeem the Class A Preference Shares, in whole or in part, at any time and from time to time, at a redemption price of $1,000.00 per share to be redeemed plus any accrued and unpaid dividends thereon. Sky Games would not be required to redeem the Class A Preference Shares. Upon liquidation, holders of the Class A Preference Shares will be entitled to repayment of an amount equal to $1,000 per share plus accrued and unpaid dividends, prior to any distributions to holders of Common Stock. The Class A Preference Shares will not have any voting rights. B/EA will have, subject to certain conditions, one demand registration right with respect to not less $2 million of the shares of Common Stock received pursuant to a conversion of the Class A Preference Shares and the right to include its shares of Common Stock received upon conversion of the Class A Preference Shares in registered offerings by the Amalgamated Company. Were B/EA to convert the Class A Preference Shares into Common Stock and exercise its demand registration rights, a substantial increase in the number of shares of Common Stock available for trading would occur. The Amalgamated Company's ability to pay dividends on the Class A Preference Shares is dependent upon receiving revenue from IEL's contract with Singapore Airlines or obtaining alternate financing, as to which there can be no assurance. Failure to make such payments would have a material adverse effect on the Amalgamated Company. In the event that the Class A Preference Shares issued to B/EA are converted into Common Stock, the Conversion Shares to be issued to HIIC as consideration for the Amalgamations shall be adjusted for any dilution from such conversion of Class A Preference Shares. See "The Amalgamations -- Adjustments to Amalgamation Consideration." HIIC also will have preemptive rights pursuant to the Registration and Preemptive Rights Agreement which is to be entered into in connection with the Amalgamations. See "The Amalgamations -- Related Agreements."

Private Placement of Debentures

     Sky Games has entered into an engagement letter pursuant to which it has retained London Select Enterprises, Ltd. ("Broker") to make a private placement pursuant to Regulation S under the Securities Act of up to $3.5 million of 8% convertible debentures due March 31, 1999 (the "Debentures") which are convertible into shares of Common Stock on a best efforts basis (the "Debenture Placement"). As of May 9, 1997, Sky Games has closed sales of $763,250 of Debentures. Based upon discussions with Broker, Sky Games anticipates that it will close sales of between $1.8 million and $2.25 million of Debentures. However, there can be no assurance as to the exact amount, if any, of additional sales of Debentures which may be closed. One-third of the Debentures shall be convertible at any time after 60 days, one-third shall be convertible after 90 days; and the balance shall be convertible after 105 days into Common Stock at the lower of 85% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the execution by the subscriber of its individual subscription for Debentures or 77.5% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the date of conversion. Sky Games will pay Broker 8.0% of the gross proceeds from the sale of the Debentures. As additional compensation for the Debenture Placement, Sky Games had agreed that Broker would receive warrants exercisable at any time within five years of the date such warrants were issued to Broker to purchase up to 125,000 shares of Common Stock for 120% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the date of issuance and up to 25,000 shares of Common Stock at the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the date of issuance. However, Sky Games and Broker are continuing to negotiate the amount of the aforementioned warrants. The Amalgamated Company's ability to pay interest on the Debentures is dependent upon receiving revenue from IEL's contract with Singapore Airlines or obtaining alternate financing as to which there can be no assurance. Failure to make such payments would have a material adverse effect on the Amalgamated Company. Additionally, with respect to the Debentures, HIIC will have preemptive rights pursuant to the Registration and Preemptive Rights Agreement which is to be entered into in connection with the Amalgamations. See "The Amalgamations -- Related Agreements."

February 28, 1997 Year-End Results

     Through the current year ended February 28, 1997, the Company concentrated its financial and physical resources on IEL's efforts to develop its gaming software. The Company continued its marketing efforts to potential international airline customers through product awareness programs and direct information meetings. Sky Games' ongoing financial requirements have been funded through private equity placements and exercise of share purchase warrants by investors. Fiscal 1997 revenue was solely interest income of $63,738 compared to $118,163 in 1996.

     Fiscal 1997 operating expenses, discussed hereunder, are higher than the prior year, reflecting the Company's increasing cost of implementing IEL's software and system. Interest costs for 1997 decreased $305,541 to $300,388 compared to $605,929 for 1996, reflecting Company's efforts to eliminate its reliance on debt instruments.

     Operating expenses for fiscal 1997 were $3,277,601 compared to $3,123,156 for 1996. The 1997 expenses include $1,883,010 for IEL for business and software development, product marketing, management and administration of its industry programs compared to $1,616,679 for the year ended February 29, 1996. Office and administration costs decreased $98,807 in fiscal 1997 being $443,908 compared to $542,715 in 1996. IEL costs were $283,088 compared to $363,622. This reduction reflects closure of representation offices in Los Angeles, California and Las Vegas, Nevada in October 1995. Travel, advertising and promotional costs were $625,945 for 1997, an increase of $166,448 over 1996 costs of $459,497. IEL costs were $514,736 for 1997 compared to $357,866 for 1996.

     Consulting and technical contract labor costs increased $480,566 to $1,108,492 for 1997 compared to $627,926 in 1996. The 1997 costs include
$870,183 for IEL compared to $560,015 for 1996. Professional fees at $315,929 for 1997 were $15,776 higher than the 1996 cost of $300,153. IEL expense was $51,423 for 1997 compared to $211,459 for 1996. The current costs of $315,929 includes professional legal service costs relative to the Amalgamations.

     Fiscal 1997 management fees were $211,000 compared to $171,307 for 1996. Fees include $120,000 to HIEC. Investor relations and corporate awareness costs amounted to $120,082 for 1997, an increase of $27,364 on 1996 costs of $92,748. During the year, the Company engaged the services of The Financial Relations Board to provide for investor relations.

     Subsequent to February 28, 1997, the Company assessed the book value of its assets relative to current market value and U.S. GAAP requirements and, in conjunction with its independent auditors, wrote down the carried value of certain assets by $1,796,554 to reflect anticipated realization values based on current utilization plans and market conditions.

Cancellation of Performance Shares

     When Sky Games acquired the rights to the in-flight gaming software from Sky Games International, Inc. ("SGII") on November 7, 1991, a portion of the consideration was 3,000,000 shares of Common Stock which, according to then applicable requirements, were placed in escrow, to be released on the basis of one share for each U.S.$1.78 of net cash flow generated from the assets over a ten-year period (the "Performance Shares"). The Performance Shares were issued at a price of U.S.$.01 per share with 2,000,000 shares issued to SGII (87% of the outstanding stock of which is owned by James P. Grymyr, a director of Sky Games, and his wife) and 1,000,000 shares issued to Anthony Clements, a director of Sky Games. An additional 525,000 shares which were issued to Dr. Rex E. Fortescue, formerly a director of Sky Games, are held in the escrow on the same terms and are also included as Performance Shares. Each of Messrs. Clements and Fortescue, as of April 30, 1997, have agreed to allow Sky Games to redeem and cancel the Performance Shares when and if they are released from escrow for any reason whatsoever (the "Redemption Agreement"). As consideration for such agreement to tender the Performance Shares for cancellation by the Amalgamated Company in the event they are ever released from the escrow, Sky Games has issued to Messrs. Clements and Fortescue, 333,333 and 175,000 shares of Common Stock, respectively. SGII, as of April 30, 1997, has also agreed that it will tender the 2,000,000 Performance Shares for cancellation by the Amalgamated Company which it holds when and if such Performance Shares are released from escrow for any reason whatsoever. As consideration of such agreement, Sky Games has forgiven the outstanding balance of a note made by SGII to Sky Games in the approximate amount of $549,651 and has issued to SGII 80,590 shares of Common Stock (the "Redemption and Cancellation Agreement"). In the event the Performance Shares are not released prior to six months after the end of Sky Games' financial year ending in the year 2002, the Performance Shares will automatically be cancelled in accordance with the terms of the escrow agreement.

     Each of Messrs. Cements and Fortescue and SGII have the right to include the 588,923 shares of Common Stock issued in connection the transactions contemplated by the Redemption Agreement and the Redemption and Cancellation Agreement in certain registered offering conducted by Sky Games prior to February 25, 1999. As part of the agreements to allow the redemption and cancellation of the Performance Shares, the holders of the Performance Shares have agreed to issue an irrevocable proxy to a national banking association selected by HIIC and approved by Sky Games, and such bank will agree to enter into an agreement not to vote the Performance Shares at any General Meeting of Shareholders or otherwise. The irrevocable proxy and the agreement not to vote the Performance Shares will terminate upon the cancellation of the Performance Shares.

Change in Fiscal Year End

     At its April 23, 1997 meeting at which the Board approved the Amalgamations, the Amendments and the Additional Actions and voted to recommend the Amendments and Additional Actions to the shareholders, the Board approved and adopted a resolution changing the fiscal year end of Sky Games to December 31 of each year from the last day of February of each year.

Consulting Agreement

     Sky Games and Mr. Grymyr have entered into a consulting agreement (the "Consulting Agreement") whereby Mr. Grymyr would provide certain consulting services to Sky Games. Under the terms of the Consulting Agreement, as consideration for his past and future consulting services, Sky Games has agreed to issue to Mr. Grymyr 586,077 shares of Common Stock, upon the earlier of his termination as consultant to Sky Games or the termination of the Consulting Agreement on April 30, 1998.

                                 RISK FACTORS

     The following risk factors should be considered carefully by the shareholders of Sky Games in connection with voting upon the Shareholder Resolution and considering the Amendments and the Additional Actions.

Integration of the Businesses

     The Amalgamations involve the integration of two companies that have previously operated independently. There can be no assurance that the Amalgamated Company will not encounter difficulties in integrating the operations of IEL with those of Sky Games or that the benefits expected from such integration will be realized. Prior to the Amalgamations, the affairs of IEL were managed by HIEC. Following the Amalgamations, the personnel of Sky Games and IEL will be responsible for administering the business of the Amalgamated Company. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the Amalgamated Company's business, operating results or financial condition. Furthermore, there can be no assurance that the resulting structure will facilitate the Amalgamated Company's ability to raise capital or avail itself of business opportunities.

Management of the Amalgamated Company's Operations

     Since its creation effective as of December 30, 1994, the management of Sky Games' operating subsidiary, IEL, has been administered and operated on a day-to-day basis by HIEC and, subject to an annual plan adopted by the board of directors of IEL, HIEC has controlled IEL's operational activities. Sky Games initially sought Harrah's Entertainment, Inc. as a joint venture partner and entered into the Management Agreement granting to HIEC an exclusive right to manage IEL's operations, because Sky Games did not have the requisite management ability and believed that HIEC's management resources would contribute to the success of IEL's operations. Following the Amalgamations, the Amalgamated Company will manage its own operations with substantially the same personnel as HIEC now uses to manage IEL's operations, but without HIEC or any of the other HIIC Entities directing operations, without the Amalgamated Company being able to use the "Harrah's" name and without the full availability of Harrah's experience in the gaming entertainment industry. HIEC has agreed to provide certain interim back-office and administrative services, on a cost-plus basis, which is expected to result in terms more favorable than the Amalgamated Company would be able to obtain from an un-affiliated third party. However, HIEC may have provided certain services to IEL at a cost less than the Amalgamated Company may be able to obtain independently from a third party following the Amalgamations. There can be no certainty that the personnel of the Amalgamated Company following the Amalgamations will be able to successfully manage the Amalgamated Company's operations without the oversight and resources of HIEC.

Uncertainty of Achieving Business Objective

     The business of Sky Games is currently focused on having HIEC develop IEL's in-flight gaming software and becoming the preeminent provider of in-flight entertainment content. Given the inherent difficulties of developing a technologically complex product such as the software for its gaming system and the delays which IEL has already experienced in trying to integrate its software with the Matsushita network and operating system and third party provided software, there can be no assurance as to when or whether the Amalgamated Company will be any more successful in this business effort than in its earlier business ventures, regardless of whether the Amalgamations are consummated. Currently, it is not expected that any significant revenues will be received under IEL's agreements with Singapore Airlines in 1997, nor can it be predicted when or whether any such revenues will first be received. See "Recent Developments -- Product Developments."

Realization of Anticipated Benefits to Amalgamations

     The Amalgamations involve a change in the capital structure of Sky Games and IEL. An intended benefit of the Amalgamations is to enable the Amalgamated Company to raise capital with more favorable pricing and on a more efficient basis than Sky Games has been able to achieve. This anticipated benefit is speculative insofar as it is dependent upon improved recognition by the markets of value that the management of Sky Games believes is already present in Sky Games prior to the Amalgamations but is obscured by Sky Games' complex capital structure. There can be no certainty that such increased value will be realized following the Amalgamations nor that there will be any tangible benefit to Sky Games from the Amalgamations. See "The Amalgamations -- Analysis of Financial Advisor."

Substantial Increase in the Number of Outstanding Shares of Common Stock

     The Amalgamations, when consummated, will result in substantial increase in the number of outstanding shares of Common Stock. As a result of the issuance of the 5,879,040 Conversion Shares, the conversion of the HIIC Loan of up to $1,000,000 into shares of Common Stock at U.S.$1.00 per share upon consummation of the Subsidiary Amalgamation, the issuance of 1,175,000 shares of Common Stock as consideration for various agreements with the holders of the Performance Shares, and the agreed-upon future cancellation of 3,525,000 Performance Shares, the percentage of outstanding stock on the Record Date held by non-management shareholders who are not affiliates of management is anticipated to decrease from 74.9% to 53.9% (60.3% to 42.8%, on an Adjusted Outstanding Basis). Concurrently, the percentage of stock held by the HIIC Entities is anticipated to increase from 0% to 38.6% (0% to 29.1%, on an Adjusted Outstanding Basis). The percentage of outstanding stock on the Record Date held by management and directors would decrease from 25.1% to 7.5% (39.7% to 28.1% on an Adjusted Outstanding Basis). Taking into account the Amalgamations, the total number of shares outstanding on the Record Date, on an Adjusted Outstanding Basis, is anticipated to increase from 16,732,653 to 23,611,693, giving effect to the cancellation of the 3,525,000 Performance Shares and the issuance of 1,175,000 shares of Common Stock to the holders of the Performance Shares. See "Summary -- Effect of the Amalgamations," "Recent Developments -- Option Plans and -- Cancellation of the Performance Shares", "The Amalgamations -- Related Agreements" and "The Amalgamations -- Analysis of Financial Advisor."

Discretion of Largest Shareholder to Appoint Certain Members of the Board of Directors and Approve Specified Corporate Actions

     Prior to the Amalgamations, HIIC owned 20% of the capital stock of IEL and did not own any capital stock or other securities of Sky Games and had no representation on the Board. Following the Amalgamations, HIIC will become the largest shareholder of the Amalgamated Company, holding up to approximately 38.6% of the outstanding shares as of the Record Date, assuming the cancellation of the Performance Shares, the issuance of 1,175,000 shares pursuant to the Redemption Agreement, the Redemption and Cancellation Agreement and the Consulting Agreement, the issuance of the Conversion Shares and the conversion of the HIIC Loan (29.1% on an Adjusted Outstanding Basis) in exchange for HIIC's ownership interest in IEL and rights under the Shareholders Agreement and HIEC's rights and expected income under the Management Agreement. After the Amalgamations, the HIIC Entities will gain certain Board representation rights and, subject to certain conditions, the right as shareholders and through their board appointees to approve specified major corporate actions and other rights. Additionally, HIEC and the Amalgamated Company will enter into a Continuing Services Agreement. See "The Amalgamations -- Interests of Certain Persons in the Amalgamations" and "-- Related Agreements" and "Amendments -- Board Representation and -- Approval Rights." Consequently, following the Amalgamations, the HIIC Entities will be able to exercise substantial control over certain corporate actions of the Amalgamated Company. Such control or share ownership may also have the effect of delaying or preventing a change in control of the Amalgamated Company, impede a merger, consolidation, takeover or other business combination involving the Amalgamated Company or discourage a potential acquiror from making a tender offer or otherwise attempting to gain control of the Amalgamated Company.

Inability to Integrate Software

     IEL has been attempting to integrate its in-flight gaming software with the Matsushita network and operating system and other third party provided software with which it is also required to integrate for over a year with limited success. Although IEL believes the software will ultimately be successfully integrated, there is no assurance of such success or, if it does occur, when it will occur. The Matsushita system is only one of several competing systems used by major airlines, and the software will need to be integrated with each system if the software is to be sold to an airline using a different system. It is likely the same or similar problems as encountered integrating with the Matsushita system will be encountered with competing systems.

New and Untested Product

     No airline has implemented a full scale program of in-flight gaming. Assuming IEL or any of its competitors can successfully launch a program, it is unknown what the acceptance will be of such a program by passengers or what the actual level of utilization will be. Many cultures do not approve of gaming and many countries have prohibitions against or restrictions on gaming. It is unknown how these cultural preferences may affect demand for in-flight gaming or how provision of in-flight gaming might be regulated. Currently, gaming is prohibited under U.S. law on flights to or from the United States on a foreign air carrier, as well as all international flights of U.S. carriers and all commercial flights within U.S. airspace. There can be no assurance that other jurisdictions will not impose similar restrictions or restrictions on advertising or similar promotional efforts which could reduce utilization of the program from projected levels. Also, individual airlines may place restrictions on aggregate and per-player losses, limitations on the amount of individual wagers or other restrictions, which may limit the amount of revenue generated by in-flight gaming. Geographically broad rejection of in-flight gaming or limitations or prohibitions on conducting in-flight gaming could prevent a market developing for in-flight gaming software.

                           SHAREHOLDER EQUITY TABLE

     The following table sets forth the shareholder equity of Sky Games as of February 28, 1997, and the Amalgamated Company as adjusted to reflect the Amalgamations, the HIIC Loan and the HIIC Equity Commitment. See also "Summary -- Selected Financial Information."

                                                                                  February 28, 1997
                                                                                  -----------------
                                                                         Actual            As Adjusted/(1)(2)/
                                                                       ---------------------------------------
Shareholders Equity (Deficit):
Common Stock, $.01 par value; 50,000,000 shares authorized;
  13,304,405 issued and outstanding; 17,833,445 issued and
  outstanding as adjusted.....................................             106,752                162,152

Class A Preference Shares, U.S.$.01 par value; 3,000 shares
  authorized; 2,600 allotted; 2,600 issued and outstanding as
  adjusted....................................................                  26                     26

Class B Preference Shares, U.S.$.01 par value; 5,000,000 shares authorized; no shares issued and outstanding; no shares issued
  and outstanding as adjusted.................................                  --                     --

Contributed Surplus...........................................          15,324,379             20,168,974

Class A Preferred, 2,600 shares authorized; 2,600 issued and
  outstanding as adjusted.....................................               2,574                  2,574

Deficit.......................................................         (15,763,752)           (16,136,581)
                                                                       -----------            -----------
                                                                         2,267,379              4,194,628

---------------------------
/(1)/Reflects the issuance of the Conversion Shares in connection with the Amalgamations, the conversion of the HIIC Loan and the exercise of the HIIC Equity Commitment. See "Summary -- Selected Financial Information,"
     "-- Selected Unaudited Pro Forma Consolidated Financial Information of Sky Games."

/(2)/Management of Sky Games does not intend to exercise the HIIC Equity
     Commitment if the Amalgamated Company is able to procure alternate financing.

                                  THE MEETING

Special General Meeting

     The Special General Meeting is to be held at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois June 16, 1997, at 8:30 a.m., Central Daylight Savings Time.

     Amalgamations. Under the Amalgamation Agreement, among other things, IEL would be amalgamated with and into SGIHC, and SGIHC would then be amalgamated with and into Sky Games with the Amalgamated Company resulting from the Amalgamations. The outstanding shares of IEL common stock held by HIIC would be converted into 5,879,040 shares of Common Stock. The Conversion Shares are subject to adjustment in certain circumstances described herein. See "The Amalgamations -- Adjustments to the Amalgamation Consideration."

     At the Special General Meeting, the shareholders of Sky Games will be asked to consider and vote upon a Shareholder Resolution which would have the effect of amending the Bye-Laws of Sky Games, changing the name of Sky Games, changing the par value of the Common Stock, and increasing the authorized share capital of Sky Games. The Shareholder Resolution is required in order for Sky Games to consummate the Amalgamations and for Sky Games to consummate the B/E Conversion.

     Amendments. The Amendments to the Bye-Laws of Sky Games will have the effect discussed in "The Amendments."

     Additional Actions. The Shareholder Resolution also provides for the following Additional Actions: (i) changing the name of Sky Games to "Interactive Entertainment Limited"; (ii) changing the par value of the Common Stock to U.S.$.01 per share from Cdn.$.01 per share; and (iii) increasing the authorized share capital of Sky Games by the creation of 3,000 Class A Preference Shares, par value U.S.$.01 per share and 5,000,000 Class B Preference Shares, par value U.S.$.01 per share.

     Recommendations. The Board has unanimously approved the Amalgamation Agreement, the Amendments and the Additional Actions and recommends a vote FOR adoption and approval of the Shareholder Resolution as a means to approve and adopt the Amendments and the Additional Actions. IF THE SHAREHOLDER RESOLUTION IS NOT APPROVED BY THE REQUISITE VOTE OF THE SHAREHOLDERS OF SKY GAMES THE AMALGAMATIONS AND THE B/E CONVERSION WILL NOT BE CONSUMMATED.

Quorum

     The presence, in person or by proxy, at the Special General Meeting of at least two shareholders entitled to vote is necessary to constitute a quorum at the Special General Meeting.

Vote Required

     The affirmative vote of not less than three-fourths of the votes cast at the Special General Meeting is required to adopt and approve the Shareholder Resolution. If the Amendments and Additional Actions were considered separately, the affirmative vote of not less than three-fourths of the votes cast at the Special General Meeting would be required to approve and adopt the Amendments and the affirmative vote of not less than a majority of the votes cast at the Special General Meeting would be required to adopt and approve the Additional Actions. However, if the Amendments and Additional Actions were considered separately the approval of each would be conditional upon the approval of the other.

Record Date; Shares Entitled To Vote

     The Board has established the Record Date as April 21, 1997, which is the date used to determine those record holders of Common Stock to whom notice of the Special General Meeting will be sent. However, under Bermuda law, regardless of whether this Notice and Proxy Statement were received, all of the shareholders of record of Sky Games are entitled to be present and vote at the Special General Meeting. On the Record Date, there were 13,304,405 shares of Common Stock outstanding, with each share entitled to one vote with respect to the Amalgamations. Except for Cede & Co., Howe & Co., Anthony Clements, and SGII, on the Record Date there were no other persons known to the management of Sky Games to be the beneficial owners of 5% or more of the outstanding Common Stock. Pursuant to the irrevocable proxy granted in connection with the Redemption Agreement and the Redemption and Cancellation Agreement, Mr. Clements and SGII, respectively, have agreed to grant their proxy for 3,000,000 of the Performance Shares to a national banking association which will enter into an agreement not to vote such shares.

Voting of Proxies

     Shares represented by all properly executed proxies received prior to the Special General Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR adoption and approval of the Shareholder Resolution and, therefore, for the Amendments and the Additional Actions at the Special General Meeting. It is not expected that any matter other than those referred to herein will be brought before the Special General Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocation of Proxies

     Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Special General Meeting by
(i) filing a written revocation with the Secretary of Sky Games prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the Special General Meeting and voting in person. Attendance by a shareholder at the Special General Meeting will not in and of itself revoke his or her proxy.

Solicitation of Proxies

     Solicitation of proxies for use at the Special General Meeting may be made in person or by mail, telephone, telecopy or telegram. Sky Games will bear the cost of the solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Sky Games may solicit proxies from shareholders by telephone, telecopy or telegram or in person. Sky Games has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and Sky Games will, upon the request of such record holders, reimburse reasonable forwarding expenses.

Security Ownership of Certain Persons

     As of April 21, 1997, Sky Games's directors and executive officers as a group may be deemed to own beneficially (excluding shares purchasable upon exercise of stock options) 25.1% of the outstanding shares of Common Stock. Of the directors and executive officers of Sky Games who had the right to vote, as of the Record Date, approximately 25.1% of the outstanding Common Stock have indicated that they intend to vote in favor of the proposal to approve and adopt the Shareholder Resolution. Pursuant to the irrevocable proxy granted in connection with the Redemption Agreement and the Redemption and Cancellation Agreement, Mr. Clements and SGII, respectively, have agreed to grant their proxy for 3,000,000 of the Performance Shares to a national banking association which will enter into an agreement not to vote such shares.


                               THE AMALGAMATIONS

The Effective Time of the Subsidiary Amalgamation

     Pursuant to the Amalgamation Agreement, at the Subsidiary Effective Time (as defined below), IEL will amalgamate with and into SGIHC, and the shares of IEL common stock held by HIIC immediately prior to the Subsidiary Effective Time will be converted into 5,879,040 shares of Common Stock and all shares of IEL common stock held by SGIHC immediately prior to the Subsidiary Effective Time will be cancelled. All shares of IEL common stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and HIIC shall cease to have any rights with respect thereto, except the right to receive the shares of Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate.

     Based upon the 13,304,405 shares outstanding on the Record Date of Sky Games, immediately after the Subsidiary Effective Time and assuming the issuance of the Conversion Shares and the issuance of 1,000,000 shares pursuant to conversion of the HIIC Loan, the cancellation of the Performance Shares and the issuance of 588,923 shares to the holders of the Performance Shares as consideration for various agreements therewith and the issuance of 586,077 shares to Mr. Grymyr and SGII under the Consulting Agreement and the Redemption and Cancellation Agreement, shareholders of Sky Games as of the Record Date will hold approximately 61.4% (70.9% on an Adjusted Outstanding Basis).

Adjustments to Amalgamation Consideration

     HIIC's Conversion Shares to be received pursuant to the Subsidiary Amalgamation have been calculated assuming the outstanding Common Stock, on an Adjusted Outstanding Basis, would be adjusted as necessary for any stock splits, stock dividends or similar actions, prior to the Subsidiary Effective Time. Until the Amalgamations are consummated, Sky Games has agreed not to issue any shares (other than pursuant to already outstanding options and warrants and option plans) without HIIC's prior approval, unless an adjustment is made to the number of Conversion Shares so that HIIC receives an aggregate number of shares which constitutes the same percentage of the outstanding Voting Shares, on an Adjusted Outstanding Basis, following such issuance as 5,879,040 shares represented of the 24,261,693 shares of Voting Shares which were assumed to be outstanding on an Adjusted Outstanding Basis, based on the 13,304,405 shares of Common Stock outstanding on the Record Date and assuming the cancellation of the 3,525,000 Performance Shares, the issuance of 1,175,000 shares, the issuance of the Conversion Shares, the conversion of the HIIC Loan and the exercise the HIIC Equity Commitment. The number of shares of Voting Shares to be issued to HIIC would be adjusted in accordance with the foregoing for any issuance of Common Stock upon the conversion into Common Stock of the Class A Preference Shares to be issued to B/EA. HIIC will also have preemptive rights pursuant under the Registration and Preemptive Rights Agreement which is to be entered into in connection with the Amalgamations. See "The Amalgamations -- Related Agreements."

Background of the Amalgamations

     In 1993, the directors of Sky Games recognized that reaching Sky Games' goal of commercial implementation of the technology which is the basis for its gaming product required greater expertise and resources than it could then provide. Sky Games sought a relationship with a recognized gaming operator who could supply the expertise and resources which Sky Games then lacked. As a result of this effort, Sky Games entered into a consulting agreement with Harrah's on September 22, 1993. Under the agreement, Harrah's, a Nevada corporation which has subsequently consolidated into Harrah's Operating Company, Inc., a Nevada corporation, consulted with Sky Games on the management and operation and of Sky Games' business, and the game design and operation of gaming activities. Based on the success of the arrangement, Sky Games and Harrah's Entertainment, Inc. expanded the relationship to develop and market the in-flight gaming software.

     Effective as of December 30, 1994, Sky Games, through SGIHC, and HIIC completed the formation of IEL, a joint venture corporation incorporated as an exempted company under Bermuda law. Through its subsidiary, Sky Games owns 80% and HIIC owns 20% of IEL. At the same time, IEL entered into the Management Agreement with HIEC and the Shareholders Agreement with HIIC. Pursuant to the Management Agreement, HIEC was given complete authority to manage the operations of IEL, and Sky Games and HIIC agreed to provide the necessary financing for IEL based on their percentage ownership interests of IEL pursuant to the Shareholders Agreement.

     Pursuant to the Shareholders Agreement, Sky Games committed to provide $4,000,000 and HIIC committed to provide $1,000,000 of the anticipated initial capital requirement of $5,000,000 for IEL. These initial commitments, and all additional commitments, were based on the percentage ownership of IEL by Sky Games and HIIC. In the event either party failed to make a scheduled payment of initial capital contributions or an agreed-upon contribution of additional capital, the non-defaulting party would have the option under the Shareholders Agreement to provide such funds as a loan to IEL. If the defaulting party did not repay the loan within 180 days, the non-defaulting party could convert the loan into shares of common stock of IEL, on the basis of U.S.$1.00 per share. According to terms of the Shareholders Agreement, SGIHC and HIIC were originally required to make their total capital contributions of U.S.$5,000,000, in an initial contribution of $500,000, two aggregate contributions of $167,000, one aggregate contribution of $166,000, and four aggregate contributions of $1,000,000.

     Through the end of 1995, Sky Games' total capital contributions to IEL were $1.76 million. It became apparent to the Sky Games' Board that Sky Games would have to raise additional capital to satisfy its obligations to IEL under the Shareholders Agreement. Its current capital reserves were sufficient to satisfy its expected near term obligations; but with the scheduled increase in the amount of capital contributions required to be made to IEL, reserves would soon be exhausted. The Shareholders Agreement was amended several times to accommodate Sky Games' inability to satisfy its capital requirements on the original timetable. In the event that at any time Sky Games was unable to make its required capital contribution under the Shareholders Agreement, HIIC would have been able to dilute Sky Games' equity interest on IEL on a basis of U.S.$1.00 per share.

     The Board found raising the necessary capital problematic. Potential investors commented that they were having trouble understanding the corporate structure of Sky Games and its operations. While Sky Games was the majority owner of IEL, the delegation of management and other control of IEL to HIEC caused Sky Games shareholders to bear the majority of the risk of a developmental company without having the right to manage the development of the operations or its products. The Board concluded that it must act to rationalize the corporate structure of Sky Games and its subsidiaries to improve its capital raising prospects. Sky Games commenced on both courses of action simultaneously.

     In January 1996, Malcolm Burke, then President and Chief Executive Officer of Sky Games, approached HIIC to discuss whether they would be willing to discuss a reorganization of the IEL structure, possibly through an amalgamation of IEL into Sky Games. On January 25, 1996, John W. McConomy, Associate General Counsel of Harrah's Entertainment, Inc., on behalf of HIIC, wrote to Mr. Burke stating that, while HIIC and HIEC were willing to consider a reasonable proposal regarding changes to be made in the IEL arrangements, HIIC was not interested in the idea of an amalgamation with Sky Games without first being presented with a fully developed proposal.

     Mr. Burke contacted Laurence Geller of Geller & Co., a Chicago based international travel and lodging finance and advisory firm. In February 1996, Mr. Burke began corresponding with Mr. Geller regarding Sky Games, its financing needs and problems as well as the possible retention of Geller & Co. In mid February, Sky Games retained Geller & Co. to assist Sky Games in restructuring its investment in IEL, in preparing a long-term financing plan and in executing the financing plan as ultimately adopted by the Board.

     Mr. Geller and the personnel of Geller & Co. analyzed Sky Games, its financial condition and its financing requirements. An initial recommendation by Mr. Geller was that Sky Games make changes with respect to firms providing professional services to the Company. This recommendation lead to Sky Games retaining Altheimer & Gray as lead corporate and securities counsel in March 1996. On behalf of Sky Games, Mr. Geller began discussing the Company's financing needs with potential investment banks and strategic investors to determine both their possible interest in participating in a financing transaction involving Sky Games and their impressions of the Company.

     While this analysis and these conversations were being conducted, Sky Games continued to pursue short-term measures to improve both its capital position and enhance the liquidity of the market for the Common Stock for the benefit of its shareholders. In an attempt to clarify the number of shares eligible for sale in the market, Mr. Burke wrote to the British Columbia Securities Commission requesting that the commission permit the release of the 3,525,000 Performance Shares which were being held in escrow subject to being released upon satisfaction of certain earnings requirements by Sky Games. Mr. Burke had been informed on numerous occasions that the uncertainty as to whether these shares would become available for sale into the market was having a negative effect on trading in the market. Mr. Burke's request was rejected on April 29, 1996.

     Sky Games also sought immediate short-term methods to address its liquidity problems, given the need to provide capital to IEL pursuant to the scheduled capital contributions required by the Shareholders Agreement. On April 17, 1996, Sky Games continued discussions which had first begun in February 1996 with HIIC regarding a proposed loan by HIIC to IEL in the amount of $2.25 million. The purpose behind Sky Games' request for the loan was to make available to Sky Games a source of funds which would allow it to satisfy its capital obligations to IEL under the Shareholders Agreement while it attempted to arrange more strategic, long-term financing.

     By mid May 1996, Geller & Co. had developed a proposed strategic business plan for Sky Games for consideration by the Board. The main proposal was that Sky Games focus its efforts on becoming the world leader of international entertainment technology to the transportation industry. To accomplish this goal in the rapidly evolving market of interactive IFE technology in which Sky Games was competing, Geller & Co. stated that Sky Games needed to be able raise capital quickly and economically, to be able to make strategic decisions rapidly and to streamline its corporate image in the minds of its airline customers. Each of the changes required resolving the chronic under-funding of Sky Games and the complex decision making structure which was inherent in the IEL ownership and management structure.

     Sky Games capital situation was again brought into sharp focus in June of 1996 as Sky Games tried to assemble the necessary funds to satisfy a scheduled $800,000 capital contribution to IEL. Sky Games' cash reserves were not sufficient to pay the contribution.

     At a meeting of the Board on July 19, 1996, Mr. Geller informed the Board of discussions with four investments banks regarding Sky Games' capital structure. Mr. Geller reported that he had four meetings following conversations with Goldman Sachs, Montgomery Securities, Everen Securities and Ladenburg Thalmann. He said each investment bank was of the view that Sky Games consolidated with its subsidiaries was of higher value than the Company as it was currently structured with IEL as a majority-owned, indirect subsidiary. Varying levels of interest were expressed with respect to working with Sky Games.

     Based on the opinion of the investment banks regarding the need to simplify the IEL structure, Mr. Geller reported that he had raised the issue with HIIC again as to whether it would be willing to restructure IEL. Mr. Geller proposed to HIIC and HIEC that IEL and HIEC's associated rights under the Management Agreement and HIIC's rights under the Shareholders Agreement be merged into the Amalgamated Company. He reported that while HIIC was now receptive to considering the idea, it was not willing to make any commitments until a firm proposal was made and it had studied the situation. It did, however, acknowledge the need to recapitalize Sky Games, given Sky Games' current financial situation, and that they believed that a consolidated entity would be of higher value. He added that HIIC believed the Amalgamated Company should be marketed as an entertainment technology company rather than a gaming company.

     A primary issue with HIIC and HIEC in connection with such a restructuring would be agreeing on a value for all of HIIC's and HIEC's rights and interests in IEL, including the 20% of IEL and the Management Agreement. The goal was to agree upon some percentage of Common Stock which would have same value to HIIC and HIEC as did their ownership of 20% of IEL common stock and HIEC's expected fees and economic control under the Management Agreement and HIIC's interests under the Shareholders Agreement. HIIC and HIEC concurred that the ultimate result should be a company having a more straightforward balance sheet. The conclusion of the Sky Games Board was to endorse continuing the discussions with HIIC and HIEC and the investment banks regarding both a restructuring and recapitalization of IEL.

     In late July 1996, after reaching agreement on the principal terms of the loan, Sky Games informed HIIC that it was able to raise the equity necessary to satisfy its capital contribution to IEL; therefore, the discussions of a loan from HIIC were discontinued.

     During August 1996, Mr. Geller continued his attempts to develop restructuring alternatives and strategic alliances for Sky Games. In addition, he discussed in detail the situation and needs of the Company with the investment banks he had met with earlier. Sky Games, Mr. Geller and Sky Games counsel continued to work with Harrah's counsel on behalf of HIIC to identify and quantify the issues involved in restructuring IEL. Altheimer & Gray worked with HIIC to develop a memo setting forth the relevant issues and the agreement of the parties in the event any of the restructuring alternatives under consideration materialized. These alternatives involved among other things attempting to arrange a sale to a third party if an interested party could be found and an acceptable price agreed upon or conducting an internal restructuring followed by a capital raising event.

     Sky Games and HIIC attempted to reach agreement regarding whether Sky Games and HIIC should limit their efforts to one alternative over the other or proceed simultaneously with respect to trying to arrange both a sale and retaining an underwriter and commencing work to draft a prospectus or placement document so as to be prepared to raise equity if a buyer could not be located. The parties considered as part of evaluating whether to undertake a simultaneous effort, the expense of running both efforts on a parallel track and how these expenses would be paid given Sky Games' cash limitations. With respect to either course of action, HIIC stated the parties needed to have an understanding of what value HIIC and HIEC would require in order to consent to either form of transaction, what rights would HIIC acquire regarding the IEL and Sky Games intellectual property following any transaction and what would be the value of the Management Agreement with IEL to HIEC. The timing of IEL's funding requirements was acknowledged to be determinative of how quickly either alternative was consummated since Sky Games needed some financing or strategic change in order to satisfy its obligations to IEL. The critical determinations necessary to make these decisions were discussed as being the following: (i) valuing the aggregate rights, which HIIC and HIEC possessed through its ownership of IEL and under the Shareholders Agreement and which HIEC possessed under the Management Agreement;
(ii) determining the amount and timing of IEL's and Sky Games' capital requirements; (iii) settling HIIC's requirements as to intellectual property rights going forward; (iv) reconciling HIIC's desires to receive cash or be able to sell in a public offering and/or have immediate liquidity as part of any transaction; and (v) resolving HIIC's preferences regarding management of IEL going forward depending the form of and parties to a transaction.

     Sky Games and HIIC agreed that it was not worthwhile trying to negotiate all conditions under which HIIC and HIEC would consent to any particular transaction or draft an omnibus termination agreement regarding the Shareholders Agreement and the Management Agreement. Rather, efforts should proceed along both tracks based on the factors mentioned above, and the particulars of any transaction would be negotiated and documented as developed.

     In response to HIIC's requests for additional information to make a determination regarding a restructuring of IEL, Messrs. Geller and Burke made a presentation on September 12, 1996 to Mr. John Boushy and Mr. John McConomy of Harrah's on behalf of HIIC and HIEC regarding a proposed valuation of HIIC's and HIEC's interests in IEL, including HIIC's 20% equity ownership in IEL and its rights under the Shareholders Agreement, and HIEC's expected income under the Management Agreement. The analysis was based on the projected business under IEL's only contract with Singapore Airlines, assuming successful implementation, and various assumptions regarding possible future contracts. No agreement was reached at the meeting regarding a value of IEL to HIIC and HIEC. However, it was the consensus of the meeting that efforts should continue towards finding a strategic partner, a third party buyer or arranging a financing while HIIC reviewed the information so that efforts towards a restructuring did not stop in the meantime.

     By September of 1996, Sky Games capital shortages threatened to have material negative effects on Sky Games and its shareholders. On September 20, 1996, Ms. Kit Milholland, Listing Director of Nasdaq Market Services, sent a letter to Sky Games informing it that it was below the capital and surplus requirements necessary to maintain the listing of the Common Stock on the NASDAQ SmallCap Market. Under the NASDAQ SmallCap Market listing qualifications, Sky Games must maintain capital and surplus of at least $1 million for continued listing. The letter stated that Sky Games had until October 7, 1996 to show it had the $1 million of capital and surplus or present an acceptable plan for achieving compliance with the requirement. On September 23, 1996, Mr. Patrick Lawless, Sky Games' Chief Financial Officer, sent a letter to Ms. Milholland informing her that Sky Games had approximately $800,000 of cash reserves and approximately 600,000 share purchase warrants which would result in approximately $2 million of capital to Sky Games if they were exercised. At the same time, Sky Games' officers were working on preparing a detailed response to NASDAQ.

     The problems with NASDAQ were formally brought to the Board's attention at its September 30, 1996 meeting. The Board instructed Mr. Burke and Mr. Geller to continue their work on a response to NASDAQ by the October 7, 1996 deadline. As the purpose of the Board meeting was to discuss the Company's financial and strategic position, possible alternatives to address compliance with the SmallCap Market requirements were discussed during the course of the meeting.

     At the September 30 Board meeting, Mr. Geller made a presentation which began with an overview of the Company's current position. Mr. Geller stated that IFE technology and gaming as a means of raising revenue had been accepted more quickly than expected and, as a result, the Company now needed to focus first on getting the contract with Singapore Airlines implemented and the product working and second on seeking new contracts. Geller reported that given the cash requirements of IEL, recent operational focus had been on reducing costs and obtaining additional airline contracts as a means to obtain future revenue. IEL had to be given the proper resources and support to focus on implementation of IEL's only existing contract with Singapore Airlines.

     At the September 30 Board meeting, Mr. Geller also reported that he had approached Montgomery Securities with the financial forecasts which Geller & Co. had prepared for Sky Games. Montgomery Securities had responded that it needed additional information, but anticipated that it would propose an equity offering if they thought a product launch was reasonably imminent and the product was accepted. If not, they would most likely recommend a lesser amount in a private placement. Other investment bankers had responded that it believed Sky Games should grow faster through acquisitions of ancillary providers and additional contracts and proposed a public offering, once they knew that the product was working. Given that a successful product launch was a precondition from both investment banks, Mr. Geller reiterated that the focus must be on IEL successfully implementing the Singapore Airlines contract rather than getting new contracts. In addition, IEL would need to have made available to it sufficient resources to accomplish this goal.

     Mr. Geller said that, based on the forecasted future cash requirements of the Company and the risk of the Company being unable to make regular payments to service debt at this juncture, an equity offering of some type was the only capital raising alternative available to Sky Games. He proposed that the minimum of such equity financing required was $10 million in order to finance the Company through 1997. He said a realistic minimum was more like $15 million, with an upper limit of $20 million. He thought the Company might not be able to use capital in excess of $20 million without expanding its existing business plan.

     Mr. Geller stated that the investment banks had advised Sky Games that its corporate existence in Bermuda posed no problem, but that IEL needed to physically separate itself from HIEC's facilities immediately. Moreover, it was the strong consensus of each investment bank that IEL and Sky Games had to merge to be able to conduct any equity financing. Therefore, in addition to getting the contract with Singapore Airlines successfully implemented, reaching some agreement with HIIC regarding restructuring its 20% equity ownership of IEL as well as its rights under the Shareholders Agreement and with HIEC regarding the termination of the Management Agreement was a precondition to Sky Games being able to do anything to take advantage of the opportunities to solve its problems.

     At the conclusion of the September 30 meeting, the Board appointed Mr. Geller Chairman and Chief Executive Officer of Sky Games so that he could use his expertise, ability and contacts on behalf of Sky Games to help resolve the impasse in which Sky Games was caught. Although Sky Games had not been able to reach any agreement with HIIC and HIEC prior to the meeting, the Board endorsed in principle a reorganization whereby IEL would merge with Sky Games, and, as part of such transaction, HIIC or an affiliate would acquire a percentage interest in the Amalgamated Company in exchange for HIIC's equity in IEL and contractual interest under the Shareholder Agreement and for HIEC's contractual interest under the Management Agreement. The Board authorized Sky Games to retain either Montgomery Securities or CS First Boston as an investment banker and lead underwriter for an offering in the event the restructuring could be agreed to with HIIC.

     In early October 1996, Sky Games began negotiations for engagement of Montgomery Securities. Sky Games requested that Montgomery Securities assist Sky Games in restructuring IEL, deliver a fairness opinion in connection with any such restructuring transaction and, once the necessary restructuring had been completed, assist the Company in conducting an equity financing. Montgomery Securities continued its analysis of Sky Games to determine if it was willing to accept such assignment.

     On October 7, 1996, Sky Games made its submission to NASDAQ of how it intended to comply with the $1 million of capital and surplus continued listing requirement of the SmallCap Market. Sky Games explained that in the short term it was going to have an increase in capital and surplus as a result of the exercise of outstanding share purchase warrants. Sky Games had received commitments for the exercise of approximately $300,000 of warrants and expected additional warrants to also be exercised. To assist in long term compliance, Sky Games also explained the financing alternatives being considered by the Board, particularly the raising of equity capital following a reorganization to merge IEL into the Amalgamated Company. Lastly, management explained that it appeared that it should begin to recognize positive cash flow from its Singapore Airlines contract in 1998 and the erosion of capital and surplus resulting from funding the start-up expenses of IEL should stop. Sky Games and Altheimer & Gray continued to work with NASDAQ throughout the month of October to provide back-up and to refine the Company's plan for continued compliance.

     On October 9, 1996, Mr. Andrew McCune of Altheimer & Gray sent a draft letter agreement to Mr. McConomy pursuant to which it was proposed that HIIC would agree to the merger in principal contingent upon a capital raise event of $10 million or more. This agreement was an attempt to secure resolution of the issues raised with HIIC beginning in August as to the value to HIIC of its rights under the Shareholders Agreement and its equity interest in IEL and as to the value to HIEC of its rights under the Management Agreement. HIIC rejected this proposal on October 16, 1996 stating that it did not address what HIIC believed to be all the relevant issues. Subsequently, Mr. Ed Schweitzer of Montgomery Securities met with Messrs. Geller, Burke, Sims and Gordon to discuss financing alternatives available to Sky Games.

     On October 28, 1996 Montgomery Securities informed Mr. Geller that Montgomery Securities was willing to advise Sky Games as its investment bank. Sky Games first assignment to Montgomery Securities was to request a proposal of some method for Sky Games to remedy its shortage of capital and surplus for purposes of NASDAQ compliance. On November 15, 1996, Montgomery Securities advised Sky Games that the conversion of Sky Games' existing promissory note to B/EA for approximately $2.6 million (including accrued and unpaid interest) was the best solution to maintaining the minimum net worth required by NASDAQ. Given Sky Games' situation, short term raising of capital was not given as an option. Mr. Burke approached B/EA to begin discussing what would become the B/E Conversion.

     Meanwhile, efforts were being made to secure financing from private investors since the public markets were not an immediate option. On October 29, 1996, Mr. Burke discussed a potential investment with European Venture Partners and was informed that institutional clients of European Venture Partners would be interested. On November 29, 1996, Burke also discussed a potential relationship with Ladenburg Thalmann. While interest was expressed, no transactions were consummated.

     The need to find financing was underscored by a November 10, 1996 letter from NASDAQ which said Sky Games' efforts to get in compliance had not resulted in a sufficient level of capital and surplus to give NASDAQ any comfort that Sky Games would remain in compliance. Sky Games was given until November 22, 1996 to deliver financial information showing it was in compliance at the close of the last quarter, September 30, 1996. If the information was not furnished, Sky Games would be deemed deficient and the Common Stock would be removed from the SmallCap Market. NASDAQ stated it was continuing to evaluate Sky Games' long-term compliance plan. On November 22, 1996, Sky Games presented financial statements showing $1,000,583 of capital and surplus as of September 30, 1996, sufficient to satisfy the requirement but not enough to insure long-term compliance. On November 14, 1996, Sky Games received NASDAQ's reply to its long-term compliance program. Sky Games was put on a monthly watch until it had completed its contemplated equity financing through Montgomery Securities. Sky Games is currently filing monthly financials with NASDAQ and is in compliance with the SmallCap market continued listing requirements.

     Work was also underway to develop a compensation program which would permit Sky Games to attract the caliber of executives necessary to assist the Amalgamated Company to complete the mission of IEL. The problem faced by Sky Games was that it did not have funds with which to pay standard market salaries. Therefore, alternative equity-based compensation schemes were considered. On November 19, 1996, Mr. Phillip Gordon of Altheimer & Gray began discussions with a compensation consultant regarding granting of options and restricted stock as a substitute for current cash compensation.

     In late November 1996, Sky Games and HIIC began to reach a consensus as to some of the principal terms of a restructuring of IEL. The Board met on December 6, 1996. Mr. Geller reported on his discussions with HIIC and HIEC. Mr. Geller stated that he had again spoken with Mr. McConomy and Mr. Boushy about a term loan with equity features as a way to address Sky Games' immediate cash concerns. He had proposed a structure whereby Sky Games would have the right to redeem some or all of the warrants which would be issued to HIIC in the transaction if the Company did not borrow all the available funds. He reported that HIIC and HIEC had agreed in principle to an amalgamation transaction whereby HIEC would amend or relinquish its rights under the Management Agreement and HIIC would take an equity percentage of the Amalgamated Company in exchange for its equity of IEL and its rights under the Shareholders Agreement subject to two basic conditions: (i) a 30% interest in the restructured company was issued to HIIC; and (ii) an agreement were entered into as part of the transaction granting HIIC approval rights of certain agreed-upon corporate actions by Sky Games, while HIIC was a major shareholder. Altheimer & Gray was requested to draft a term sheet setting forth the proposal and a timetable for such a transaction.

     At the December 6 meeting, the Board also discussed its capital obligations with respect to IEL. Mr. Geller reported that Sky Games had an $800,000 capital commitment due to IEL on December 15, 1996. The Board discussed a number of alternative methods of funding the obligation, including negotiating with warrant holders to induce them to exercise their warrants. Mr. Burke then added that because the parties had previously agreed to an extension of time for delivery of the business plan for IEL under the Management Agreement and because the parties were still engaged in negotiating an amalgamation transaction, HIIC could be asked to agree to break-up the $800,000 capital commitment due December 15, 1996 into installments, so that the balance would be paid over 45 to 60 days in three tranches with nominal interest as had been done before. This would give Sky Games additional time to raise capital.

     At December 6, 1996, there remained 503,000 warrants outstanding exercisable at $3.50 per share. Mr. Geller reported to the Board that IFT had just made a public offer to reduce the exercise price of its outstanding warrants from $9.50 per share to $7.50 per share. Mr. Geller stated that IFT did this when its stock was trading around $10.50 to $11.00 per share as compared to the roughly $3.50 per share for the Common Stock. Mr. Burke then added that in order to induce the exercise of $800,000 of the warrants, the Board would need both to extend the expiration date of the warrants and to reduce the purchase price, the extension being consideration for the commitment to exercise. The Board approved and authorized Sky Games to negotiate with the holders of the 503,000 warrants, to reduce the exercise price and to extend the expiration date of the warrants as this was the only alternative to raise the necessary funds.

     The Board then discussed the outstanding note due to B/EA by Sky Games. The note was an agreed-upon payment by Sky Games when it terminated its relationship with B/EA in December 1994. Montgomery Securities had recommended that this note be converted into equity to improve Sky Games' capital and surplus position for Nasdaq compliance purposes. B/EA had provided engineering and marketing services to Sky Games. Mr. Geller reported that B/EA had agreed in principle to convert the note as of October 30, 1996 into equity of Sky Games on the condition that it was satisfied with the business condition of Sky Games after a review of its finances.

     At the December 6, 1996 Sky Games Board meeting, the Board also discussed plans for equity compensation for management and directors in lieu of standard cash compensation. Mr. Gordon reported on a proposed director's option plan. The proposal involved the retirement of all 370,000 unissued options under Sky Games' existing option plan for 1.5 million shares. The plan would be replaced in part by the proposed plan which provided for an annual formula grant of options to directors. Mr. Gordon recommended as reasonable compensation options for 10,000 shares of Common Stock per director for each year in which the director serves granted at the same time each year at the closing market price on such date. After deliberation, the Board unanimously authorized Sky Games to cancel the unissued shares under the current option plan and adopted the new plan effective as of December 10, 1996 providing for the annual issuance to directors of options for 10,000 shares on the closing price on the date of grant.

     Mr. Gordon then discussed a proposal for the MIP. He stated that under the proposed MIP, twenty-five percent of the outstanding shares of Sky Games would be set aside and options would be granted and the prevailing price on the following terms: (i) 10% would vest if the market price met or exceeded $5.00 per share for 20 consecutive days; (ii) 20% would vest if the market price met or exceeded $7.00 per share for 20 consecutive days (30% cumulative); (iii) 30% would vest if the market price met or exceeded $9.00 per share for 20 consecutive days (60% cumulative); and (iv) 40% would vest if the market price met or exceeded $12.00 per share for 20 consecutive days (100% cumulative). On account of the dilution which would result from the proposed equity compensation, it was agreed that HIIC's approval should be sought before the options were allocated and the vesting schedule finalized.

     The December 6, 1996 Board meeting concluded with Mr. Burke reporting on his efforts to arrange a sale of the land owned by the Company as part of Sky Games' efforts to focus attention on IEL and improve its cash position. The land, however, had been designated as a watershed area under Canadian law making any development difficult, and the only offer received had been an offer of $400,000. This figure was below the book value of the land and thus a sale of the land would negatively affect Sky Games' capital and surplus position.

     On December 18, 1996, Mr. McCune sent proposed term sheets for the merger of Sky Games and IEL and for the loan from HIIC to IEL. On January 7, 1997, Mr. McConomy responded with HIIC's and HIEC's issues regarding the term sheets. On January 7, 1997, Mr. McCune and Mr. Gordon discussed the amalgamation of IEL and Sky Games with Mr. McConomy. The parties discussed HIIC's and HIEC's interest in the Amalgamations and the financing. With respect to the financing, HIIC stated that it wanted the opportunity to acquire equity as part of the transaction. The financing alternatives were either straight purchase of common stock at an agreed upon price or a loan by HIIC with an equity purchase rights such as warrants or a loan convertible into equity. However, HIIC was at least two weeks from a final determination and approval. The parties agreed that the most expeditious course was to finalize the primary points of the transactions so as to be able to agree on terms of a deal which could be announced to the public.

     A number of points were discussed which HIIC thought needed to be revised before it could agree to the transactions. HIIC thought 25% for the MIP was too generous to management in relation to industry norms, and objected in particular to large allocations to a limited number of individuals. The parties discussed whether the plan should be based on performance targets such as revenue or earnings per share levels rather than trading price. HIIC wanted its board representation somehow proportionate to its percentage ownership and its approval rights to also relate to its percentage ownership, with such rights declining as its ownership declines. A number of issues were discussed with respect to HIIC's registration rights for its shares, but resolution of these issues was postponed although HIIC acknowledged the general need by Sky Games to have HIIC come behind Sky Game's equity raising needs in some manner. However, HIIC did not agree at this time to additional limitations, such as minimum offering price and effect on market price which Sky Games had proposed. Additionally, licensing issues were discussed, including whether Sky Games would pay a royalty to HIIC for use of the "Harrah's" name and, alternatively, whether HIIC would pay a fee to Sky Games for the publication of the "Harrah's" name, assuming the Amalgamated Company was successful.

     HIIC was only interested in the technology and not the trademarks or trade names of IEL, and the license was assumed to be a license for use by HIIC only. However, HIIC argued that the license was part of the consideration for HIIC agreeing to the Amalgamations and, therefore, should not be at any cost to HIIC. It was agreed that what would constitute a non-competitive use by HIIC and the royalty for such use would have to be agreed upon by the parties. In any event, HIIC's license would be non-exclusive.

     The remainder of January and the first two weeks of February, 1997 were spent negotiating the issues and attempting to reach an agreement with HIIC as to the capitalization of the Amalgamated Company.

     Through late January 1997 and early February 1997, while the term sheets were being negotiated, Sky Games began a due diligence review of IEL, and HIIC began a due diligence review of Sky Games. On February 18, 1997 agreement was reached as to some open points and revised term sheets were distributed to HIIC. The next week was spent negotiating the open points and attempting to finalize the term sheets.

     On February 24, 1997, the Board met to approve an agreement with HIIC and HIEC in principle and authorize the effort to finalize an agreement with HIIC and HIEC. The transaction was viewed as permitting the Company to raise capital more efficiently by rationalizing the corporate structure which investors had found problematic. HIIC would receive 20% of the shares of Common Stock in exchange for its stock in IEL and an additional 10% shares of Common Stock in exchange for HIEC and HIIC relinquishing their rights under the Management Agreement and the Shareholders Agreement, respectively. A portion of HIIC's interest would be diluted by shares issued under the MIP, and the remaining portion would not be diluted. Based upon HIIC's refusal to do the restructuring if the MIP was for 25% of the outstanding shares as approved by the Board, the Board agreed to reduce the MIP to 20%.

     The Board discussed obtaining a fairness opinion from Montgomery Securities regarding the fairness of the transactions in connection with the reorganization of IEL. Montgomery Securities' engagement with Sky Games provided that Montgomery Securities would provide such an opinion if, after analysis, they came to such an opinion. Since a primary motivation for all the reorganization of IEL was to enable Sky Games to remedy its chronic under-capitalization, the Board elected to forego a fairness opinion from Montgomery Securities. Instead, they voted to retain Valuemetrics to do an analysis of the reasonableness of the transaction to assist the Board in making an informed final determination as whether to approve the transactions.

     On February 25, 1997, Sky Games concluded with HIIC and HIEC an agreement of the principle terms of the Amalgamations and the related loan from HIIC. Promptly thereafter, Sky Games and HIIC and HIEC announced the proposed consolidation of Sky Games with IEL and capital infusion from HIIC of up to $1.65 million pursuant to HIIC Loan and the HIIC Equity Commitment.

     In late February 1997, Messrs. Burke and Geller finalized the open points of the agreed-upon conversion of the Company's note to B/EA into shares of 9% Class A Preference Shares. The amount of the principal and accrued and unpaid interest under the note was approximately $2.6 million. The conversion had an immediate benefit to Sky Games compliance with the NASDAQ listing requirements and fulfilled one of the compliance steps Sky Games had undertaken with NASDAQ to maintain its compliance. The agreement with B/EA was announced March 21, 1997.

     Also in March, the officers of Sky Games continued their efforts to secure financing. The final $100,000 installment of the $800,000 capital commitment to IEL was made on February 7, 1997. The payment depleted the Sky Games' cash reserves. The capital infusion agreed to by HIIC as part of the restructuring of IEL addressed the cash needs of IEL but did not provide any funds for Sky Games to pay its other expenses. For these reasons, Mr. Burke continued to discuss a potential investment with prospective financing sources. On March 3, 1997 he contacted London Select Enterprises Ltd. On March 20, 1997, London Select Enterprises Ltd. presented a term sheet of a proposed private placement of 8% debentures of Sky Games which would be convertible into Common Stock at the lower of 15% below average bid price of the Common Stock for five days prior to date of the subscription for the debentures or 22.5% below average bid price of the Common Stock for five days prior to the date of conversion of the debentures.

     On March 24, 1997, Sky Games gave notice to its transfer agent and registrar, Montreal Trust, to begin search for beneficial owners of shares of Common Stock. The Record Date for the shareholder meeting is set for April 21, 1997; and the meeting date is set for June 16, 1997.

     The Board met on April 23, 1997, at which time a summary of negotiations and description of open issues was presented to the Board. The Board was informed as to the Company's results for the fiscal year just ended February 28, 1997. A substantially final draft of amalgamation agreement was reviewed by the Board and counsel explained various provisions in response to questions. Counsel to Sky Games reviewed the duties and obligations in connection with considering the Amalgamations and responded to questions from the Board. Valuemetrics made its presentation regarding factors affecting the Company's general industry and the Company particulars. Valuemetrics outlined unique factors confronting Sky Games given the IEL structure and relationship and presented the results of its financial analyses.

Recommendation of the Board; Reasons for the Amalgamations

     THE BOARD BELIEVES THAT THE AMENDMENTS AND THE ADDITIONAL ACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF SKY GAMES AND ITS SHAREHOLDERS, AND HAS UNANIMOUSLY APPROVED THE AMENDMENTS AND THE ADDITIONAL ACTIONS AND, THEREFORE, RECOMMENDS THE APPROVAL AND ADOPTION OF THE SHAREHOLDER RESOLUTION BY THE SKY GAMES SHAREHOLDERS.

     In reaching its conclusion, the Board considered, among other factors:

 .    The need to rationalize the structure of Sky Games in order to facilitate capital raising.

 .    The value of HIIC'S 20% equity interest in IEL, in conjunction HIIC's and
     HIEC's control over and management fees from IEL through the Management Agreement and the Shareholders Agreement.

 .    The need to maintain HIEC as an integral partner in the development of Sky
     Games' in-flight gaming technology.

 .    The need to maintain a business relationship with Harrah's Entertainment,
     Inc. through its affiliates, HIIC and HIEC.

 .    The need to modify Sky Games Bye-Laws to provide certain shareholder protections and to protect its future gaming licenses and the licenses of HIIC Entities.

 .    The need to create the Class A Preference Shares in order to consummate the conversion of the indebtedness to B/EA.

 .    The need to have share capital the par value of which reflects the increased importance of the U.S. capital markets to Sky Games.

 .    The need to preserve the continuity of the corporate identity of IEL which has surpassed that of Sky Games due to the efforts at establishing its name recognition.

     If the Shareholder Resolution providing for the Amendments and the Additional Actions is not approved by the shareholders of Sky Games, the Amalgamations will not be consummated and the structure of Sky Games will remain multi-tiered and subject to the Management Agreement and the Shareholders Agreement and the capital and surplus of Sky Games will be negatively affected by the inability of Sky Games to consummate the B/E Conversion.

     In determining that the Amalgamations are fair to and in the best interest of Sky Games's shareholders, the Board has considered the factors above as a whole and did not assign specific or relative weights to such factors. The Board believes that the Amalgamations provide an opportunity for Sky Games's shareholders to participate in a combined enterprise that has significantly greater business and financial resources than Sky Games would have absent the Amalgamations.

Analysis of Financial Advisor

     Valuemetrics has been engaged as a financial advisor to perform a limited analysis regarding the proposed Amalgamations regarding Sky Games and the other related entities (the "Analysis"). Given the current financial standing, product development stage and form of corporate organization of the Company, Valuemetrics' analysis is that the proposed Amalgamations, the Amendments and the Additional Actions in their entirety are reasonable given the current circumstances of the Company. No analysis was done of the individual portions of the Amalgamations to determine absolute fairness, and consequently Valuemetrics has not rendered a fairness opinion. Valuemetrics has analyzed and reviewed certain documents and held discussions with certain individuals regarding the material aspects of the Amalgamation. In connection with the Analysis, Valuemetrics did not assume any responsibility for independently verifying information provided to it by Sky Games, and relied on all such information and assumed all such information was complete and accurate in all material respects. Set forth below is a brief summary of Valuemetrics' summary valuation analysis dated April 22, 1997, for which Valuemetrics was retained on March 20, 1997. THE FULL TEXT OF THE VALUEMETRICS ANALYSIS IS ATTACHED HERETO AS APPENDIX D. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE VALUEMETRICS ANALYSIS.

     Documents Reviewed. In connection with the Analysis, Valuemetrics interviewed Messrs. Geller, Stevenson, Burke and Sims. Valuemetrics requested information regarding the Company's business history, its current status, and its forecasted financial performance. Valuemetrics reviewed the certain documents supplied by Sky Games, including: Sky Games annual financial statements from February 28, 1994 through February 28, 1997; IEL consolidated balance sheets as of December 31, 1996; the Shareholders Agreement; the Management Agreement; the Redemption Agreement dated February 25, 1997 by and among Sky Games and certain holders of the Performance Shares; the Software License and Software Services Agreement between IEL and Singapore Airlines Limited dated November 7, 1995 and Amendments dated November 21, 1996 and December 1, 1996; the Escrow Agreement; the April 1997 offer by London Select Enterprises, Ltd. to place the Debentures; term sheet for the B/E Conversion; term sheet for the HIIC Loan and HIIC Equity Commitment; the 1997 financial business plan provided by Geller & Co.; the Director Stock Plan; and the MIP.

     Valuemetrics also relied upon the following sources of public and private information: the 1996 Boeing Current Market Outlook for the airline industry; the Department of Transportation overview and analysis of the airline gaming industry dated March, 1996; and information regarding Sky Games and Interactive Flight Technologies from the electronic financial reporting system of Bloomberg.

     The question addressed by Valuemetrics in its analysis was whether the current market price for Common Stock reflected the fair market value of Sky Games on a marketable minority basis. To test this, Valuemetrics researched the individual characteristics of the Sky Games stock. A second method which Valuemetrics employed involved testing independence of historical and future rates of return.

     Security Analysis. In the case of Sky Games, Valuemetrics examined the following characteristics: Analyst Coverage, Exchange Listing, Historical Trading Activity/Volume, and Access to Public Information. These factors provided the initial evidence indicating an efficient or inefficient market for the security. The information gathered from Valuemetrics' research and its interpretation of such information is summarized below.

     Analyst Coverage. Valuemetrics noted that there are currently no equity analysts that follow and report on Sky Games. Valuemetrics found that this reduced efficiency because without these analysts, investors have to examine the security themselves.

     Exchange Listing. Valuemetrics further noted that since March 1, 1994, the Common Stock has traded in the SmallCap Market, which is not a major exchange. By not being on a major exchange, liquidity and exposure to investors was reduced. Valuemetrics found that liquidity and access to investors improve efficiency because it allows investors to effectively market the security given new information.

     Historical Trading Activity & Volume. At July 17, 1996, there were 196 holders of record of the Common Stock. Of these holders, 159 had registered addresses in the U.S. and held a total of 7,981,232 Common Stock or approximately 62.81 percent of the total 12,706,309 shares of Common Stock outstanding. An examination of historical trading activity indicates that Sky Games is very thinly traded. The daily and monthly trading activity are relatively small compared to the total shares outstanding.

     Access to Public Information. Sky Games is a publicly-traded over-the-counter stock and thus is required to file financial documents and to register the Common Stock with the Securities and Exchange Commission. As a result, Valuemetrics found that annual financial information and news is readily available in the public market place. As a result, it concluded that investors are able to make informed investing decisions given the availability of information on Sky Games.

     Summary of Security Analysis. The characteristics highlighted above provided Valuemetrics with some evidence toward an inefficient market for the Common Stock. Valuemetrics found that the primary factors indicating inefficiency were the relatively thin market for the stock and lack of coverage by equity analysts, the low daily trading activity and lack of equity specialists that follow the stock on an ongoing basis. The low volume was also given being the cause for the quoted price being unreliable in valuing a sizable block of Sky Games.

     Statistical Market Efficiency Test. Valuemetrics tested for efficiency in two ways: First, Valuemetrics looked at simple serial correlations in continuously compounded daily returns. Second, Valuemetrics used multiple linear regression to test for more complicated time series patterns. In each case, Valuemetrics used standard statistical tests to indicate whether estimated correlations were due merely to random chance. In an efficient market, Valuemetrics expects to find no useful information in the sequence of past stock prices.

     Testing the Data for Evidence of Serial Correlation. First Valuemetrics tested for evidence of serial correlation in Sky Games' daily stock returns. Valuemetrics tested serial correlations in continuously compounded daily returns over the period from April 16, 1996 to April 16, 1997. For each day Valuemetrics examined 20 different returns for evidence of correlation and applied standard statistical tests to indicate whether estimated correlations were due merely to random chance. This technique effectively tested whether today's stock return is correlated to the returns one period back, two periods back, and so on, up to 20 periods back. Of the 20 separate tests performed, 3 cases of statistically significant correlations were found. Therefore, the market for Sky Games' stock was judged by Valuemetrics to be inefficient in this manner.

     Multiple Linear Regression Analysis. Valuemetrics also tested for more complicated patterns using multivariate regression. Looking at continuously compounded daily return from April 16, 1996 to April 16, 1997, a regression was performed using each day's current period return as the dependent variable. The stock returns from one, two, three, four and five days prior were used as the five independent variables. Standard statistical tests were performed to determine whether any significant relationship existed and whether the regression equation has any significant predictive power. Valuemetrics' tests found two instances of significant predictive power. Therefore, Valuemetrics judged the market for Sky Games to be inefficient in this respect.

     Conclusion on Market Efficiency. Given the results of the statistical analysis and the specific characteristics Sky Games stock, Valuemetrics concluded that the market for the shares of Sky Games is inefficient relative to the pricing of Sky Games. Therefore, Valuemetrics concluded, the pricing of Sky Games stock from the public market is not necessarily representative of fair market value (on a marketable, minority interest basis).

     Dilution Analysis. In order to assess the impact of the proposed transactions on the value of the common shares that are owned by the public shareholders of Sky Games, Valuemetrics estimated the probable change in aggregate and per share value caused by the steps of the transaction outlined above. Valuemetrics examined four cases to assess the accretive and dilutive impacts of the transactions. Additionally, Valuemetrics examined the impact of the transactions based on the total market capital value implied by the NASDAQ quoted stock price as of approximately 10:00 a.m. on April 22, 1997. Valuemetrics valued all management and directors stock options and outstanding warrants using the Black-Scholes Option Pricing formula. Valuemetrics assumed a stock price volatility of 70 percent, based on the observed volatility of the stock price over the past two years. Valuemetrics assumed that all options and warrants would be held to maturity. Additionally, Valuemetrics assumed that only 70 percent of the new management incentive options would vest prior to their expiration. Valuemetrics was not requested to analyze the dilutive impact of the placement of the Debentures by Broker.

     Valuemetrics analysis indicated that the adjustment of the Performance Shares is accretive to the current public shareholders of Sky Games, while the subsequent steps of the Amalgamations are dilutive. The effective cancellation of 2,350,000 escrowed Common Stock causes the value of the common shares to increase by nearly 18 percent. The merger of HIIC's interest into Sky Games dilutes the value of the Common Stock by approximately 3 percent because the merger consideration has been adjusted to offset the expected dilutive impact of the new management incentive option plan. When Sky Games' management is issued 4,070,105 options to purchase Common Stock of the Amalgamated Company at the fair market value at the time of grant, Valuemetrics estimates that the value per common share declines by approximately 8 percent. The issuance of Common Stock to HIIC to release Sky

Games and IEL from the Management Contract decreases the value of the shares by an estimated 12 percent. However, the dilutive impact is overstated because Valuemetrics conservatively assumes that releasing the Company from the Management Contract does not materially increase the Company's value. Finally, HIIC's additional $1,000,000 investment in the Amalgamated Company for the equivalent of 1,000,000 shares causes dilution of approximately 4 percent.

      Overall, Valuemetrics concluded that the accretive effect of the escrow share adjustment is more than offset by the dilutive effects of the subsequent steps of the transaction. The net impact of the Amalgamations to the current public shareholders of Sky Games is an 11 percent decrease in per share value. Although the amalgamation transaction decreases the value of the shares currently held by the public shareholders of Sky Games, Valuemetrics concluded that the dilution does not seem unreasonable based on the facts and circumstances surrounding the Amalgamations. Valuemetrics concluded that while it is clear that the current public shareholders are giving up a portion of the value of their shares, they are also preserving the majority of their value.

     Conclusions. Valuemetrics concluded that given the current financial standing, product development stage and form of corporate organization of Sky Games, the proposed Amalgamations and the HIIC Loan and the HIIC Equity Commitment and the MIP in their entirety are reasonable given the current circumstances of Sky Games. Valuemetrics also concluded that the restructuring of the IEL subsidiary and conversion of HIIC's minority interest is necessary to simplify the operating structure. This should induce outside equity to invest needed capital. Without this restructuring step, Sky Games could be in jeopardy of failing and going into bankruptcy. The issuance of performance based stock options under the MIP is necessary to attract and retain the management necessary to become involved with such a risky venture. Similarly, the Director Stock Plan will induce those individuals with qualifying experience and judgement to become involved with Sky Games, while reducing cash outlays of Sky Games for directors fees. The conversion of HIEC's Management Agreement to equity is necessary to reduce the monthly cost of doing business. This reduces monthly expenditures, while also simplifying the corporate structure which should make an investment in Sky Games more attractive. Finally, Valuemetrics concluded that the Amalgamated Company needs capital in the short term. Because HIIC already has the right to buy equity at $1.00 per share per the Shareholders Agreement when SGIHC cannot make its capital contributions, the negotiations to limit it at this time to a maximum of $1,650,000 is reasonable. Valuemetrics concluded that this gives Sky Games current liquidity, time to restructure, continue development and testing, and prepare to raise equity in the near future.

     Pursuant to the engagement letter with Valuemetrics, Sky Games has agreed to pay Valuemetrics a fee of $30,000. Sky Games has also agreed to reimburse Valuemetrics for certain expenses incurred in connection with its engagement and to indemnify Valuemetrics and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws. See "- Interests of Certain Persons in the Amalgamation."

Effective Time of the Amalgamations

     The effective time of the Subsidiary Amalgamation shall be the date shown in the Certificate of Amalgamation issued by the Registrar of Companies in Bermuda and is expected to be the date of the Special General Meeting, (the "Subsidiary Effective Time"). Upon the terms and conditions of the Amalgamation Agreement and in accordance with the Bermuda Act, IEL shall be amalgamated with and into SGIHC at the Subsidiary Effective Time and SGIHC shall be amalgamated with and into Sky Games immediately thereafter (the "Parent Effective Time"). The application must be accompanied by the consent of the Minister of Finance, the address of the registered office of the amalgamated company, the Memorandum of Association of the amalgamated company and a statutory declaration.

     The Amalgamation Agreement provides that the closing of the Amalgamations (the "Closing") shall take place at 12:01 a.m. on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction of (or waiver in accordance with the Amalgamation Agreement) the latest to occur of the conditions set forth in Article VII of the Amalgamation Agreement (the "Closing Date"), at the offices of Altheimer & Gray at 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties. It is expected that the Closing will be June 16, 1997. See "Certain Provisions of the Amalgamation Agreement -- Conditions to the Amalgamations."

Governance

     Upon consummation of the Amalgamations and the effectiveness of the Amendments, Sky Games anticipates that the Board will have 10 members and will be comprised of six persons from the current Board, three persons as the HIIC Appointees and one person as a new member of the Board.

     Upon consummation of the Amalgamations, Laurence Geller will continue as non-Management Chairman of Sky Games, and Gordon Stevenson will serve as President and Chief Executive Officer. Sky Games is in the process of hiring a new Chief Financial Officer, Secretary and Treasurer. See "-- Interests of Certain Persons in the Amalgamation" and "the Amendments -- Board Representation" and "-- Approval Rights."

Certain U.S. Federal Income Tax Consequences

     The following discussion summarizes the material income tax considerations of the Amalgamations that are generally applicable to holders of Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Sky Games shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons, shareholders who acquired their shares in connection with previous Amalgamations involving Sky Games or an affiliate, or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the effectiveness of the Amalgamations (whether or not such transactions are in connection with the Amalgamations), including, without limitation, transactions in which shares of Common Stock were or are acquired or shares of Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, SKY GAMES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE AMALGAMATIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE AMALGAMATIONS.

     The Amalgamations constitute, for U.S. federal income tax purposes, as to Sky Games and SGIHC, liquidations under sections 332 and 337 of the Internal Revenue Code of 1986, as amended. In general, under U.S. tax principles, no gain or loss is recognized (i) to a liquidating corporation on the distribution of property in a complete liquidation or (ii) to the recipient of property distributed in a complete liquidation, if the recipient of such property owns stock (A) possessing at least 80 percent of the total voting power of the stock of such corporation and (B) which has a value equal to at least 80 percent of the total value of the stock of such corporation. As regards the existing shareholders of Sky Games, for U.S. federal income tax purposes, the such shareholders should not recognize taxable income as a result of the Amalgamations.

Anticipated Accounting Treatment

     The basis of consolidation for the financial statements of the Amalgamated Company will include the accounts of the Amalgamated company and its wholly-owned subsidiaries, Sky Games International Corp. And Creator Island Equities. The Amalgamations will be accounted for using the purchase method of accounting. All other accounting policies will remain consistent with prior years as noted in the Company's audited historical financials. For the pro forma financial statement reflecting the Amalgamations, the HIIC Loan, the HIIC Equity Commitment and the B/E Conversion, see "Unaudited Pro Forma Combined Condensed Financial Statements."

Resales of Common Stock and Registration Rights

     The shares of Common Stock to be issued to HIIC pursuant to the Amalgamation Agreement are not being registered under the Securities Act. Pursuant to Rule 144 under the Securities Act, the sale of Common Stock acquired by HIIC pursuant to the Amalgamation will be subject to certain restrictions. HIIC may resell common stock under Rule 144 only if it has held such Common Stock for one year or longer and (i) the Company has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve months, (ii) the Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) HIIC does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a nominal commission and (d) the broker does not solicit customer orders to buy the securities, and (iii) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (x) 1% of the outstanding shares of Common Stock and (y) the average weekly trading volume of Common Stock on all national securities exchanges during the four-week period preceding the sale. The HIIC Entities will have the right to cause the Amalgamated Company to effect two demand registrations and, under certain circumstances, to effect certain other registrations of their shares of Common Stock. This right is subject to certain conditions and limitations. See "The Amalgamations -- Related Agreements" and "-- Shares Eligible for Future Sale."

Status as Foreign Private Issuer

     As a foreign private issuer under the rules promulgated under the Exchange Act, Sky Games is exempt from the Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act. As a foreign private issuer, Sky Games files its annual report on Form 20-F. As such, Sky Games is not required to comply with many of the disclosure requirements of the Exchange Act in connection with the solicitation of proxies and sales of the securities of Sky Games by officers, directors and more than 10% shareholders of Sky Games ("Insiders"). Following the Amalgamation, it is anticipated that Sky Games will no longer be a foreign private issuer and will be subject to Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act and will be required to file its annual report on Form 10-K.

     Additionally, following the Amalgamations and the loss of Sky Games' status as a foreign private issuer, Sky Games will be required to file quarterly reports on Form 10-Q. As a foreign private issuer, Sky Games currently files interim reports on Form 6-K. Sky Games' Insiders currently are not required to disclose changes in Sky Games' security ownership pursuant to Section 16 of the Exchange Act. Following the Amalgamations and the loss of foreign private issuer status, such Insiders will be required, among other things, to disclose changes in security ownership at the close of each calendar month and will be subject to shareholder suits to recover, on behalf of Sky Games, profit realized by such Insider from any purchase and sale, or any sale and purchase, of any equity security of the issuer (subject to certain exceptions) within any period of less than six months.

Interests of Certain Persons in the Amalgamations

     In considering the recommendation of the Board with respect to the Amalgamations, shareholders should be aware that certain members of Sky Games's management and the Board have certain interests in the Amalgamations that are in addition to the interests of the shareholders of Sky Games generally. The Board was aware of, and approved, these interests and considered them in connection with the Board's consideration of the Amalgamations, the Amalgamation Agreement and the transactions contemplated thereby. See "Summary -- The Amalgamations -- Effect of Amalgamations"; " -- Percentage Ownership of HIIC after the Amalgamations"; "-- the Amendments" and "Risk Factors -- Discretion of Largest Shareholder to Appoint Certain Directors and to Approve Certain Corporate Actions."

     Engagement of Geller & Co. Laurence Geller, Chairman and Chief Executive Officer of Sky Games is principal of Geller & Co. Pursuant to Sky Games' retainer agreement with Geller & Co. dated February 14, 1996, Geller & Co. has been granted 200,000 shares of Common Stock. The 200,000 shares vest upon the earlier of the end of 18 months after the date of the agreement or the closing of the first major transaction, which the Board has determined to include the Amalgamations. Therefore, upon consummation of the Amalgamations, the 200,000 share grant will vest.

     Engagement of Valuemetrics. Sky Games has retained Valuemetrics as its financial advisor in connection with the Amalgamations and to help ensure that the Board was fully informed regarding the Amalgamations and the Transaction discussed in this Proxy Statement. Upon consummation of the Amalgamation, Valuemetrics will receive a fee in this connection in an amount equal to $30,000.

     Indemnification of Directors and Officers. The Bermuda Act expressly prohibits a company from indemnifying any officer or auditor of the company against liability arising from the officer's or auditor's willful negligence, willful default, fraud or dishonesty. The Bermuda Act provides, however, that a company may indemnify an officer or auditor against any liabilities incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor. Under the current Bye-Laws of Sky Games, every director, officer and committee member of Sky Games is indemnified out of the funds of Sky Games against all civil liabilities, loss, damage or expense (including but not limited to all liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred by him as a such director, officer of committee member. Every director, officer and committee member of Sky Games is also indemnified out of the funds of Sky Games against all liabilities incurred by him as a director, officer or committee member in defending any proceedings, whether civil or criminal, in which judgement is given in his favor, or in which he is acquitted, or in connection with any application under the Bermuda Act in which relief from liability is granted to him by the court. To the extent that any director, officer or member of a committee duly constituted is entitled to claim an indemnity pursuant to the Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as a obligation of the Company to reimburse the person making such payment of effecting such discharge. The Amalgamated Company also will enter into individual indemnification contracts with each of its directors and officers affording them the right to the fullest indemnification permitted under Bermuda law. The Amalgamated Company will also have in place at or prior to the Subsidiary Amalgamation reasonable and customary directors and officers insurance covering each of the directors and officers of the Amalgamated Company.

     Interests of HIIC Entities. The interests of the HIIC Entities in the Amalgamations include: (i) the right to the Conversion Shares (ii) rights under the HIIC Loan and HIIC Equity Commitment, including the right to receive additional shares of Common Stock upon the automatic conversion of the HIIC Loan at the Subsidiary Effective Time and upon exercise of the HIIC Equity Commitment by the Amalgamated Company for 650,000 shares Common Stock at $1.00 per share;
(iii) the right to appoint a number of Board members and members of the executive, compensation and audit committees of the Board generally proportionate to their share ownership; (iv) rights to approve certain major actions of the Board and of the shareholders of the Amalgamated Company; (v) registration rights with respect to Voting Shares; (vi) rights to prevent the dilution of their holdings of Voting Shares, including the right to receive Common Stock upon issuance of B/EA of Common Stock upon conversion of the Class A Preference Shares; (vii) the preemptive right, upon certain conditions, to purchase certain securities offered by the Amalgamated Company, including the Debentures and Common Stock issuable upon conversion of the Debentures; (viii) rights under the Amalgamation Agreement, including indemnification for breach of representation by Sky Games and SGIHC; (ix) termination of and a release of claims under the Management Agreement, the Shareholders Agreement and the Cross-License Agreement, including termination of the Amalgamated Company's ability to use the name "Harrah's"; (x) receipt of a license of certain IEL intellectual property; (xi) entry into a continuing services agreement with the Amalgamated Company; and (xii) indemnification for their representatives on the Board. See "Summary -- The Special General Meeting"; "Recent Developments -- Cancellation of Preference Shares"; "The Amalgamations -- Adjustments to Amalgamation Consideration"; "Effects of the Amalgamations"; "-- Interests of Certain Persons in the Amalgamations"; "-- Related Agreements"; "-- Certain Provisions of the Amalgamation Agreement"; "The Amendments -- Board Representation"; "-- Approval Rights"; and "-- Shareholder Approval Rights." The HIIC Entities will also be beneficiaries of the Amalgamated Company's rights to protect gaming licenses it may hold through redemption of shares held by Disqualified Holders, including mandatory redemption whenever the HIIC Entities own 10% or more of the Voting Shares, and removal of disqualified directors and officers, which would also protect the gaming licenses of the HIIC Entities. See "The Amendments -- Rights to Protect Gaming Licenses and Integrity."

Related Agreements

     Termination Agreements. The Amalgamation Agreement provides that, as condition to the consummation of the Subsidiary Amalgamation, the parties shall have entered into agreements to terminate the following agreements (i) the Management Agreement as of the Subsidiary Effective Time; (ii) the Shareholders Agreement as of the Subsidiary Effective Time; and (iii) the Cross-License Agreement among Sky Games (f/k/a Creator Capital Inc., a Yukon Territory corporation), IEL and HIEC dated December 30, 1994 as of the Effective Time (collectively, the "Termination Agreements"). The Termination Agreements shall provide for the mutual release of the parties to the terminated agreements.

     Shareholder Rights Agreement. As a condition to the consummation of the Subsidiary Amalgamation, the parties to the Amalgamation Agreement shall have entered into a Shareholder Rights Agreement (the "Shareholder Rights Agreement"). Pursuant to such agreement, the Amalgamated Company will agree that for so long as the HIIC Entities own 20% or more of the outstanding Voting Shares on a fully-diluted basis (as defined in the Bye-Laws as amended by the Amendments (the "Amended Bye-Laws")), any of the following actions by the Amalgamated Company would require the approval of the majority of the Board and HIIC Appointees: (i) the sale of all or any material portion of the assets of the Amalgamated Company together with its subsidiaries; (ii) the incurrence, renewal, prepayment or amendment of the terms of indebtedness the Amalgamated Company together with its subsidiaries in excess of $5 million in any one fiscal year; (iii) the Amalgamated Company or any of its subsidiaries entering into any material joint venture or partnership arrangement outside of its previously approved scope of business; (iv) any material acquisition of assets by the Amalgamated Company or any of its subsidiaries, including by lease or otherwise (other than by merger, consolidation or amalgamation) other than pursuant to a previously approved budget or plan, or the acquisition by the Amalgamated Company or any of its subsidiaries of the stock of another entity, in each case involving an acquisition valued at $5 million or more; (v) any material change in the nature of the business conducted by the Amalgamated Company or any of its subsidiaries; (vi) any material amendments to the MIP for 12 months following the Subsidiary Amalgamation; (vii) any material changes in accounting policies;
(viii) the adoption of any stock option plans for greater than 5% of the then outstanding Common Stock of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws), other than the MIP, in any one fiscal year; and (ix) the creation or adoption of any shareholder rights plan. Also pursuant to such agreement, for so long as the HIIC Entities own 10% or more of the outstanding Voting Shares on a fully-diluted basis (as defined in the Amended Bye-Laws), as to (x) any change in or conduct of the Amalgamated Company's or any of its subsidiaries' business or proposed business (including, but not limited to, the terms of repurchase or redemption of any debt from any holder thereof if such holder would be a Disqualified Holder if such person held shares of the Amalgamated Company) that would constitute or result in, or (y) any action or inaction of or by the Amalgamated Company or any of its subsidiaries' which the HIIC Entities determine in their reasonable business judgment would result in, in the case of either (x) or (y), any actual or threatened disciplinary action or any actual or threatened regulatory sanctions with respect to or affecting the loss of, or the inability to obtain or failure to secure the reinstatement of, any registration, certification, license or other regulatory approval held by the HIIC Entities in any jurisdiction in which the HIIC Entities are actively conducting business or as to which any of them has received final approval or authorization to proceed, even on a preliminary basis, from its respective board of directors (or any appropriate committee established by such board of directors) of plans to conduct business (each such change, conduct, action or inaction a "Disqualifying Action"); provided, the reasonable business judgment to be exercised by the HIIC Entities in determining whether a Disqualifying Action has occurred or would result need not involve any consideration of the effect of the Disqualifying Action on the Amalgamated Company alone or together with its subsidiaries because the purpose of the protections afforded by the determination of a Disqualifying Action is for the benefit of the separate businesses and investments of the HIIC Entities.

     Registration and Preemptive Rights Agreement. It is also a condition to the consummation of the Subsidiary Amalgamation, the parties to the Amalgamation Agreement shall have entered into a Registration and Preemptive Rights Agreement (the "Registration and Preemptive Rights Agreement"). Under such agreement, the HIIC Entities would have two demand registration rights to cause the Amalgamated Company to register the Common Stock owned by the HIIC Entities, provided, that prior to June 30, 1998, no such demand registration could be brought for a number of shares in excess of one million shares unless the Amalgamated Company receives the opinion of its investment banker that the trading price of the Common Stock would not fall by more than 25% for more than 15 consecutive trading days as a result of such sale, in which case a demand could be brought with respect to up to such number of shares of Common Stock as would not cause the market price to fall below such level. Each such offering shall be underwritten on a firm commitment basis by an underwriter chosen by the Amalgamated Company. The demand rights would be subject to customary restrictions such as 120 day blockage periods for corporate developments or registered offerings by the Amalgamated Company, cut-backs and etc. The Amalgamated Company would also agree pursuant to such agreement that until the earlier of when the HIIC Entities own less than 5% of the outstanding Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws), the HIIC Entities would have customary piggy-back rights to include their shares of Common Stock in registered offerings by the Amalgamated Company. The HIIC Entities would bear the costs of their legal counsel and any underwriting discounts, commissions or allowances in connection with all sales pursuant to the foregoing, and the Amalgamated Company would bear all other fees and expenses of such registrations. The HIIC Entities would have the right to purchase securities offered by the Amalgamated Company for as long as the HIIC Entities own 20% or more of the outstanding Common Stock on a fully-diluted basis (as defined in the Amended Bye-Laws) at the same price and terms such securities are otherwise being offered which would include the Debentures and shares issuable upon conversion of the Debentures. The HIIC Entities would also have the right for as long as the HIIC Entities own 20% or more of the outstanding Voting Shares on a fully-diluted basis (as defined in the Amended Bye-Laws) to participate on a proportionate basis in any non-pro rata stock repurchases or redemptions conducted by the Amalgamated Company. At any time that the HIIC Entities own less than 10% of the outstanding Voting Shares, on a fully-diluted basis (as defined in the Amended Bye-Laws), the Amalgamated Company shall have the right to cause the HIIC Entities to sell their Voting Shares pursuant to a registered sale and the HIIC Entities shall have the right to cause the Amalgamated Company to file a registration statement to sell their Voting Shares in the event (i) of any change in or conduct of the business or proposed business of the Amalgamated Company or any of its subsidiaries or any other action or inaction of the Amalgamated Company or any of its subsidiaries which would constitute a Disqualifying Action or (ii) the Amalgamated Company does not redeem a "Disqualified Holder" (as defined in the Amended Bye-Laws) pursuant to the Amended Bye-Laws, in each case at the Amalgamated Company's expense without being subject to the limitations on demand rights set forth above. Upon any conversion of any Class A Preference Shares issued to B/EA as part of the B/E Conversion, the Amalgamated Company shall issue to HIIC a number of shares of Common Stock at no charge to HIIC such that such number of shares plus the Conversion Shares plus the number of shares of Voting Shares issuable to HIIC under the HIIC Loan and the HIIC Equity Commitment constitutes the same percentage of the outstanding Common Stock on a fully-diluted basis (as defined in the Amended Bye-Laws) as the number of Conversion Shares plus the number of shares of Common Stock issuable to HIIC under the HIIC Loan and the HIIC Equity Commitment constituted of the outstanding Common Stock on a fully-diluted basis (as defined in the Amended Bye-Laws) prior to such issuance.

     License Agreement. The Amalgamation Agreement will further provide that as a condition to the consummation of Subsidiary Amalgamation, the parties shall have entered into a License Agreement (the "License Agreement") regarding use by the HIIC Entities of IEL intellectual property following the Amalgamations. The Amalgamated Company would grant a fully paid and perpetual worldwide license to the HIIC Entities to use IEL's gaming technology in non-competitive uses in traditional casino venues which the HIIC Entities own, operate or manage. The license would include source codes for all software, and neither party would have any obligation to share or provide any improvements or modifications with the other party. The license would contain customary provisions regarding limitations on the use of and protections regarding the IEL intellectual property.

     Continuing Services Agreement. Sky Games and HIEC shall as of the closing have entered into a Continuing Services Agreement, terminated upon 60 days' notice, regarding the provision of certain administrative and support services by HIEC to Sky Games, provided that Sky Games bears the cost of termination.

     Option Plans. At the December 6, 1996 meeting, the Board adopted the MIP and the Directors Option Plan, in order address the need following the Amalgamations for the Amalgamated Company to be able to attract and motivate qualified management and directors. The MIP provides for the allocation of 4,070,105 options for shares of Common Stock to the management of the Amalgamated Company. The Director Stock Plan provides for the automatic grant of options for 10,000 shares of Common Stock to all directors holding office on December 10 of each year at the trading price on such day. See "Recent Developments -- Option Plans.

               CERTAIN PROVISIONS OF THE AMALGAMATION AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Amalgamation Agreement, a copy of which is attached as Appendix A of this proxy statement, which is incorporated by reference herein.

Conditions to the Subsidiary Amalgamation

     Conditions to Obligation of HIIC, IEL, SGIHC and Sky Games to Consummate the Subsidiary Amalgamation

     The respective obligation of HIIC, SGIHC and Sky Games to consummate the Subsidiary Amalgamation is subject to the fulfillment at or prior June 21, 1997 of the following conditions:

     Sky Games Shareholder Approval. The shareholder resolutions necessary to approve the transactions to be effected by the Subsidiary Amalgamation which require shareholder approval shall have been approved by the requisite vote of the shareholders of Sky Games.

     Other Approvals. The Amalgamations and the transactions contemplated thereby shall have been approved by Singapore Airlines Limited. All authorizations of any governmental entity which the failure to obtain would have the effect of making the Subsidiary Amalgamation or any of the transactions contemplated thereby illegal (or ineffective) or would have a material adverse effect on Sky Games or the Amalgamated Company shall have been obtained.

     No Order. No government entity or court having jurisdiction over Sky Games, SGIHC or IEL shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, judgment, decree or other order which is then in effect and has the effect of making the Subsidiary Amalgamation illegal or prohibiting the Subsidiary Amalgamation or any of the transactions contemplated by the Amalgamation Agreement.

     Termination Agreements. The parties shall have entered into the Termination Agreements, which shall provide for the mutual release of all parties to the terminated agreements.

     Litigation. There shall not have been instituted and be pending any suit, action or proceeding by any governmental entity or shareholder of Sky Games as a result of the Amalgamation Agreement or the transactions contemplated thereby which would reasonably be expected to prevent or materially delay the Subsidiary Amalgamation.

     Performance of Obligations. IEL shall have performed in all material respects each of its agreements contained in the Amalgamation Agreement, each of the representations and warranties of IEL shall be true and correct, and Sky Games and HIIC shall have received a certificate to that effect.

     Material Adverse Change. Since the date of the Amalgamation Agreement, there shall have been no material adverse change to IEL, and Sky Games and HIIC shall have received a certificate signed on behalf of IEL to such effect.

     Continuing Services Agreement. Sky Games and HIEC shall have entered into the Continuing Services Agreement regarding the provision of administrative and support services by HIEC, terminable by the Amalgamated Company on 60 days' notice and the payment of a termination fee.

     Continued Listing of Sky Games Common Shares. There shall not have been a cease trading order in effect as to the trading of the Common Stock through the SmallCap Market, Sky Games' Common Stock shall be listed on the SmallCap Market and Sky Games shall not have received a notice of non-compliance from Nasdaq as to any applicable SmallCap Market continued listing requirement and such notice shall not have been rescinded or such non-compliance remedied.

     Receipt of Legal Opinion. HIIC, Sky Games and SGIHC shall have received the legal opinion of Appleby, Spurling & Kempe addressed to each of them in such form as is reasonably acceptable to each of HIIC, Sky Games and SGIHC.

Additional Conditions to Obligation of HIIC

     Conditions to Obligation of HIIC to Consummate the Subsidiary Amalgamation.

     The obligation of HIIC to consummate the Subsidiary Amalgamation shall be subject to the fulfillment at or prior to the Subsidiary Effective Time of the following additional conditions:

     Approval of HIIC Board and HIIC. The board of directors of HIIC shall have approved the Amalgamation Agreement and any ancillary agreements and HIIC shall have approved the Subsidiary Amalgamation and the Amalgamation Agreement as a shareholder of IEL.

     Performance of Obligations; Representations and Warranties. Each of Sky Games and SGIHC shall have performed in all material respects each of its agreements prior to the Effective Time, each of the representations and warranties of Sky Games and SGIHC contained in the Amalgamation Agreement shall be true and correct at and as of the Subsidiary Effective Time, except as contemplated or permitted by the Amalgamation Agreement. HIIC shall have received a certificate signed on behalf of Sky Games by its chief executive officer and its chief financial officer to such effect.

     Consents Under Agreements. HIIC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Amalgamation Agreement under any other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on HIIC or upon the consummation of the transactions contemplated hereby.

     Material Adverse Change. Since the date of the Amalgamation Agreement, there shall have been no material adverse change with respect to Sky Games, except as contemplated in the 1997 IEL Plan (as defined in the Amalgamation Agreement) or as a result of the write-down of real estate assets owned by a subsidiary of Sky Games. HIIC shall have received a certificate signed on behalf of Sky Games by its Chief Executive Officer and its Chief Financial Officer to such effect.

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

     Delivery of Agreements. Sky Games and HIIC shall have entered into the following agreements as to the Closing: (i) Shareholder Rights Agreement; (ii) Registration Rights and Preemptive Rights Agreement; and (iii) License Agreement.

     Performance Shares. Sky Games shall have entered into binding written agreements with the record holders of all 3,525,000 Performance Shares being held in escrow by Montreal Trust Company of Canada under an Escrow Agreement, pursuant to which the holders of the Performance Shares have agreed to tender their Performance Shares to the Sky Games and pursuant to which no more than 1,175,000 shares shall be issued as consideration for the tendering for redemption and cancellation of the Performance Shares and HIIC shall have received a certificate signed on behalf of Sky Games by its Chief Executive Officer to such effect. Each holder of the Performance Shares shall have executed and delivered to a national banking association, acceptable to Sky Games and HIIC (the "Proxy Holder"), an irrevocable proxy appointing the Proxy Holder proxy for such holder with respect to the Performance Shares. The Proxy Holder shall further have entered into an agreement with Sky Games and HIIC not to vote the Performance Shares. See "Recent Developments -- Cancellation of Performance Shares."

     Bye-Law Amendments. The Amendments shall have been approved by the requisite vote of shareholders of Sky Games at the Special General Meeting in accordance with applicable law and the Bye-Laws of Sky Games.

     B/E Conversion. Sky Games shall have at or immediately prior to the Subsidiary Effective Time consummated the B/E Conversion.

     B.C. Securities Compliance Certificate. Sky Games shall have delivered to HIIC a certificate of the British Columbia Securities Commission certifying that Sky Games is in compliance with its filing obligations under the British Columbia Securities Commission dated no more than ten (10) days prior to the date of closing.

Additional Conditions to Obligation of Sky Games

     Conditions to Obligations of Sky Games and SGIHC to Consummate the Amalgamation.

     The obligation of Sky Games and SGIHC to consummate the Subsidiary Amalgamation shall be subject to the fulfillment at or prior to the Subsidiary Effective Time of the following additional conditions:

     Performance of Obligations; Representations and Warranties. HIIC shall have performed in all material respects each of its agreements contained in the Amalgamation Agreement required to be performed at or prior to the Subsidiary Effective Time. Each of the representations and warranties of HIIC contained in the Amalgamation Agreement that is qualified by materiality shall be true and correct at and as of the Subsidiary Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Subsidiary Effective Time. Sky Games shall have received a certificate signed on behalf of HIIC by its President and Treasurer to such effect.

     Consents Under Agreements. Sky Games and SGIHC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Amalgamation Agreement or under any other agreement or instrument required thereunder, except where the failure to obtain the same would not reasonably be expected to have a material adverse effect on Sky Games or SGIHC or upon the consummation of the transactions contemplated by the Amalgamation Agreement.

Representations and Warranties

     The Amalgamation Agreement contains various representations and warranties by Sky Games, SGIHC and IEL relating to among other things: (i) each of their and certain of their subsidiaries corporate matters;(ii) each of their capital structures; (iii) the authorization, execution, delivery, performance and enforceability of the Amalgamation

Agreement and related matters; (iv) the absence of conflicts, violations of or defaults under the Memoranda of Association and Bye-laws of each of Sky Games and SGIHC, any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license, or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sky Games or any of its subsidiaries; (v) the absence of certain changes or events; (vi) compliance with certain laws; (vii) litigation; (viii) contracts; and (ix) the absence of undisclosed liabilities.

     Additionally, Sky Games and SGIHC represent and warrant as to (i) compliance with U.S. federal law of all documents filed by Sky Games with the U.S. Securities and Exchange Commission since January 4, 1994 and (ii) that the purpose of the formation of SGIHC as a holding subsidiary for the stock of IEL.

     IEL represents and warrants separately that the subsidiary of IEL was formed solely for the purpose of conducting all operations required to be conducted by IEL in Singapore pursuant to the agreements with Singapore Airlines Limited and has engaged in no other business.

Certain Covenants; Conduct of Business of Sky Games

     During the period from the date of the Amalgamation Agreement until the Subsidiary Effective Time, Sky Games has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Amalgamation Agreement, or to the extent that HIIC has otherwise consented in writing):

     Ordinary Course. Except as specifically disclosed to HIIC, each of Sky Games and its subsidiaries shall carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, subject to certain Sky Games employee matters, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Subsidiary Effective Time.

     Dividends; Changes in Stock. Sky Games shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date of the Amalgamation Agreement or as contemplated by any existing employee benefit plan.

     Issuance of Securities. Sky Games shall not and it shall not permit any of its subsidiaries to issue, deliver sell, pledge, dispose of or otherwise encumber, any shares of its capital stock (other than pursuant to the HIIC Loan and the HIIC Equity Commitment), any other voting securities or equity equivalent or any securities convertible into Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Common Stock prior to the Subsidiary Effective Time upon the conversion of the HIIC Loan and the purchase pursuant to an exercise of the HIIC Equity Commitment, unless such shares are issued to HIIC, such that the percentage of shares, on a fully-diluted basis (as defined in the Amended Bye-Laws), to be issued to HIIC pursuant to the conversion of the IEL Common Stock concurrent with the Subsidiary Amalgamation and plus the number of shares of Common Stock issuable pursuant to the HIIC Loan and the HIIC Equity Commitment, equals the percentage to be issued to HIIC, on an fully-diluted basis (as defined in the Amended Bye-
Laws), prior to such issuance.

     Governing Documents. Except as contemplated by the Amalgamation Agreement, Sky Games shall not amend or propose to amend its charter or organization documents or Bye-Laws, if such amendment would adversely affect the rights of HIIC under the Amalgamation Agreement or upon consummation of the Amalgamation.

     No Acquisitions. Sky Games shall not, and it shall not permit any of its subsidiaries to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than transactions that are not material.

     No Dispositions. Sky Games shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets other than the real property owned by a subsidiary of Sky Games.

     Indebtedness. Sky Games shall not, and it shall not permit any of its subsidiaries to incur any indebtedness (other than pursuant to the HIIC Loan and to HIIC Equity Commitment) or make any loans or other investments in any other person.

     No Violation of Law. Sky Games shall not, and it shall not permit any of its subsidiaries to violate or fail to perform any material obligation or duty imposed upon Sky Games or any subsidiary of Sky Games by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

     Accounting Procedures. Sky Games shall not, and it shall not permit any of its subsidiaries to take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures.

     No Announcements or Commitments in Breach. Sky Games shall not, and it shall not permit any of its subsidiaries to authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing items.

     Material Adverse Effect. Sky Games shall promptly advise HIIC orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on Sky Games.

     Management of Business of IEL. During the period from the date of the Amalgamation Agreement until the Subsidiary Effective Time, HIIC has agreed that it shall cause HIEC to manage the business of IEL in accordance with the terms of the Management, the Shareholders Agreement and the 1997 IEL Plan.

     Employee Benefits. Except as expressly contemplated by the Amalgamation Agreement, HIIC shall not, and shall not cause HIEC, to enter into or adopt any existing employee benefit or welfare plan, except as required by law or as is consistent with past practices.

     Compensation. HIIC shall not, and shall not cause HIEC to, increase the compensation payable to officers or employees (including severance) or alter any employment, severance or consulting agreement or, except as may be required to comply with applicable law or as is consistent with past practices, amend any employee benefit plan.

     Acquisition of Shares of Capital Stock of Sky Games. HIIC shall not, and shall not cause HIEC to, acquire any shares of capital stock of Sky Games.

Amendment, Waiver and Termination

     Termination. The Amalgamation Agreement may be terminated at any time prior to the Subsidiary Effective Time, whether before or after any approval by the stockholders of Sky Games of the matters presented in connection with the
Amalgamation: (i) by mutual written consent; (ii) by Sky Games, by written notice to HIIC, (a) if HIIC shall have failed to comply in any material respect with any of its covenants or agreements contained in Amalgamation Agreement; or
(b) the shareholders of Sky Games fail to approve the Amendments or the Additional Actions; (iii) by HIIC, by written notice to Sky Games, (a) if Sky Games or SGIHC shall have failed to comply in any uncured material respect with any of its respective covenants or agreements contained in the Amalgamation Agreement; or (b) the shareholders of Sky Games shareholders fail to approve the Amendments or the Additional Actions; (iv) by either Sky Games or HIIC, by written notice from the terminating party to the other parties, if there has been a material breach by the other of a representation or warranty; (v) by either Sky Games or HIIC, by written notice from the terminating party to the other parties, if there has been an uncured material breach by IEL of any covenant, representation or warranty; (vi) by either Sky Games or HIIC, by written notice from the terminating party to the other parties, if the Amalgamation has not been effected on or prior to the close of business on June 21, 1997.

     Effect of Termination. In the event of the termination of the Amalgamation Agreement by either Sky Games or HIIC the Amalgamation Agreement will become void without any liability hereunder on the part of HIIC, IEL, Sky Games, or SGIHC or their respective directors or officers, except for Section 6.2 and 6.4 of the Amalgamation Agreement which survive termination, provided no party is released from liability for breach of the Amalgamation Agreement, which liability shall not include liability for consequential damages.

     Amendment. The Amalgamation Agreement may be amended by the parties thereto, at any time before or after approval by the stockholders of Sky Games of the matters presented to them in connection with the Subsidiary Amalgamation; provided, however, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. The Amalgamation Agreement may not be amended except by an instrument in writing.

     Waiver. At any time prior to the Subsidiary Effective Time, Sky Games, SGIHC, IEL and HIIC (i) may extend the time for the performance of any of the obligations or other acts of the other parties the Amalgamation Agreement, (ii) waive any inaccuracies in the representations and warranties contained or in any instrument delivered pursuant to the Amalgamation Agreement, and (iii) waive compliance with any of the agreements or conditions contained in the Amalgamation Agreement which may legally be waived.

Indemnification Provisions

     Indemnification Obligations of Sky Games. From and after the Closing, Sky Games shall indemnify, defend, save and keep the HIIC Entities forever harmless against and from all loss, cost, damage and expense (collectively, "Damages") sustained or incurred by HIIC and HIEC as a result of or arising out of or by virtue of or in connection with any inaccuracy in or breach of any representation and warranty made by Sky Games or SGIHC under the Amalgamation Agreement.

     Limitations on Sky Games's Indemnification Obligations. Sky Games shall not have any indemnification obligation and the HIIC Entities shall not be entitled to recover, unless a claim has been asserted by written notice, specifying the details of the alleged inaccuracy in or breach of any representation or warranty, delivered to Sky Games on or prior to the end of the period terminating on the date of the first report of Sky Games's independent auditors on the audited financial statements of Sky Games for the period ending December 31, 1997; provided, however, that indemnification claims with respect to any alleged inaccuracy in or breach of any representation or warranty in Section 2.4 of the Amalgamation Agreement may be asserted by such written notice, delivered to Sky Games on or prior to the end of the period terminating 36 months after the date of the closing.

     Third Party Claims. Subject to certain requirements, Sky Games has agreed to defend the HIIC Entities with respect to third party claims for which the HIIC Entities would be entitled to indemnification.

     Tax and Insurance Benefits. All indemnification or reimbursement payments required pursuant to the Amalgamation Agreement shall be made net of all cash, tax and insurance benefits received by the HIIC Entities.

     Remedies and Undertakings. Except as otherwise specifically provided in the Amalgamation Agreement, the sole and exclusive remedy of the HIIC Entities under the Amalgamation Agreement for a breach of a representation or warranty by Sky Games shall be restricted to the indemnification rights set forth therein. Prior to the assertion of any claims for indemnification under the Amalgamation Agreement, the HIIC Entities shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages. The limitation in the preceding sentence shall not apply to action resulting from a default or an alleged default in the performance of the Amalgamation Agreement other than a default under a representation or warranty under the Amalgamation Agreement.

                                THE AMENDMENTS

     In order to consummate the Amalgamations and the B/E Conversion, the Bye-Laws of the Company will be required to be amended. Adoption and approval of the Shareholder Resolution will result in the Amendments being made to the Bye-laws. If the Shareholder Resolution is not approved, the Amendments will not be made, and the Amalgamations and the B/E Conversion will not occur.

     The rights of the HIIC Entities under the Amended Bye-Laws of the Amalgamated Company will vary depending on their aggregate ownership of Voting Shares on a fully-diluted basis as such terms is defined in the Amended Bye-Laws. For purposes of the Amended Bye-Laws, "fully-diluted basis" shall mean at any time that number of (A) shares of Common Stock equal to the sum, without duplication, of (i) the total number of shares of Common Stock then outstanding (other than the 3,525,000 Performance Shares), plus (ii) the total number of shares of Common Stock into which all then outstanding Preference Shares or any other shares of the Amalgamated Company are then convertible directly or indirectly, provided that shares of Common Stock issuable upon conversion of Class A Preference Shares shall not be included until such conversion occurs, plus (iii) the total number of shares of Common Stock then issuable directly or indirectly upon exercise of all then outstanding options, warrants (including pursuant to the HIIC Equity Commitment), unexercised stock subscriptions, convertible debentures and other convertible securities plus (B) Voting Shares (other than Common Stock) equal to the sum, without duplication (including without duplication of any Common Stock) of (i) the total number of Voting Shares (other than Common Stock) then outstanding, plus (ii) the total number of Voting Shares (other than Common Stock) into which all then outstanding Preference Shares or any other shares of the Company are then convertible directly or indirectly, plus (iii) the total number of Voting Shares (other than Common Stock) then issuable directly or indirectly upon exercise of all then outstanding options, warrants, unexercised stock subscriptions, convertible debentures and other convertible securities. The number of Voting Shares on a fully-diluted basis may be different from or the same as the number of Voting Shares on an Adjusted Outstanding Basis.

Board Representation

     The Bye-Laws of Sky Games are proposed to be amended to provide board representation rights, which apply to the HIIC Entities in accordance with specified percentages of equity ownership by HIIC Entities. These board representation amendments provide that: (i) at any time at which the HIIC Entities own 10% or more of the Voting Shares of Sky Games on a fully-diluted basis (as defined in the Amended Bye-Laws), the HIIC Entities shall be entitled to appoint a percentage of directors (rounded up to the nearest 10%) which bears the same proportion to the size of the entire Board as the number of Voting Shares held by the HIIC Entities bears to the total number of Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws), and the HIIC Entities would be entitled to proportionate representation on the Executive, Compensation and Audit Committees of the Board;
(ii) at any time at which the HIIC Entities own 5% or more, but less than 10%, of the Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws), the HIIC Entities would be entitled to appoint one director to the Board and one member of the Executive, Compensation and Audit Committees of the Board; (iii) the Amalgamated Company may in a general meeting authorize the Board to fill any vacancy on the Board, other than a vacancy in the office of a HIIC Appointee; (iv) the size of the Board shall be fixed at 10 members until the HIIC Entities ownership interest falls below 5% of the Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws); (v) at such time as the HIIC Entities own less than 5% of the Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended

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

Bye-Laws) the Board shall consist of not less than 3 directors; (vi) at least 2 of the directors sitting on the Board, other than the HIIC Appointees, shall be outside directors; and (vii) the Compensation Committee will be comprised of non-management directors.

Approval Rights

     The Amendments will also cause the Bye-Laws to provide that at any time that the HIIC Entities own 20% or more of the Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws), any of the following actions would require the approval of a majority of the HIIC Appointees as part of the necessary majority of the Board of directors and the HIIC Entities' consent, as part of the necessary shareholder approval: (i) the amalgamation, merger or consolidation of the Amalgamated Company; and (ii) any amendment to the Amended Bye-Laws of the Amalgamated Company which would have a material adverse effect on HIIC Entities' rights under the Amended Bye-Laws including their right to Board or committee representation or Board or shareholder approval rights.

Shareholder Approval Rights

     The Bye-Laws of Sky Games are further proposed to be amended to provide for certain approval rights to the HIIC Entities as a shareholder of Amalgamated Company. At any time that the HIIC Entities own 20% or more of the Voting Shares of the Amalgamated Company on a fully-diluted basis (as defined in the Amended Bye-Laws), any of the following actions would require the HIIC Entities' consent, as part of the necessary shareholder approval: (i) the dissolution or winding up of the Amalgamated Company; and (ii) the appointment of the Amalgamated Company's independent auditors.

Rights to Protect Gaming Licenses and Integrity

     The gaming industry is highly regulated and gaming service providers are dependent on public perception and regulatory licensing in order to conduct their business. Because public perception and regulatory licenses can be jeopardized by the acquisition by certain persons of material portions of the capital stock of entities engaged in providing gaming, it is customary for participants in the gaming industry to include in their charter documents provisions which enable them to redeem the shares of persons whose acquisition of stock would put such participant's public perception and regulatory gaming licenses at risk. Additionally, as a relatively new venue for gaming, in-flight gaming is, to a great degree, as of yet, unregulated. Because in-flight gaming is not, in many instances, subject to intense regulatory scrutiny that other sectors of the gaming industry are subject, Sky Games anticipates that it is incumbent upon market participants to be highly vigilant in protecting its public perception and operational integrity. Sky Games proposes to adopt provisions described above for its Bye-Laws to protect its public perception and operational integrity and ability to obtain the anticipated regulatory licenses. Therefore, the Amendments would cause the Amended Bye-Laws to provide that the Amalgamated Company would be required to redeem, for cash at fair market value, the shares of any holder of the shares of capital stock of the Amalgamated Company (1) who, either individually or when taken together with any other holders of shares of the Amalgamated Company, is or would reasonably be expected to be determined by any gaming regulatory agency to be unsuitable, or has or would reasonably be expected to have an application for a gaming license or permit or other necessary regulatory approval rejected, or has or would reasonably be expected to have a previously issued gaming license or permit or other necessary regulatory approval rescinded, suspended, revoked, not renewed or not reinstated, as the case may be, whether or not any of the foregoing is or would reasonably be expected to be final and nonappealable, or (2) whose holding of shares, either individually or taken together with the holdings of others, could reasonably be expected to cause the Amalgamated Company (or any other company engaged in the gaming business in any jurisdiction if such holder of shares were a shareholder of that company) to be denied a license, permit or other necessary regulatory approval to engage in any aspect of the gaming business or the serving or sale of alcoholic beverages in connection with the operation of a gaming business. A Disqualified Holder's shares shall (i) be required to be redeemed whenever the HIIC Entities own 10% or more of the Voting Shares on a fully-diluted basis (as defined in the Amended

Bye-Laws) and (ii) be subject to redemption by action of the Board whenever the HIIC Entities own less than 10% of the Voting Shares on a fully-diluted basis (as defined in the Amended Bye-Laws). Additionally, the Bye-Laws would be amended to provide for the automatic disqualification of any director or officer of the Amalgamated Company who would be a Disqualified Holder if he were to own shares of the Amalgamated Company. For a discussion of the HIIC Entities right to cause the Amalgamated Company to register their shares as long as the HIIC Entities owned 10% or more of the Voting Shares of the Amalgamated Company pursuant to the Registration and Preemptive Rights Agreement, see "The Amalgamations -- Related Agreements."

Rights Attaching to Preference Shares

     As part of its efforts to improve the capital situation of Sky Games, Sky Games has negotiated with B/EA to convert its indebtedness in the amount of U.S. $2.6 million (including accrued and unpaid interest) into 2,600 Class A Preference Shares. In order to consummate the B/E Conversion and issue the Class A preference shares, the Bye-Laws of Sky Games are required to be amended to permit the Board to designate the rights attaching to the Class A Preference Shares. In order to permit the Board to designate the rights attaching to the 5,000,000 Class B Preference Shares it is proposed that Bye-Laws be amended to permit the Board to designate the rights attaching to the Class B Preference Shares. Therefore, the Amendments would cause the Amended Bye-Laws to provide that the Board shall be authorized to issue the Class A Preference Shares and the Class B Preference Shares (collectively, the "Preference Shares") on such terms as it deems appropriate, including, without limitation, the following: (i) the number of shares of the Preference Shares; (ii) whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate of the Preference Shares; (iii) the dates at which dividends, if any, shall be payable; (iv) the redemption rights of the Preference Shares; (v) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the Preference Shares; (vi) the amounts payable on shares of the Preference Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Amalgamated Company; (vii) whether the shares of the Preference Shares shall be convertible into shares of any other class or preference shares, or any other security, of the Company or any other company, and if so, the specification of such other class of preference shares or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; and (viii) the voting rights, if any, of the holders of the Preference Shares, provided that the Class A Preference Shares shall be non-voting.

Amendment to the Bye-Laws by a Simple Majority; Irrevocable Proxy; Technical Amendments.

     In order to simplify the procedures for amending the Bye-Laws of Amalgamated Company, it is proposed that the Bye-Laws be amended to permit amendment to the Amended Bye-Laws by a vote of a simple majority of the votes cast at a general meeting of the shareholders of Sky Games except for those Amended Bye-Laws setting forth the Board or shareholder approval rights of the HIIC Entities. In order to effect the agreements in connection with the agreed upon cancellation of the Performance Shares, it is proposed that the Bye-Laws be amended to permit shareholders of the Amalgamated Company to issue an irrevocable proxy with respect to their holdings of Common Stock. Finally, in order to improve the Bye-Laws of the Amalgamated Company, it is proposed that the Bye-Laws be amended to correct certain technical errors contained therein.

                              ADDITIONAL ACTIONS

The Name Change

     Since its formation in 1994, IEL has developed a corporate identity in the market for In-flight entertainment services which is an important part of the marketing strategy of Sky Games. The directors of Sky Games believe that the value of the "Interactive Entertainment Limited" name exceeds the value to the Company of its current name "Sky Games International Ltd." Therefore, in order to preserve this identity and convey to Sky Games customers and potential customers the continuity of IEL's development and operations it is proposed to change the name of Sky Games to "Interactive Entertainment Limited," contingent upon consummation of the Amalgamations.

The Change in Par Value

     Sky Games was originally incorporated pursuant to the laws of the Province of British Columbia on February 28, 1981 under the name Tu-Tahl Petro Inc. The Company was reincorporated through the continuance of its corporate existence from the province of British Columbia to the Yukon Territory on July 15, 1992. Effective February 22, 1995, Sky Games continued its corporate existence from the Yukon territory to Bermuda as an exempted company under the Bermuda Act. See "Summary -- The Companies." Until December 31, 1994, the Common Stock was listed and trading on the Vancouver Stock Exchange. Since January 1, 1995, Sky Games shares have been listed and trading on the SmallCap Market. Following the Amalgamations, Sky Games will lose its status as a "foreign private issuer" under U.S. securities laws. Changing the par value of the Common Stock of Sky Games to U.S.$.01 per share each is intended to reflect the increasing importance of U.S. capital markets to the capital needs of Sky Games and the decreasing relevance of Canadian capital markets to the affairs of Sky Games.

The Capitalization Change

     In order to improve the capital and surplus position of Sky Games, and upon the advice of Sky Games' investment bankers Montgomery Securities, Sky Games has negotiated the conversion of the debt of Sky Games to B/EA. See "Recent Developments -- B/E Conversion." In order to consummate the conversion, an increase in the authorized share capital by the creation of 3,000 Class A Preference Shares of U.S.$.01 par value is necessary. Additionally, in order to permit Sky Games added flexibility with respect to equity financing, the creation of a 5,000,000 Class B Preference Shares is also necessary. See "The Amendments -- Rights Attaching to Preference Shares."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed financial statements appearing on pages 54-56 give effect to the Amalgamations.

     The unaudited pro forma combined condensed statements of earnings assume that the Amalgamations had occurred on February 28, 1997. The unaudited pro forma combined condensed balance sheet assumes that the Amalgamations had occurred on February 28, 1997.

     The pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the Amalgamations had been effected on the date indicated or of those results that may be obtained in the future.

                               IEL and Sky Games
             Unaudited Pro Forma Combined Condensed Balance Sheet
                               February 28, 1997

ASSETS
Current
  Cash......................... $ 1,689,514
  Accounts receivables.........      76,000
  Prepaid expenses.............      61,975
  Notes receivable.............      43,768
                                -----------
                                  1,871,257
Computer gaming technology.....          --
Due from affiliated company....          --
Software development...........   1,357,869
Capital assets.................   1,358,890
                                -----------
                                $ 4,588,016
                                ===========
LIABILITIES
Current
  Payables and accruals........ $   393,388
  Loans payable................          --
                                -----------
                                    393,388
                                -----------

SHAREHOLDERS' EQUITY
Common shares..................     162,152
Contributed surplus............  17,569,057
Preferred shares...............   2,600,000
Deficit........................ (16,136,581)
                                -----------
                                  4,194,628
                                -----------
                               $  4,588,016
                               ============

  See accompanying notes to the consolidated pro-forma financial statements.

                               IEL and Sky Games

          Unaudited Pro Forma Combined Condensed Statement Of Income
                         Year Ended February 28, 1997

EXPENSES
  Consulting and contract labor............... $  1,108,492
  Travel, and advertising and promotion.......      625,945
  Office and administration...................      443,908
  Professional fees...........................      315,929
  Interest and bank charges...................      300,388
  Management fees.............................      211,000
  Investors relations and corporate awareness.      120,082
  Amortization................................       87,976
  Exchange loss...............................       20,793
  Filing and listing fees.....................       20,301
  Repairs and maintenance.....................       18,236
  Transfer agent..............................        4,551
  Finance fees................................           --
  Miscellaneous...............................           --
                                               ------------
                                                  3,277,601
                                               ------------

LOSS FROM OPERATIONS..........................   (3,277,601)
                                               ------------

OTHERS
  Interest income.............................       63,738
  Write-down of assets........................   (1,796,554)
                                               ------------
                                                 (1,732,816)
                                               ------------
Net loss for the year.........................   (5,010,417)
DEFICIT, beginning of year....................  (11,126,164)
                                               ------------
DEFICIT, end of year.......................... $(16,136,581)
                                               ============
LOSS per share................................ $      0.211
                                               ------------
WEIGHTED average common shares outstanding....   23,735,000
                                               ------------

  See accompanying notes to the consolidated pro-forma financial statements.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1) The consolidated pro forma financial statements have been prepared to give effect to the following transactions as if they had occurred on March 1, 1996:

     a) Amalgamation of IEL up and into SGIHC with the 20% interest in IEL held by HIIC being converted into 5,879,040 common shares of Sky Games. The Parent Amalgamation immediately following the Subsidiary Amalgamation. The conversion of the 20% interest in IEL held by HIIC into shares of Common Stock is accounted for under the purchase method.

     b) Subscription and issue of 1,000,000 shares of Common Stock at a price of US $1.00 per share by HIIC as a result of conversion of the HIIC Loan and exercise of a warrant pursuant to the HIIC Loan to bring the total number of shares of Common Stock up to 1,000,000 shares.

     c) Subscription and issue of 650,000 shares of Common Stock at a price of $1.00 per share by HIIC pursuant to the HIIC Equity Commitment exercisable at the request of the Amalgamated Company.

     d) The $400,000 investment in IEL by HIIC in the year ended February 28, 1997 is assumed to have occurred immediately prior to the Subsidiary Amalgamation.

     e) The Class A Preference Shares allotted as at February 28, 1997 in the conversion of the Note Payable to B/EA are assumed to have been issued.

     f) Loss per share has been computed on the weighted average number of common shares excluding shares held in escrow.

2) The authorized share capital after giving effect to the proposed changes in capital structure will be:

          50,000,000     Common shares of par value $0.01 per share
               3,000     Class A Preference Shares of par value $0.01 per share
           5,000,000     Class B Preference Shares of par value $0.01 per share

          Issued share capital reconciled to give effect to the transactions contemplated in Note 1 is as follows:

          Common shares:
          --------------

          Common shares, as reported                   13,314,020  $  106,752

          Issue of shares related to transactions
           contemplated in Note 1                       7,529,040      55,400
                                                       ----------  ----------

          Common shares, as restated                   20,843,060  $  161,152
                                                       ==========  ==========

          Class A Preference Shares:
          --------------------------

          Issued on conversion of note payable B/EA         2,600  $2,600,000
                                                       ==========  ==========

               SHARE OWNERSHIP OF OFFICERS, DIRECTORS, EMPLOYEES
                  AND SIGNIFICANT SHAREHOLDERS OF THE COMPANY


     The following table sets forth information as of May 9, 1997 with respect to the total amount of Common Stock owned by officers, directors and employees, individually and as a group, and holders of 10% or more of the outstanding Common Stock of which Sky Games is aware.

    Officers, Directors, Employees              Prior to the                        Following the
     and Significant Shareholders               Amalgamations         Percent       Amalgamations       Percent
     ---------------------------                -------------         -------       -------------       -------
HIIC (1).............................                      --               *           6,879,040         38.1%

Laurence Geller (2)..................                      --               *             200,000          1.1

Malcolm P. Burke (3).................                 111,500             1.0%            111,500            *

Anthony Clements (4).................                 333,333             3.1             333,333          1.9

James Grymyr (5).....................                 844,094             7.7             844,094          4.7

Deborah Fortescue-Merrin (6).........                  53,000               *              53,000            *

Phillip Gordon (7)...................                      --               *                  --            *

Patrick J. Lawless (8)...............                     150               *                 150            *

All directors, officers and employees               1,345,077            12.3           1,545,077          8.6
 as a group (8 persons)

----------------------
*    Less than 1%
(1) Includes the 5,879,040 Conversion Shares and the 1,000,000 shares of Common Stock issued upon conversion of the HIIC Loan.
(2) It is anticipated that the entire 200,000 shares of the share grant to Geller & Co. will vest upon consummation of the Amalgamations. Also does not include 210,000 shares for which Mr. Geller has received options which are currently exercisable.
(3) Includes 2,000 shares owned by Mr. Burke's wife and 40,000 shares over which Mr. Burke has shared voting and investment power. Does not include options to purchase 300,000 shares held by Mr. Burke which are currently exercisable.
(4) Does not include 1,000,000 Performance Shares which are to be redeemed and as to which Mr. Clements has agreed to grant an irrevocable proxy to a financial institution which will agree not to vote such shares. See "Recent Developments -- Cancellation of Performance Shares." Does not include options to purchase 160,000 shares.
(5) Does not include 2,000,000 Performance Shares which are to be cancelled pursuant to the Redemption and Cancellation Agreement and as to which SGII has agreed to grant an irrevocable proxy to a national banking association which will agree not to vote such shares. Includes the 586,077 shares which Sky Games has agreed to issue to Mr. Grymyr pursuant to the Consulting Agreement, and the Redemption and Cancellation Agreement. Does not include options to purchase 110,000 shares, which are currently exercisable.
(6) Does not include options to purchase 160,000 shares, which are currently exercisable.
(7) Does not include options to purchase 10,000 shares, which are currently exercisable.
(8) Does not include options to purchase 30,000 shares, which are currently exercisable.

                       MANAGEMENT AND OTHER INFORMATION

     Certain information relating to the management, executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters pertaining to Sky Games is set forth in or incorporated by reference in it Annual Report on Form 20-F for the year ended February 29, 1996. Such Annual Report is incorporated in this Proxy Statement. See "Incorporation of Certain Documents By Reference." Shareholders who wish to obtain copies of this document may contact Sky Games at its addresses or telephone numbers as set forth under "Incorporation of Certain Documents By Reference."


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Amalgamations and the conversion of the HIIC Loan, the Amalgamated Company will have outstanding 20,183,445 shares of Common Stock. Of these shares, 9,434,328 shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by an existing "affiliate" of the Amalgamated Company which will be subject to the volume of sale, manner of sale and notice limitations of Rule 144 under the Securities Act. The 10,749,117 remaining shares of Common Stock are "restricted" shares under the Securities Act. The holders of the 3,525,000 Performance Shares for redemption by pursuant to separate agreements (the Redemption Agreement and the Redemption and Cancellation Agreement) have agreed to tender such Performance Shares for redemption by the Amalgamated Company when and to the extent they are released from the escrow pursuant to which they are held. Upon receipt of any of the Performance Shares, Sky Games has agreed to cancel such shares. In addition, such holders have agreed to grant an irrevocable proxy to a national banking association which will agree not to vote the Performance Shares. See "Recent Developments -- Cancellation of Performance Shares." As a result of the foregoing, the 3,525,000 Performance Shares should not become available for future sale.

     In general, Rule 144 provides a person, including affiliates of the Amalgamated Company, may sell an amount of shares which were last purchased from the issuer or an affiliate of the issuer a minimum of one year prior to such sales, such that, within any three-month period, such person's sales do not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in composite trading on all exchanges during the four calendar weeks preceding such sale. In addition, sales under Rule 144 may be made only through unsolicited "broker's transactions" or transactions directly with a "market maker" and are subject to various other conditions. A person who is not deemed an affiliate is entitled to sell shares which were last purchased from the issuer or an affiliate of the issuer a minimum of at least two years prior to such sale under Rule 144 without regard to the volume and other limitations described above.

     Prior to the Amalgamations, the market for the Common Stock has been thinly traded and may be inefficient. See "The Amalgamations -- Analysis of Financial Advisor." There can be no assurance that a more meaningful trading market will develop after the Amalgamations or that the trading market will be any more efficient. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on such market price.

Registration Rights

     HIIC Entities. Pursuant to a Registration and Preemptive Rights Agreement, the Amalgamated Company will grant the HIIC Entities the right to require the Amalgamated Company to register their stock under the Securities Act. See "The Amalgamations -- Related Agreements."

     B/EA. Pursuant to a Registration Rights Agreement, Sky Games has granted B/EA the right to require the Amalgamated Company to register their stock under the Securities Act. See "Recent Developments -- B/E Conversion."

     Other. As part of terminating Sky Games' relationship with its prior financial relations firm, Corporate and Financial Relations, Sky Games has agreed that under certain circumstances it will include in registrations by Sky Games under the Securities Act shares of Common Stock owned by Jay Jacobson. Mr. Jacobson owns 22,000 shares of Common Stock and warrants and options for the purchase of an additional 40,000 shares of Common Stock.

APPENDICES:
----------

     Appendix A - Agreement and Plan of Merger and Amalgamation
     Appendix B - Amendments to the Bye-Laws
     Appendix C - Shareholder Resolution
     Appendix D - Analysis of Valuemetrics, Inc. dated as of April 22, 1997

                                                                [EXECUTION COPY]


                 PLAN AND AGREEMENT OF MERGER AND AMALGAMATION
                 ---------------------------------------------

     PLAN AND AGREEMENT OF MERGER AND AMALGAMATION dated as of May 13, 1997 (this "Agreement") among Sky Games International Ltd., a Bermuda exempted company ("Parent"), SGI Holding Corporation Limited, a Bermuda exempted company and a wholly-owned subsidiary of Parent ("Sub"), and Interactive Entertainment Limited, a Bermuda exempted company ("IEL") (Sub and IEL being hereinafter collectively referred to as the "Amalgamating Companies") and Harrah's Interactive Investment Company, a Nevada corporation ("HIIC").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Parent, Sub, IEL and HIIC desire IEL to amalgamate with and into Sub (the "Amalgamation"), upon the terms and subject to the conditions herein set forth, whereby each issued and outstanding share of common stock, U.S.$1.00 par value per share, of IEL ("IEL Common Shares"), not owned directly or indirectly by Sub or Parent, will be converted into shares of common stock, Cdn.$.01 par value, of Parent ("Parent Common Shares");

     WHEREAS, the Board of Directors of Parent has determined that the Amalgamation is in furtherance of and consistent with its long-term business strategies and is fair to and in the best interests of its shareholders;

     WHEREAS, the respective Boards of Directors of Parent and Sub have approved and declared advisable the Amalgamation;

     WHEREAS, Sub has approved as a shareholder of IEL and Parent has approved as the sole shareholder of Sub this Agreement and the Amalgamation;

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                               THE AMALGAMATION
                               ----------------

     Section 1.1 The Amalgamation. Upon the terms and subject to the conditions herein set forth, and in accordance with The Companies Act 1981 ("CA"), the Amalgamating Companies shall make the appropriate filings with the Registrar of Companies in Bermuda and IEL shall be amalgamated with and into Sub at the Effective Time (as hereinafter defined). Following the Amalgamation, the separate corporate existence of IEL shall cease and IEL and Sub shall continue as the amalgamated company (the "Amalgamated Company") and shall continue to exist as a company incorporated and governed by the laws of Bermuda.

     Section 1.2 Effective Time. The Amalgamation shall be effective on the date shown in the Certificate of Amalgamation issued by the Registrar of Companies in Bermuda (the "Effective Time").

     Section 1.3 Effects of the Amalgamation. At the Effective Time, the effect of the Amalgamation shall be as provided in the applicable provisions of the CA and as set forth in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein:

          (a) the amalgamation of the Amalgamating Companies and their continuance as one company shall become effective;

          (b) all of the property, rights, privileges, powers and franchises of Sub and IEL shall vest in the Amalgamated Company;

          (c) all debts, liabilities and duties of Sub and IEL shall become the debts, liabilities and duties of the Amalgamated Company;

          (d) any existing cause of action, claim or liability to prosecution shall be unaffected;

          (e) any civil, criminal or administrative action or proceeding by or against an Amalgamating Company may be continued to be prosecuted by or against the Amalgamated Company; and

          (f) any conviction against, or ruling, order or judgment in favor of or against, an Amalgamating Company may be enforced by or against the Amalgamated Company.

     Section 1.4  Memorandum of Association; Bye-laws; Directors and Officers.
(a) At the Effective Time, the Memorandum of Association of Sub, as in effect immediately prior to the Effective Time, shall be the Memorandum of Association of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law.

          (b) The Bye-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the Bye-laws of the Amalgamated Company until thereafter changed or amended as provided therein or as provided by applicable law.

          (c) The Board of Directors of the Amalgamated Company shall consist of not less than three (3) directors to be designated by Parent, who shall serve until their respective successors are duly elected and qualified. The names and addresses of each of the individuals to serve as directors of the Amalgamated Company are as follows:

               (i)    Gordon Stevenson, 1023 Cherry Road, Memphis, Tennessee
                      38117;
               (ii) Laurence Geller, 10 South Wacker Drive, Suite 3500, Chicago, Illinois 60606; and
               (iii)  John Boushy, 1023 Cherry Road, Memphis, Tennessee 38117.

          (d) The officers of IEL immediately prior to the Effective Time shall be the officers of the Amalgamated Company until their respective successors are duly elected and qualified.

     Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the shareholders of either of the Amalgamating Companies:

          (a) All IEL Common Shares owned by Sub or Parent shall be cancelled without any repayment of capital in respect thereof and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (b) Each IEL Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(a)) shall be converted into 5.879040 (such number being hereinafter referred to as the "Conversion Number") validly issued and fully paid shares of Parent Common Shares. All such IEL Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired without any repayment of capital in respect thereof; and each holder prior to the Effective Time of any such IEL Common Shares shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of Parent Common Shares into which such IEL Common Shares have been converted and
(ii) any dividends and other distributions in accordance with Section 1.7.

     Section 1.6 Parent to Make Stock Certificates Available. (a) Exchange of Certificates. As soon as practicable after the Effective Time, Parent shall cause its Transfer Agent and Registrar (the "Transfer Agent") to issue to the holders of IEL Common Shares converted in the Amalgamation, certificates (the "Parent Certificates") representing the shares of Parent Common Shares issuable pursuant to Section 1.5(b) in exchange for the outstanding IEL Common Shares.

          (b)  Status of Company Certificates.  Subject to the provisions of
Section 1.7, each certificate which immediately prior to the Effective Time represented IEL Common Shares to be converted in the Amalgamation (the "IEL Certificates") shall, from and after the Effective Time and until surrendered in exchange for Parent Certificate(s) in accordance with this Section 1.6, be deemed for all purposes to represent the number of shares of Parent Common Shares into which such IEL Common Shares shall have been so converted. For purposes of this Section 1.6, Parent may rely conclusively on the shareholder records of IEL in determining the identity of, and the number of IEL Common Shares held by, each holder of an IEL Certificate at the Effective Time.

     Section 1.7 Dividends; Transfer Taxes; Withholding. (a) No dividends or other distributions that are declared on or after the Effective Time on Parent Common Shares, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Amalgamation to receive Parent Certificates representing Parent Common Shares until such person shall have surrendered its IEL Certificate(s) as provided in Section 1.6. Subject to applicable law, there shall be paid to each person receiving a Parent Certificate representing such shares of Parent Common
Shares: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Shares represented by such Parent Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Shares and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (b) If any Parent Certificate representing shares of Parent Common Shares is to be issued in a name other than that in which IEL Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the IEL Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Transfer Agent any transfer or other taxes required by reason of the issuance of such Parent Certificate in a name other than that of the registered holder of IEL Certificate so surrendered, or shall establish to the satisfaction of the Transfer Agent that such tax has been paid or is not applicable.

     Section 1.8 No Further Ownership Rights in IEL Common Shares. All certificates representing Parent Common Shares delivered upon the surrender for exchange of any IEL Certificate in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to IEL Common Shares represented by such IEL Certificate.

     Section 1.9 Closing of Company Transfer Books. At the Effective Time, the transfer books of IEL for IEL Common Shares shall be closed, and no transfer of IEL Common Shares shall thereafter be made. If, after the Effective Time, IEL Certificates are presented to the Amalgamated Company, they shall be cancelled and exchanged as provided in this Article I.

     Section 1.10 Further Assurances. If, at any time after the Effective Time, the Amalgamated Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Amalgamated Company its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Amalgamating Companies or (ii) otherwise to carry out the purposes of this Agreement, the Amalgamated

Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Amalgamating Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Amalgamating Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Amalgamated Company's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Amalgamating Company and otherwise to carry out the purposes of this Agreement.

     Section 1.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be deemed to take place at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois at 12:01 p.m., Central Daylight Savings Time, on the first business day on which each of the conditions set forth in Article VII shall have been (and continue to be) fulfilled or waived, or at such other time and place as Parent and HIIC may agree.


                                  ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
               ------------------------------------------------

     Parent and Sub represent and warrant, jointly and severally, to HIIC as follows:

     Section 2.1 Organization, Standing and Power. Each of Parent and Sub is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda; and each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on Parent. Parent and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto other than the Shareholders Agreement among Sub, HIIC and IEL dated December 30, 1994 (the "Shareholders Agreement") and the Management Agreement between IEL and Harrah's Interactive Entertainment Company, a Nevada corporation ("HIEC"), dated December 30, 1994 (the "Management Agreement"). For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or HIIC, as the case may be, any change or effect that is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries and IEL taken as a whole, or HIIC and its Subsidiaries taken as a whole, as the case may be, except, in the case of a Material Adverse Change, for any change resulting from conditions or circumstances generally affecting the industry as a whole in which Parent or HIIC, as the case may be, operates; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or HIIC, as the case may be (either alone or through or together with any other of its Subsidiaries), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests the holders of which are generally entitled to vote with respect to the election of directors or other managing authority and/or other matters to be voted on in such corporation, partnership, joint venture or other legal entity, other than, with respect to Parent and Sub, IEL and its Subsidiary.

     Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of: 50,000,000 shares of Parent Common Shares. At the close of business on April 21, 1997, 13,304,405 shares of Parent Common Shares were issued and outstanding, all of which were validly issued and are fully paid and are free of preemptive rights. All of the shares of Parent Common Shares issuable in exchange for IEL Common Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued and fully paid. As of the date of this Agreement, other than outstanding options for 1,190,000 shares of Parent Common

Shares; the authority to issue options for 4,070,105 additional shares of Parent Common Shares; outstanding share purchase warrants for the purchase of 308,528 shares of Parent Common Shares; the rights of HIIC pursuant to that certain convertible secured promissory note and that certain warrant issued to HIIC in connection with the Funding Agreement among Parent, Sub, IEL and HIIC dated May 13, 1997 (the "Funding Agreement"); and the agreement to issue, subject to necessary shareholder approvals to create a class of preference shares and authorize such issuance, up to 3,000 shares of convertible redeemable preference shares of Parent to B/E Aerospace, Inc., a Delaware corporation ("B/EA"), which are convertible into Parent Common Shares at a percentage of the trading price of the Parent Common Shares as previously disclosed to HIIC (the "B/E Conversion") (collectively, the "Parent Stock Rights"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any such Subsidiary or obligating Parent or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and each such share is beneficially owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, other than those interests granted to HIIC pursuant to the Funding Agreement. All of Sub's outstanding shares of capital stock are owned directly by Parent. Sub owns four million (4,000,000) shares of IEL Common Shares in the aggregate represented by IEL Certificate numbers 3, 8, 10, 12, 14, 16, 18, 20, 22, 33, 34, 37, 38, 39 and 40 issued in the name of Sub and neither Parent nor any of its Subsidiaries owns any other IEL Common Shares or, except pursuant to the Shareholders Agreement, any option, warrant, call, right or agreement to receive any other IEL Common Shares.

     Section 2.3 Authority. The Board of Directors of Parent has declared as advisable and fair to and in the best interests of the shareholders of Parent (and, in the case of clauses (b) and (c) below, has resolved to recommend to such shareholders for approval) (a) the Amalgamation and the transactions to be effected thereby, (b) amendments to the Bye-Laws of Parent set forth on Exhibit A attached hereto (collectively, the "Bye-Law Amendments") and (c) the resolutions to be adopted by the shareholders of Parent set forth on Exhibit B attached hereto (the "Resolutions"). The Boards of Directors of Parent and Sub have each approved this Agreement and all agreements to be entered into by Parent or Sub in connection therewith (collectively, "Parent Ancillary Agreements"). Parent has approved the Amalgamation and this Agreement as the sole shareholder of Sub. The Board of Directors of Sub has declared the Amalgamation advisable, and Sub has approved the Amalgamation and this Agreement as a shareholder of IEL. Parent has all requisite power and authority to enter into this Agreement and the Parent Ancillary Agreements to which it is a party and (subject to (x) approval of the Resolutions by a majority of the votes cast at the Parent Shareholder Meeting (as hereinafter defined) by the holders of Parent Common Shares, and (y) adoption of the Bye-Law Amendments by seventy-five percent (75%) of the votes cast at the Parent Shareholder Meeting by the holders of Parent Common Shares) to consummate the transactions contemplated hereby and thereby. Sub has all requisite power and authority to enter into this Agreement and the Parent Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Parent Ancillary Agreements by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of this Agreement, to (x) approval of the Resolutions by a majority of the votes cast at the Parent Shareholder Meeting by the holders of Parent Common Shares, and (y) adoption of the Bye-Law Amendments by seventy-five percent (75%) of the votes cast at the Parent Shareholder Meeting by the holders of Parent Common Shares. This Agreement and the Parent Ancillary Agreements have been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery hereof and thereof by HIIC and any other parties hereto and thereto and the validity and binding effect hereof and thereof on HIIC and any other parties thereto) each constitutes the valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     Section 2.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Parent Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under: (i) subject to adoption of the Resolutions and Bye-Law Amendments as described in Section 2.3, any provision of the Memorandum of Continuance and Bye-laws of Parent or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) assuming approval by HIIC under the Shareholders Agreement and HIEC under the Management Agreement and the consent of Singapore Airlines Limited ("SAL") to IEL as previously furnished by IEL to HIIC and Parent (the "SAL Consent"), any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iii) assuming adoption of the Resolutions and Bye-law Amendments as described in Section 2.3, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Parent Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign (including provincial) or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Parent Ancillary Agreements by Parent and Sub, or is necessary for the consummation of the Amalgamation and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except: (i) for the filing with the Registrar of Companies in Bermuda of an application for consent and an application for registration of the Amalgamation and appropriate documents with the relevant authorities of other states in which IEL or any of its Subsidiaries is qualified to do business; (ii) for receipt of consent of the Minister of Finance in Bermuda and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which Parent or its Subsidiaries conducts any business or owns any property or assets; and (iii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Parent Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

     Section 2.5 SEC Documents and Other Reports. As of their respective dates, all documents filed by Parent with the U. S. Securities and Exchange Commission (the "SEC") on or after January 4, 1994 (the "Parent SEC Documents"), copies of which have been delivered to HIIC, complied in all material respects with the requirements of the U. S. Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 2.6 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Documents filed prior to the date hereof, on or after January 4, 1994: (i) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect on Parent; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on Parent; (iii) there has been no material change in the indebtedness of Parent and its Subsidiaries (other than changes in the ordinary course of business or as a result of a contemplated private placement by Parent of 8% convertible debentures in an amount not to exceed $3.5 million (the "Debentures"), no change in the outstanding shares of capital stock of Parent except for the issuance of Parent Common Shares pursuant to the Parent Stock Rights and no dividend or distribution of any kind (including stock dividends, stock splits and the like) declared, paid or made by Parent on any class of its capital stock and (iv) there has been no Material Adverse Change with respect to Parent, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to Parent.

     Section 2.7  No Existing Violation, Default, Etc.   Neither Parent nor any
of its Subsidiaries is in violation of (i) its Memorandum of Continuance, Memorandum of Association or Bye-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Assuming consummation of the B/E Conversion, there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary or any of their respective properties, assets or business is bound, in the case of each clause immediately above, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

     Section 2.8 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Other than continuing monthly review by the National Association of Securities Dealers of Parent's compliance with the continued listing requirements of the Nasdaq SmallCap Market, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

     Section 2.9 Contracts. All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents, neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Parent or any such Subsidiary is entitled to conduct all or any material portion of the business of Parent and its Subsidiaries taken as whole.

     Section 2.10 Liabilities. Except as fully reflected or reserved against in the most recent audited consolidated financial statements for the fiscal year ended February 28, 1997, or disclosed in the footnotes thereto, Parent and its Subsidiaries had no liabilities (including, without limitation, liabilities for income, use or any other taxes) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected on such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to Parent and its Subsidiaries and IEL taken as a whole.

Except as so reflected, reserved, disclosed or set forth, Parent and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to Parent and its Subsidiaries and IEL taken as a whole.

     Section 2.11 Operations of Sub. Sub was formed solely for the purpose of owning its interest in IEL and has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                                 ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF HIIC
                     --------------------------------------

     HIIC represents and warrants to Parent and Sub as follows:

     Section 3.1 Organization, Standing and Power. HIIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; owns one million (1,000,000) shares of IEL Common Shares in the aggregate represented by IEL Certificates numbers 5, 6, 25, 26, 27, 28, 29, 30, 31, 32, 35 and 36 issued in the name of HIIC and neither HIIC nor any of its Affiliates (as hereinafter defined) owns any other IEL Common Shares; or, except pursuant to the Shareholders Agreement, any option, warrant, call, right or agreement to receive any other IEL Common Shares and has the requisite corporate power and authority to carry on its business as now being conducted. For purposes of this Agreement, "Affiliates" means, any Person which Controls a party to this Agreement, which that party Controls or which is under common Control with that party; "Person" means an individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government; and "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

     Section 3.2 Authority. Subject to the approval of the Board of Directors of HIIC, prior to the Effective Time, HIIC shall have approved the Amalgamation and this Agreement as a shareholder of IEL. Subject to the approval by the Board of Directors of each of HIIC and HIEC, HIIC and, as applicable, HIEC have all requisite power and authority to enter into this Agreement and all agreements to be entered into by HIIC and HIEC in connection therewith (collectively, "HIIC Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. Subject to the approval of the Board of Directors of each of HIIC and HIEC, prior to the Effective Time, the execution and delivery of this Agreement and the HIIC Ancillary Agreements by HIIC and HIEC and the consummation by HIIC and HIEC of the transactions contemplated hereby and thereby shall have been duly authorized by all necessary corporate action on the part of HIIC and, as applicable, HIEC. Subject to the approval by the Board of Directors of each of HIIC and HIEC, prior to the Effective Time, this Agreement and the HIIC Ancillary Agreements shall have been duly executed and delivered by HIIC and HIEC, as applicable, (assuming the valid authorization, execution and delivery hereof by Parent, Sub and any other parties hereto and thereto and the validity and binding effect hereof on Parent, Sub and any other parties thereto) and each constitutes the valid and binding obligation of HIIC and HIEC, as applicable, enforceable against HIIC and HIEC, as applicable, in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     Section 3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the HIIC Ancillary Agreements does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of HIIC or HIEC under: (i) any provision of the Articles of Incorporation or By-Laws of HIIC or its Affiliates, (ii) assuming approval by the other parties thereto under the Shareholders Agreement and the Management Agreement and the SAL Consent, any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to HIIC or HIEC or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HIIC or HIEC or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HIIC or HIEC and would not materially impair the ability of HIIC or, as applicable, HIEC to perform its obligations hereunder or under the HIIC Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to HIIC or HIEC in connection with the execution and delivery of this Agreement or the HIIC Ancillary Agreements by HIIC or HIEC or is necessary for the consummation of the Amalgamation and the other transactions contemplated by this Agreement or the HIIC Ancillary Agreements, except: (i) for the filing with the Registrar of Companies in Bermuda of an application for approval and for registration of the Amalgamation, (ii) for receipt of consent of the Minister of Finance in Bermuda and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which HIIC or HIEC conducts any business or owns any property or assets and
(iii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HIIC or HIEC and would not materially impair the ability of HIIC or HIEC to perform its obligations hereunder or under the HIIC Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby and thereby.

     Section 3.4 Actions and Proceedings. As of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of HIIC, threatened against HIIC or any of its Subsidiaries or Affiliates, any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

     Section 3.5 Ownership of Parent Capital Stock. Neither HIIC nor any of its Affiliates owns any shares of the capital stock of Parent.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF IEL
                     -------------------------------------

     IEL represents and warrants to HIIC, Parent and Sub as follows:

     Section 4.1 Organization, Standing and Power. IEL is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda; and IEL has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of IEL is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. IEL and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IEL. IEL is not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto other than the Shareholders Agreement and the Management Agreement.

     Section 4.2 Capital Structure. As of the date hereof, the authorized capital stock of IEL consists of: 5,000,000 shares of IEL Common Shares, all of which are issued and outstanding, were validly issued, are fully paid and are free of preemptive rights, except for rights under the Shareholders Agreement. As of the date of this Agreement, other than rights and options which may arise under the Shareholders Agreement (collectively, the "IEL Stock Rights"), there are no options, warrants, calls, rights or agreements to which IEL or any of its Subsidiaries is a party or by which any of them is bound obligating IEL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of IEL or obligating IEL to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of IEL is duly authorized, validly issued, fully paid and nonassessable and each such share is beneficially owned by IEL, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

     Section 4.3  Authority. Prior to the Effective Time, the Board of
Directors of IEL shall have approved this Agreement, and subject to approval of the Board of Directors of IEL and the approval of Sub and HIIC as the only shareholders of IEL, IEL has all requisite power and authority to enter into this Agreement and all agreements to be entered into by IEL in connection therewith (collectively, "IEL Ancillary Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby. Prior to the Effective Time, the execution and delivery of this Agreement and the IEL Ancillary Agreements by IEL and the consummation by IEL of the transactions contemplated hereby and thereby shall have been duly authorized by all necessary corporate action on the part of IEL. Subject to approval of the Board of Directors of IEL and the approval of Sub and HIIC as the only shareholders of IEL, this Agreement and the IEL Ancillary Agreements has been duly executed and delivered by IEL and (assuming the valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto and the validity and binding effect hereof and thereof on the other parties thereto) each constitutes the valid and binding obligation of IEL enforceable against IEL in accordance with its terms , except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the IEL Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of IEL or any of its Subsidiaries under: (i) any provision of the Memorandum of Association and Bye-laws of IEL or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) assuming approval by the other parties thereto under the Shareholders Agreement and the Management Agreement and the SAL Consent, any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to IEL or any of its Subsidiaries (other than (a) the Mutual Confidentiality and Non-Disclosure Agreement, dated March 22, 1996, by and between IEL and the In-Flight Entertainment Division of B/E Aerospace, Inc.,
(b) the Software Integration Assistance Agreement, dated as of June 1, 1995, by and between IEL and Matsushita Avionics Systems Corporation, (c) the Public Relations Services Agreement dated March 28, 1996, by and between Karen Weiner Escalera Associates, Inc. and IEL) and (d) Sublicense Agreement effective as of October 11, 1996 between Harrah's Operating Company, Inc. and IEL or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IEL or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IEL and would not materially impair the ability of IEL to perform its obligations hereunder or under the IEL Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of any Governmental Entity is required by or with respect to IEL or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the IEL Ancillary Agreements by IEL, or is necessary for the consummation of the Amalgamation and the other transactions contemplated by this Agreement or the IEL Ancillary Agreements, except: (i) for the filing with the Registrar of Companies in Bermuda of an application for approval and for registration of the Amalgamation and appropriate documents with the relevant authorities of other states in which IEL or any of its Subsidiaries is qualified to do business; (ii) for receipt of consent from the Minister of Finance in Bermuda and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which IEL or any of its Subsidiaries conducts any business or owns any property or assets; and (iii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IEL and would not materially impair the ability of IEL to perform its obligations hereunder or under the IEL Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

     Section 4.5 Absence of Certain Changes or Events.  Since December 30, 1994,
(i) IEL has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or as otherwise authorized by the Management Agreement or the 1995 business plan of IEL, the 1996 business plan of IEL or the 1997 business plan of IEL (the "1997 IEL Plan") or reflected or reserved against in the annual audited consolidated financial statements of IEL or disclosed in the footnotes thereto for the fiscal years ending December 31, 1995 and 1996, each as approved by the Board of Directors of IEL, or that has resulted or would reasonably be expected to result in a Material Adverse Effect on IEL; (ii) IEL and its Subsidiaries have not sustained any loss or interference with their business or properties (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on IEL; (iii) there has been no material change in the indebtedness of IEL and its Subsidiaries (other than changes in the ordinary course of business or pursuant to the Funding Agreement), no change in the outstanding shares of capital stock of IEL, except for any increases in the authorized share capital approved by Sub and HIIC, and no dividend or distribution of any kind (including stock dividends, stock splits and the like) declared, paid or made by IEL on any class of its capital stock and (iv) there has been no Material Adverse Change with respect to IEL, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to IEL.

     Section 4.6 No Existing Violation, Default, Etc. IEL is not in violation of (i) its Memorandum of Association or bye-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over IEL or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IEL. There is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which IEL or any of its Subsidiaries is a party or by which IEL or any such Subsidiary or any of their respective properties, assets or business is bound, in the case of each of clause (i) and (ii) immediately above, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on IEL.

     Section 4.7 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against IEL or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of IEL, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IEL. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of IEL, threatened against IEL or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of IEL, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IEL. As of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of IEL, threatened against IEL or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of IEL, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

     Section 4.8 Contracts. Neither IEL or any of its Subsidiaries nor, to the knowledge of IEL, any other party is in breach of or default under any material contract to which it is a party which is currently in effect, except for such breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IEL. Neither IEL nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, IEL or any such Subsidiary is entitled to conduct all or any material portion of the business of IEL and its Subsidiaries taken as whole (other than the Shareholders Agreement).

     Section 4.9 Liabilities. Except as fully reflected or reserved against in the most recent audited consolidated financial statements of IEL for the year ended December 31, 1996, or disclosed in the footnotes thereto, IEL had no liabilities (including, without limitation, liabilities for income, use or other taxes) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected on such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to IEL and its Subsidiaries taken as a whole, except for amounts owed to HIEC pursuant to and in accordance with the terms and provisions of the Management Agreement. Except as so reflected, reserved, disclosed or set forth, IEL and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to IEL and its Subsidiaries taken as a whole, assuming IEL has adequate financial resources to fulfill its obligations to SAL under the Software License and Software Service Agreement dated November 7, 1995 with SAL and the Services Agreement dated November 7, 1995 and SAL (collectively, the "SAL Agreements").

     Section 4.10 Operations of Subsidiary. The Subsidiary of IEL was formed solely for the purpose of conducting all operations required to be conducted by IEL in Singapore pursuant to the SAL Agreements and attempting to secure additional contracts with other Asian airlines and has engaged in no other business activities.


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

     Section 5.1  Conduct of Business Pending the Amalgamation.  (a)
Actions by Parent. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement and the Parent Ancillary Documents, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and the Parent Ancillary Documents, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of
HIIC:

          (i) (A) declare, set aside or pay any dividends (including any stock dividends) on, or make any other actual, constructive or deemed distributions or stock splits or similar actions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such; or (B) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock (other than pursuant to the Funding Agreement), any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of Parent Common Shares during the period from the date of this Agreement through the Effective Time upon the exercise of Parent Stock Rights, except for the issuance of Parent Common Shares upon conversion of the convertible redeemable preference shares of Parent issued upon the B/E Conversion) unless a number of voting shares of Parent are issued to

     HIIC upon payment by HIIC of the par value thereof such that such number of shares plus the number of Parent Common Shares into which HIIC's IEL Common Shares are to be converted pursuant to Section 1.5 plus the number of shares of Parent Common Shares issuable to HIIC under the Funding Agreement constitutes the same percentage of the outstanding voting shares of Parent on a fully diluted basis (as used in this Agreement, "fully diluted basis" shall be as defined in the bye-laws of Parent as to be amended by the Bye-Law Amendments in substantially the form attached hereto as Exhibit A) as the number of Parent Common Shares into which HIIC's IEL Common Shares are to be converted pursuant to Section 1.5 plus the number of shares of Parent Common Shares issuable to HIIC under the Funding Agreement constituted of the outstanding voting shares of Parent on a fully diluted basis prior to such issuance;

          (iii) amend its Memorandum of Association; or amend its bye-laws if such amendment would adversely affect the rights of HIIC hereunder or upon consummation of the Amalgamation;

          (iv) acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are not material to Parent and its Subsidiaries taken as a whole;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (other than the real property owned by a Subsidiary of Parent), other than transactions that are not material to Parent and its Subsidiaries taken as a whole;

          (vi) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness (other than pursuant to the Funding Agreement or as a result of the issuance of the Debentures) or make any loans, advances or capital contributions to, or other investments in, any other person;

          (vii) violate or fail to perform any material obligation or duty imposed upon Parent or any Subsidiary by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

          (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures; or

          (ix) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Parent shall promptly advise HIIC orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on Parent.

          (b) Actions by HIIC. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement or the HIIC Ancillary Agreements, HIIC shall cause HIEC to manage the business of IEL in accordance with the terms of the Management Agreement, the Shareholders Agreement and the 1997 IEL Plan and to cause IEL not to enter into any material transaction, contract or agreement other than as authorized by the Management Agreement, the Shareholders Agreement, the 1997 IEL Plan or by the Board of Directors of IEL in writing. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, HIIC shall not, and shall cause HIEC not to, without the prior written consent of Parent, during the period from the date of this Agreement through the Effective Time:

          (i) with respect to any employees or agents of IEL or employees or agents used to conduct the business of IEL, enter into or adopt any employee benefit or welfare plan, or amend in any material respect any existing employee benefit or welfare plan, other than as required by law or in the ordinary course of business consistent with past practices;

          (ii) with respect to any employees or agents of IEL or employees or agents used to conduct the business of IEL, increase the compensation payable or to become payable to its officers or employees or grant any severance or termination pay to, or enter into, or amend or modify, any employment, severance or consulting agreement with, any director, officer, employee or agent of IEL or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practices, establish, adopt, enter into or, except as may be required to comply with applicable law or, except in the ordinary course of business consistent with past practices, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or

          (iii)  acquire any shares of capital stock of Parent.

          HIIC shall promptly advise Parent orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on IEL.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

          Section 6.1 Shareholder Meetings. Parent shall call a meeting of its shareholders (the "Parent Shareholder Meeting") to be held as promptly as practicable (but in no event prior to the fulfillment of the conditions specified in Section 7.1(c) to each party's obligation to effect the Amalgamation) for the purpose of voting upon the Bye-Law Amendments and the Resolutions.

          Section 6.2 Access to Information. Parent shall, and shall cause each of its Subsidiaries to, afford, during normal business hours during the period from the date of this Agreement through the Effective Time, to the accountants, counsel, financial advisors, officers and other representatives of HIIC reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested; and, during such period, Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to HIIC (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its properties, assets, business and personnel as the other may reasonably request.

          Section 6.3 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the Nasdaq SmallCap Market, upon official notice of issuance, the Parent Common Shares to be issued in connection with the Amalgamation.

          Section 6.4   Fees and Expenses.  Except as otherwise provided in this
Section 6.4, whether or not the Amalgamation shall be consummated, all costs and expenses incurred in connection with this Agreement, the Parent Ancillary Agreements and the HIIC Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses. Parent and HIIC hereby acknowledge and agree that IEL has not incurred any costs and expenses in connection with this Agreement, the Parent Ancillary

Agreements and the HIIC Ancillary Agreements and the transactions contemplated hereby and thereby; provided, HIEC may receive reimbursement in accordance with the terms and provisions of the Management Agreement for services provided to IEL solely for the benefit of IEL which involved any of the foregoing.

     Section 6.5 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, as soon as reasonably practicable, the Amalgamation and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining, of all necessary consents, approvals or waivers from persons other than Governmental Entities;
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Parent Ancillary Agreements and HIIC Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     (b) Each party hereto shall use its reasonable best efforts not to take any action, or to enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or to result in a breach of any of its covenants in this Agreement.

     (c) Notwithstanding any provision in this Agreement to the contrary neither Parent nor HIIC shall be obligated to use its reasonable best efforts or to take any action (or omit to take any action) pursuant to this Agreement if the Board of Directors of Parent or HIIC, as the case may be, shall conclude in good faith on the basis of the advice of its outside counsel that such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law.

     Section 6.6 Public Announcements. Parent and HIIC shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the written approval (which shall not unreasonably be withheld) of the other, except as may be required by applicable law or regulation or by existing obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.7 Notification of Certain Matters. Parent shall give prompt notice to HIIC and HIIC shall give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which does or would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Parent, Sub, HIIC or IEL, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.8 Amalgamation of Parent and Sub. Parent and Sub agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable, to consummate and make effective, as soon as reasonably practicable after the Effective Time, the amalgamation of the Amalgamated Company with and into Parent and, as part of such transaction, to change the name of Parent to "Interactive Entertainment Limited, " in accordance with the CA (the "Parent Amalgamation").

                                  ARTICLE VII

                   CONDITIONS PRECEDENT TO THE AMALGAMATION
                   ----------------------------------------

     Section 7.1 Conditions to Each Party's Obligation to Consummate the Amalgamation. The respective obligations of each party hereto to consummate the Amalgamation shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. The Resolutions shall have been duly approved by a majority of the votes cast at the Parent Shareholder Meeting by the holders of shares entitled to vote thereon, in accordance with applicable law and the Bye-laws of Parent, and the Bye-Law Amendments shall have been duly adopted by seventy-five percent (75%) of the votes cast at the Parent Shareholder Meeting by the holders of shares entitled to vote thereon in accordance with applicable law and the Bye-laws of Parent.

          (b)  SAL and Other Approvals.
               -----------------------

               (i) IEL shall have received the written consent of SAL to the Amalgamations and the transactions contemplated thereby, including, without limitation, termination of the Management Agreement; and

               (ii) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Amalgamation or any of the transactions contemplated hereby illegal (or without which the Amalgamation could not become effective) or would have a Material Adverse Effect on Parent or IEL (as the Amalgamated Company), assuming the Amalgamation had taken place, shall have been obtained, shall have been made or shall have occurred.

          (c) No Order. No court or other Governmental Entity having jurisdiction over IEL or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or prohibiting the Amalgamation or any of the transactions contemplated hereby.

          (d) Termination Agreements. The parties thereto shall have entered into agreements reasonably satisfactory to the parties thereto to terminate the following agreements:

               (i) the Management Agreement effective as of the Effective Time (which shall contain a mutual release by the parties thereto);

               (ii) the Shareholders Agreement effective as of the Effective Time (which shall contain a mutual release by the parties thereto); and

               (iii) the Cross-License Agreement among Parent (f/k/a Creator Capital Inc., a Yukon Territory corporation), IEL and HIEC dated December 30, 1994 effective as of the effective time of the Parent Amalgamation.

          (e) Litigation. There shall not have been instituted and be pending any suit, action or proceeding by any Governmental Entity or any shareholder of Parent (including any shareholder derivative action) with proper standing to bring such suit, action or proceeding as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity or shareholder of Parent were to prevail, would reasonably be expected to have the effect of preventing or materially delaying the Amalgamation.

          (f) Performance of Obligations; Representations and Warranties. IEL shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of IEL contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and each of Parent and HIIC shall have received a certificate signed on behalf of IEL by its President and its Treasurer to such effect.

          (g) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to IEL, except as contemplated in the 1997 IEL Plan; and each of Parent and HIIC shall have received a certificate signed on behalf of IEL by Gordon Stevenson, President, and Laurence Geller, Vice President, to such effect.

          (h) Continuing Services Agreement. Parent and HIEC shall as of the Closing have entered into a Continuing Services Agreement regarding the provision of certain administrative and support services by HIEC to Parent after the Closing on terms reasonably satisfactory to the parties and terminable by Parent upon sixty (60) days' notice; provided Parent bears the cost of termination.

          (i) Continued Listing of Parent Common Shares. There shall not be a cease trading order in effect as to the trading of the Parent Common Shares through the Nasdaq SmallCap Market, the Parent Common Shares shall be listed on the Nasdaq SmallCap Market and Parent shall not have received a written or an official oral notice of non-compliance from Nasdaq as to any applicable SmallCap Market continued listing requirement and such notice shall not have been rescinded or such non-compliance remedied.

          (j) Receipt of Legal Opinion. HIIC, Parent and Sub shall have received the legal opinion of Appleby, Spurling & Kempe addressed to each of them in such form as is reasonably acceptable to each of HIIC, Parent and Sub.

     Section 7.2 Conditions to Obligation of HIIC to Consummate the Amalgamation. The obligation of HIIC to consummate the Amalgamation shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Approval of HIIC Board and HIIC. The Board of directors of HIIC shall have approved this Agreement and the HIIC Ancillary Agreements and HIIC shall have approved the Amalgamation and this Agreement as a shareholder of IEL.

          (b) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and HIIC shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (c) Consents Under Agreements. HIIC shall have obtained the consent or approval of each person (other than SAL and the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, license, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HIIC or upon the consummation of the transactions contemplated hereby.

          (d) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent, except as contemplated in the 1997 IEL Plan or as a result of the write-down of real estate assets owned by a Subsidiary of Parent; and HIIC shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (e) Delivery of Agreements. Parent and HIIC shall have entered into the following agreements as of the Closing:

               (i) a Shareholder Rights Agreement between HIIC and Parent, in such form as is reasonably acceptable to HIIC and Parent, regarding approval by HIIC and the Affiliates of HIIC for as long as they collectively own:

                    (A) twenty percent (20%) or more of the outstanding voting shares of Parent, on a fully diluted basis, as to:

                         (1) the sale of all or any material portion of the
                    assets of Parent together with its Subsidiaries;

                         (2) the incurrence, renewal, refinancing, prepayment or
                    amendment of the terms of indebtedness of Parent together with its Subsidiaries in excess of $5 million in any one fiscal year;

                         (3) Parent or any of its Subsidiaries entering into any
                    material joint venture or partnership agreement outside of its previously approved scope of business;

                         (4) any material acquisition of assets by Parent or any
                    of its Subsidiaries, including by lease or otherwise (other than by merger, consolidation or amalgamation) and other than pursuant to a previously approved budget or plan, or the acquisition by Parent or any of its Subsidiaries of the stock of another entity, in each case involving an acquisition valued at $5 million or more;

                         (5) any material change in the nature of the business
                    conducted by Parent or any of its Subsidiaries;

                         (6) any material amendments to the management incentive
                    plan covering 4,070,105 Parent Common Shares (the "MIP") for 12 months following the Closing;

                         (7) the adoption of any stock option plans for greater
                    than 5% of the then outstanding Parent Common Shares on a fully diluted basis, other than the MIP, in any one fiscal year;

                         (8) material changes in accounting policies; and

                         (9) the creation or adoption of any shareholder rights
                    plan; and

                    (B) 10% or more of the outstanding voting shares of Parent on a fully diluted basis, as to (1) any change in or conduct of Parent's or any of its Subsidiaries' business or proposed business (including, but not limited to, the terms of repurchase or redemption of any debt from any holder thereof if such holder would be a Disqualified Holder (as such term is defined in the bye-laws of Parent (as to be amended by the Bye-Law Amendments in substantially the form attached hereto as Exhibit A) if such Person held shares of Parent) that would constitute or result in, or (2) any action or inaction of or by Parent or any of its Subsidiaries' which HIIC or the Affiliates of HIIC determine in their reasonable business judgment would result in, in the case of either (1) or (2), any actual or threatened disciplinary action or any actual or threatened regulatory sanctions with respect to or affecting the loss of, or the inability to obtain or failure to secure the reinstatement of, any registration, certification, license or other regulatory approval held by HIIC or the Affiliates of HIIC in any jurisdiction in which HIIC or any of the Affiliates of HIIC are actively conducting business or as to which any of them has received final approval or authorization to proceed, even on a preliminary basis, from its respective board of directors (or any appropriate committee established by such board of directors) of plans to conduct business (each such change, conduct, action or inaction referred to herein as a "Disqualifying Action"); provided, the reasonable business judgment to be exercised by HIIC and the Affiliates of HIIC in determining whether a Disqualifying Action has occurred or would result need not involve any consideration of the effect of the Disqualifying Action on Parent alone or together with its Subsidiaries because the purpose of the protections afforded by the determination of a Disqualifying Action is for the benefit of the separate businesses and investments of HIIC and the Affiliates of HIIC;

               (ii) a Registration and Preemptive Rights Agreement on substantially the following terms:

                    (A) HIIC would have two (2) demand registration rights to
               cause Parent to register Parent Common Shares owned by HIIC and/or the Affiliates of HIIC, provided, prior to June 30, 1998, no such demand registration shall be brought for a number of shares in excess of one million (1,000,000) unless Parent receives the opinion of its investment banker that the trading price of the Parent Common Shares would not fall by more than twenty-five percent (25%) for more than fifteen (15) consecutive trading days as a result of such sale, in which case a demand could be brought with respect to up to such number of Parent Common Shares as would not cause the market price to fall below such level. Each such offering shall be underwritten on a firm commitment basis by an underwriter chosen by Parent. The demand rights would be subject to customary restrictions such as 120 day blockage periods for corporate developments or registered offerings by Parent, cut-backs and etc.;

                    (B) Parent would also agree pursuant to such registration
               rights agreement that until HIIC and the Affiliates of HIIC collectively own less than 5% of the outstanding voting shares of Parent on a fully diluted basis, HIIC and the Affiliates of HIIC shall have customary piggy-back rights to include their Parent Common Shares in registered offerings by Parent;

                    (C) HIIC and the Affiliates of HIIC would bear the costs of their legal counsel and any underwriting discounts, commissions or allowances in connection with all sales pursuant to the foregoing, and Parent would bear all other fees and expenses of such registrations;

                    (D) HIIC and/or the Affiliates of HIIC would have the right to purchase voting shares of Parent (or securities convertible into voting shares of Parent) offered by Parent for as long as HIIC and the Affiliates of HIIC collectively owned twenty percent (20%) or more of the outstanding voting shares of Parent on a fully diluted basis at the same price and terms such securities are otherwise being offered. HIIC and/or the Affiliates of HIIC would also have the right for as long as HIIC and the Affiliates of HIIC collectively owned twenty percent (20%) or more of the outstanding voting shares of Parent on a fully diluted basis to participate on a proportionate basis in any non-pro rata stock repurchases or redemptions conducted by Parent;

                    (E) at any time that HIIC and the Affiliates of HIIC
               collectively own less than ten percent (10%) of the outstanding voting shares of Parent, on a fully diluted basis, (1) Parent shall have the right to cause HIIC and the Affiliates of HIIC to sell their voting shares of Parent pursuant to a registered sale and (2) HIIC shall have the right to cause Parent to file a registration statement to sell its and its Affiliates' voting shares of Parent, in each case of (1) and (2), in the event (x) of any change in or conduct of the business or proposed business of Parent or any of its Subsidiaries or any other action or inaction of Parent or any of its Subsidiaries which would constitute or result in a Disqualifying Action or (y) Parent does not redeem a "Disqualified Holder" pursuant to Bye-law 4B of its bye-laws (as to be amended by the Bye-Law Amendments in substantially the form attached hereto as Exhibit A), and in each case of (1) and (2), at Parent's expense (other than HIIC's and the Affiliates of HIIC underwriting discounts, commissions or allowances) without being subject to the limitations set forth in the foregoing paragraph (A); and

                    (F) upon any conversion of any shares of convertible
               redeemable preference shares of Parent issued to B/EA as part of the B/E Conversion, Parent shall issue to HIIC and/or the Affiliates of HIIC a number of Parent Common Shares upon payment by HIIC of the par value thereof such that such number of shares plus the number of Parent Common Shares into which HIIC's IEL Common Shares are to be converted pursuant to Section 1.5 plus the number of shares of Parent Common Shares issuable to HIIC under the Funding Agreement collectively constitutes the same percentage of the outstanding voting shares of Parent on a fully-diluted basis as the number of Parent Common Shares into which HIIC's IEL Common Shares are to be converted pursuant to Section
               1.5 plus the number of shares of Parent Common Shares issuable to HIIC under the Funding Agreement constituted of the outstanding voting shares of Parent on a fully diluted basis prior to such issuance; and

               (iii) a License Agreement regarding use by HIIC and its Affiliates of IEL intellectual property on substantially the following terms: Parent would grant a fully paid and perpetual worldwide license to Harrah's to use IEL's gaming technology in non-competitive uses in traditional casino venues which it or its Affiliates own, operate or manage. The license would include source codes for all software, and neither party would have any obligation to share or provide any improvements or modifications with the other party. The license would contain customary provisions regarding limitations on the use of and protections regarding the IEL intellectual property.

          (f) Escrow Shares. Parent shall have entered into binding written agreements with the record holders of all 3,525,000 Parent Common Shares being held in escrow by Montreal Trust Company of Canada under an Escrow Agreement dated May 27, 1992 ("Performance Shares"), pursuant to which such holders have agreed to allow Parent to redeem and/or cancel such Parent Common Shares. In connection with such redemption and/or cancellation of the Performance Shares, Parent shall not issue or agree to issue more than 1,175,000 Parent Common

Shares, and HIIC shall have received a certificate signed on behalf of Parent by its Chief Executive Officer to such effect. Each record holder of Performance Shares shall have executed and delivered to a national banking association selected by HIIC and acceptable to Parent (the "Proxy Holder") an irrevocable proxy appointing the Proxy Holder proxy for such holder with respect to the Performance Shares. The Proxy Holder shall have entered into an agreement with Parent and HIIC regarding the Proxy Holder's agreement not to vote the Performance Shares.

          (g) Bye-Law Amendments. The Bye-Law Amendments substantially in the form attached hereto as Exhibit A shall have been approved and adopted by seventy-five percent (75%) of the votes cast at the Parent Shareholder Meeting by the holders of shares entitled to vote thereon in accordance with applicable law and the Bye-Laws of Parent.

          (h) B/E Conversion. Parent shall have prior to or at the Effective Time consummated the B/E Conversion.

          (i) B.C. Securities Compliance Certificate. Parent shall have delivered to HIIC a certificate of the British Columbia Securities Commission certifying that Parent is in compliance with its filing obligations under the British Columbia Securities Commission dated no more than ten (10) days prior to the date of the Closing.

     Section 7.3 Conditions to Obligations of Parent and Sub to Consummate the Amalgamation. The obligation of Parent and Sub to consummate the Amalgamation shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. HIIC shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of HIIC contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of HIIC by its President and its Treasurer to such effect.

          (b) Consents Under Agreements. Parent and Sub shall have obtained the consent or approval of each person (other than SAL and the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, license, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, in the good faith opinion of Parent, individually or in the aggregate, to have a Material Adverse Effect on Parent or Sub or upon the consummation of the transactions contemplated hereby.


                                  ARTICLE VIII

                       TERMINATION; AMENDMENT AND WAIVER
                       ---------------------------------

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of Parent of the matters presented in connection with the
Amalgamation:

          (a) by mutual written consent of Parent and HIIC;

          (b) by Parent, by written notice to HIIC, if (i) HIIC shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five
(5) business days of written notice of such failure to comply, (ii) the shareholders of Parent shall not approve and adopt the Resolutions at the Parent Shareholder Meeting or any adjournment thereof or by written consent or (iii) the shareholders of Parent shall not approve and adopt the Bye-Law Amendments at the Parent Shareholder Meeting or any adjournment thereof or by written consent;

          (c) by HIIC, by written notice to Parent, if (i) Parent or Sub shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five (5) business days after written notice of such failure to comply, (ii) the shareholders of Parent shall not approve and adopt the Resolutions at the Parent Shareholder Meeting or any adjournment thereof or
(iii) the shareholders of Parent shall not approve and adopt the Bye-Law Amendments at the Parent Shareholder Meeting or any adjournment thereof or by written consent;

          (d) by either Parent or HIIC, by written notice from the terminating party to the other parties, if there has been (i) a material breach by the other (and/or by Sub if HIIC is the terminating party) of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other (and/or by Sub if HIIC is the terminating party) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five (5) business days after receipt by the breaching party of written notice of the breach;

          (e) by either Parent or HIIC, by written notice from the terminating party to the other parties, if there has been (i) a failure by IEL to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five (5) business days of written notice of such failure to comply, (ii) a material breach by IEL of any representation or warranty that is not qualified as to materiality or (iii) a breach by IEL of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five (5) business days after receipt by the breaching party of written notice of the breach;

          (f) by either Parent or HIIC, by written notice from the terminating party to the other parties, if: (i) the Amalgamation has not been effected on or prior to the close of business on June 21, 1997; provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Amalgamation to have occurred on or prior to such date or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     The right of Parent or HIIC to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement. Notwithstanding Sections 7.1(f) and 8.1(e), in the event a party has failed to fulfill a material obligation under this Agreement and such failure is the direct or proximate cause of the failure by IEL to satisfy any of the conditions set forth in Section 7.1(f), such party shall not be released from its obligation to consummate the Amalgamation pursuant to Section 7.1(f) and shall not have the right to terminate this Agreement pursuant to Section 8.1(e).

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or HIIC as provided in Section 8.1, this Agreement shall forthwith become void without any liability hereunder on the part of HIIC, IEL, Parent, Sub or their respective directors or officers, except for Section 6.2 and Section 6.4, which shall survive any such termination; provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of Parent of the matters presented to them in connection with the Amalgamation; provided, however, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any instrument delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                               GENERAL PROVISIONS
                               ------------------

     Section 9.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and in each instrument delivered pursuant hereto shall survive the Effective Time (i) for a period of thirty-six (36) months solely with respect to the representations and warranties set forth in Section 2.5 and for (ii) the period terminating on the date of the first report of Parent's independent auditors on the audited financial statements of Parent for the period ending December 31, 1997, with respect to all other representations and warranties in this Agreement and in each instrument delivered pursuant hereto.

     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered prepaid to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the other parties hereto at the following addresses (or at such other address for any party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

               Sky Games International Ltd.
               1115-595 Howe Street
               Vancouver, British Columbia V6C 2T5
               Attention:  Malcolm P. Burke
               Facsimile:  (604) 689-8678

               with a copy to:

               Laurence Geller
               10 S. Wacker Drive, Suite 4000
               Chicago, Illinois  60606
               Facsimile:  (312) 715-4212
               and to:

               Altheimer & Gray
               10 South Wacker Drive, Suite 4000
               Chicago, Illinois  60606
               Attention:  Phillip Gordon, Esq.
               Facsimile:  (312) 715-4800

          (b)  if to IEL, to:

               Interactive Entertainment Limited
               1023 Cherry Road
               Memphis, Tennessee 38117
               Attention:  Gordon Stevenson
               Facsimile:  (901) 537-3801

          (c)  if to HIIC, to:

               Harrah's Interactive Investment Company
               1023 Cherry Road
               Memphis, Tennessee 38117
               Attention:  John Boushy
               Facsimile:  (901) 762-8914

               with a copy to:

               Harrah's Entertainment, Inc.
               1023 Cherry Road
               Memphis, Tennessee 38117
               Attention:  John W. McConomy, Esq.
               Facsimile:  (901) 762-8735

               and to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, California 94306
               Attention: Harry Boadwee, Esq.
               Facsimile: (415) 494-1417

     Section 9.3 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties hereto and delivered to the other parties.

     Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (and the schedules and attachments to the foregoing) constitutes the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

     Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such country.

     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

     Section 9.8 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. In any action to enforce its rights hereunder, the prevailing party shall be entitled to recover its reasonable fees and expenses (including reasonable attorney's fees and expenses) from the non-prevailing party.

     Section 9.10 Indemnification Obligations of Parent. From and after the Closing, Parent shall indemnify, defend, save and keep HIIC, HIEC and the Affiliates of HIIC (including their respective directors, officers, employees and agents) (each, an "Indemnitee") forever harmless against and from all loss, cost, damage, liability and expense, including reasonable attorney's fees and expenses (collectively, "Damages"), sustained or incurred by any Indemnitee as a result of or arising out of or by virtue of or in connection with any inaccuracy in or breach of any representation or warranty made by Parent or Sub in Article II of this Agreement.

          (a) Limitations on Parent's Indemnification Obligations. Parent shall not have any indemnification obligation and no Indemnitee shall be entitled to recover under this Section 9.10, unless a claim for indemnification has been asserted by written notice, specifying the details of the alleged inaccuracy in or breach of any representation or warranty, delivered to Parent on or prior to the end of the period terminating on the date of the first report of Parent's independent auditors on the audited financial statements of Parent for the period ending December 31, 1997; provided, however, that claims under this
Section 9.10 with respect to any alleged inaccuracy in or breach of any representation or warranty in Section 2.5 may be asserted by such written notice, delivered to Parent on or prior to the end of the period terminating thirty-six (36) months after the date of the Closing.

          (b) Third Party Claims. Within thirty (30) days following the receipt of notice of a Third Party Claim, and in any event within the period necessary to respond to such pleading, if applicable, the party receiving the notice of the Third Party Claim shall (i) notify Parent of the existence of such Third Party Claim setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) specifying the basis hereunder upon which the Indemnitee's claim for indemnification is asserted. As used herein, "Third Party Claim" shall mean any claim, action,suit, proceeding, investigation, or like matter which is asserted or threatened by any party other than the parties hereto, their successors and permitted assigns, against an Indemnitee. The failure to deliver the notice described in the first sentence of this Section 9.10(b) within the time frame required shall relieve Parent of any liability with respect to such Third Party Claim. Each Indemnitee shall, upon reasonable notice, tender the defense of a Third Party Claim to Parent if so requested by Parent in writing. Then, except as hereinafter provided, such Indemnitee shall not, and Parent shall, have the right to contest, defend, litigate or settle such Third Party Claim. Each Indemnitee shall have the right to be represented by counsel and to participate at its own expense in any such contest, defense, litigation or settlement conducted by Parent. Parent shall have the exclusive right to contest and defend the Third Party Claim and shall have the right, upon receiving the prior written approval of such Indemnitee (which shall not be unreasonably withheld) and which shall be deemed automatically given if a response has not been received within the ten (10) day period following a written request for such consent), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. If an Indemnitee is entitled to indemnification against a Third Party Claim, and Parent fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.10(b), such Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend, litigate and settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as such Indemnitee deems fair and reasonable, provided that written notice of its intention to settle is given to Parent at least ten (10) days prior to settlement. If, pursuant to this Section 9.10(b), such Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder as hereinabove provided, such Indemnitee shall be reimbursed by Parent for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to Parent of itemized bills for said attorneys' fees and other expenses.

          (c) Tax and Insurance Benefits. All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all cash, tax and insurance benefits received by HIIC, HIEC or their Affiliates. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, HIIC, HIEC and their Affiliates shall be required to, and HIIC expressly agrees that it shall, promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. HIIC, HIEC and their Affiliates shall be required to, and HIIC expressly agrees that it shall, promptly pursue, at the cost and expense of Parent, such claims diligently and to reasonably cooperate, at the cost and expense of Parent, with each applicable insurance carrier and third party indemnitor or contributor. Notwithstanding Section 9.10(b) and this Section 9.10(c), no Indemnitee shall be required to tender the defense of a Third Party Claim more than once unless so requested by Parent and Parent has acknowledged in writing its liability pursuant to Section 9.10(b) for such Third Party Claim.

          (d) Remedies and Undertakings. Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy after the Closing of HIIC, HIEC and their Affiliates under this Agreement for an inaccuracy in or breach of any representation or warranty made by Parent or Sub in Article II of this Agreement shall be restricted to the indemnification rights set forth in this Section 9.10. Prior to the assertion of any claims for indemnification under this Agreement, each Indemnitee shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages. Notwithstanding anything to the contrary contained herein, the foregoing limitations set forth in this Section 9.10(d) shall not apply to actions arising from a default or an alleged default in the performance of any provision of this Agreement (other than a representation or warranty in Article II of this Agreement), and the parties hereto shall have all remedies available to them at law and equity with respect to any such default or alleged default.

     Section 9.11  Limitation of Liability.  Notwithstanding Section 8.2 and
Section 9.10, no party to this Agreement or any of its Affiliates shall be liable to any other party for such damage, loss or injury due to a breach of this Agreement which does not flow directly and immediately from the act or omission of the party or any of its

Affiliates and each party hereto hereby waives all rights to bring any action in respect of such liability. Such limitation of liability shall apply to, among other things, liability arising from tort (including negligence) and liability for lost revenues or profits, and such limitation of liability shall apply even if the party or its Affiliates causing damage, loss or liability to which this limitation of liability applies have been advised of the possibility of such damage, loss or liability.

     IN WITNESS WHEREOF, Parent, Sub, IEL and HIIC have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized, all as of the date first written above.

                                        SKY GAMES INTERNATIONAL LTD.


                                        By: /s/ Malcolm Burke
                                        Its: President
Attest: /s/ P.J. Lawless
        ----------------


                                        SGI HOLDING CORPORATION LIMITED


                                        By: /s/ Malcolm Burke
                                        Its:President

Attest: /s/ P.J. Lawless
        ----------------

                                        INTERACTIVE ENTERTAINMENT LIMITED


                                        By: /s/ Malcolm Burke
                                        Its: President

Attest: /s/ P.J. Lawless
        ----------------

                                        HARRAH'S INTERACTIVE INVESTMENT COMPANY


                                        By: /s/ John Boushy
                                        Its: Sr. Vice President
Attest: /s/ P.J. Lawless
        ----------------

                                   Exhibit A
                                   ---------

                          Form of Bye-Law Amendments

                                                                      Appendix B

                                  SCHEDULE OF
                    PROPOSED AMENDMENTS TO THE BYE-LAWS OF
                         SKY GAMES INTERNATIONAL LTD.



     The Board of Directors is recommending the following Bye-law amendments to the shareholders for approval at the Special General Meeting:

Bye-Law 1

The following definitions are inserted in alphabetical order in Bye-law 1:

"Affiliates" means, with respect to any person or entity, any person or entity that directly or indirectly Controls such person or entity, or any person or entity which is Controlled by or under common Control with such person or entity.

"Common Shares" has the meaning set forth in Bye-law 3(B).

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

"Director" means a director of the Company.

"fully diluted basis" means at any time that number of (A) Common Shares equal to the sum, without duplication, of (i) the total number of Common Shares then outstanding (other than 3,525,000 shares of Common Shares held in escrow pursuant to that Escrow Agreement dated May 27, 1992, as amended, among Montreal Trust Company of Canada, the Company and certain shareholders), plus (ii) the total number of Common Shares into which all then outstanding Preference Shares or any other shares of the Company are then convertible directly or indirectly, provided that Common Shares issuable upon conversion of Class A Preference Shares shall not be included until such conversion occurs, plus (iii) the total number of Common Shares then issuable directly or indirectly upon exercise of all then outstanding options, warrants (including the warrant for 650,000 Common Shares exercisable at $1 per Common Share issued to Harrah's Interactive Investment Company, a Nevada corporation, and exercisable at the option of the Company), unexercised stock subscriptions, convertible debentures and other convertible securities, plus (B) Other Voting Shares equal to the sum, without duplication (including without duplication of any Common Shares) of (i) the total number of Other Voting Shares then outstanding, plus (ii) the total number of Other Voting Shares into which all then outstanding Preference Shares or any other shares of the Company are then convertible directly or indirectly, plus
(iii) the total number of Other Voting Shares then issuable directly or indirectly upon exercise of all then outstanding options, warrants, unexercised stock subscriptions, convertible debentures and other convertible securities.

"HIIC Entities" means Harrah's Interactive Investment Company, a Nevada corporation, and any of its Affiliates owning shares in the Company.

"HIIC Directors" means the Directors appointed pursuant to Bye-law 54(B) or the second sentence of Bye-law 55.

"Other Voting Shares" means shares of the Company having the right to vote for election of directors other than Common Shares or securities convertible into Common Shares.

"Preference Shares" has the meaning set forth in Bye-law 3(B).

"Special Board Majority" means (i) a majority of the Directors voting at a meeting of the Board which also includes a majority of the HIIC Directors then in office or (ii) a written resolution executed by all the members of the Board.

"Special Shareholders Majority" means a majority of the votes cast at a general meeting which also includes the votes attaching to a majority of the Voting Shares of the Company on a fully diluted basis then heir by the HIIC Entities.

"Voting Shares" means Common Shares having the right to vote for election of or to appoint Directors and any shares convertible directly or indirectly into such Common Shares and Other Voting Shares and any shares convertible directly or indirectly into Other Voting Shares.

Bye-Law 3(B)

Bye-law 3(B) is replaced with the following:

"The authorised share capital of the Company at the date of the adoption of these Bye-laws is US$550,030 divided into 50,000,000 common shares of par value US$0.01 each (the "Common Shares"), 3,000 non-voting convertible redeemable preference shares of par value US$0.01 each (the "Class A Preference Shares") and 5,000,000 redeemable preference shares of par value US$0.01 each (the "Class B Preference Shares" and together with the Class A Preference Shares, the "Preference Shares")."

Bye-Law 4

Delete paragraph (c) and the word "and" immediately preceding it.

Delete the last sentence of Bye-law 4 and insert the following as Bye-law 4A:

The Board shall be authorised to issue from time to time in one or more series the Preference Shares on such terms as it deems appropriate, including, without limitation, the following:

     (a) the number of shares of the Preference Shares, less than or equal to the total number of Preference Shares authorised in Bye-law 3(B) for each class of Preference Shares, respectively;

     (b) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the Preference Shares;

     (c)  the dates at which dividends, if any, shall be payable;

     (d)  the redemption rights of the Preference Shares;

     (e) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the Preference Shares;

     (f) the amounts payable on shares of the Preference Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

     (g) whether the shares of the Preference Shares shall be convertible into shares of any other class or preference shares, or any other equity security, of the Company or any other company, and, if so, the specification of such other class or preference shares or such other equity security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; and

     (h) the voting rights, if any, of the holders of shares of the Preference Shares; provided that the Class A Preference Shares shall be not-voting.

Insert the following as Bye-law 4B:

"(A) Any Common Shares, Preference Shares or shares of any other class shall always (i) be redeemed whenever the HIIC Entities own 10% or more of the Voting Shares on a fully diluted basis and (ii) be subject to redemption by the Company in accordance with the Companies Act, by action of the Board whenever the HIIC Entities own less than 10% of the Voting Shares on a fully diluted basis, if any holder of such shares is a Disqualified Holder or if such action otherwise should be taken pursuant to any applicable provision of law, to the extent necessary to avoid any regulatory sanctions against, or to prevent the loss of, inability to obtain or secure the reinstatement of any license, franchise or entitlement from any governmental agency held by, the Company, any Affiliate of the Company, any entity in which the Company or such Affiliate is an owner or the HIIC Entities or their Affiliates which license, franchise or entitlement is (i) conditioned upon some or all of the holders of the Company's shares of any class or series possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the Company or any such Affiliate or other entity or the HIIC Entities or their Affiliates.

The terms and conditions of such redemption shall be as follows:

     (a) the redemption price of the Common Shares and the shares convertible into Common Shares to be redeemed pursuant to this Bye-law shall be equal to the Fair Market Value of such shares, and as to such convertible shares, as if any such convertible shares were converted into Common Shares, (or such other redemption price as required by any applicable law, regulation or rule) and the redemption price of shares of the Company of any class (or classes) or series other than Common Shares or shares convertible into Common Shares shall be the Fair Market Value of such shares; provided that in both of the previous cases there shall be excluded any dividends thereon not entitled to be received pursuant to paragraph (e) of this Bye-law;

     (b)  the redemption price of such shares may be paid only in cash;

     (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

     (d) at least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed pursuant to this Bye-law (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the share certificates for their shares to be redeemed together with any other documentation required to effect such redemption; and

     (e) from and after the Redemption Date or such earlier date as required by any applicable law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash upon redemption.

As used in these Bye-laws:

  (i) "Disqualified Holder" shall mean any holder of shares of the Company of any class (or classes) or series: (1) who, either individually or when taken together with any other holders of shares of the Company of any class (or classes) or series is or would reasonably be expected to be determined by any gaming regulatory agency to be unsuitable, or has or would reasonably be expected to have an application for a gaming license, permit or other necessary regulatory approval rejected, or has or would reasonably be expected to have a previously issued gaming license, permit or other necessary regulatory approval rescinded, suspended, revoked, not renewed or not reinstated, as the case may be, whether or not any of the foregoing is or would reasonably be expected to be final and nonappealable; or (2) whose holding of such shares, either individually or when taken together with the holding of shares of the Company of any class (or classes) or series by any other holder could reasonably be expected to cause the Company (or any other company engaged in the gaming business in any jurisdiction if such holder of shares were a shareholder of that company) to be denied a licence, permit or other necessary regulatory approval to engage in any aspect of the gaming business or the serving or sale of alcoholic beverages in connection with the operation of a gaming business.

     (ii) "Fair Market Value" of a share of (1) the Common Shares shall mean the average Closing Price for such share for each of the 45 most recent days of which Common Shares shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Bye-law; provided, however, that "Fair Market Value" as to any shareholder who purchased any Common Shares subject to redemption within 120 days of a Redemption Date need not (unless otherwise determined by the Board) exceed the purchase price paid by him for any Common Shares purchased within such 120 days and (2) shares of the Company of any class (or classes) or series other than Common Shares or shares convertible into Common Shares (including, Other Voting Shares) shall be determined by the Board in good faith; provided, however, that "Fair Market Value" as to any shareholder who purchased any such shares subject to redemption within 120 days of the Redemption Date need not (unless otherwise determined by the Board) exceed the purchase price paid by him for any such shares of the Company purchased within such 120 days.

     (iii) "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the Composite Tape for the New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such shares are listed, or, if such shares are not listed on any such exchange, the highest closing sales price or bid quotation for such shares on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board in good faith.

     (iv) "Redemption Date" shall mean the date fixed by the Board for the redemption of any shares of the Company pursuant to this Bye-law; provided, however, with respect to any redemption pursuant to Bye-law 4B(A)(i), the Redemption Date shall not be more than 90 days after the date the Board first learned of the existence of a Disqualified Holder.

     (v) "Subsidiary" shall mean any company (wherever incorporated), association, partnership or other business entity more than 50% of whose outstanding stock or other ownership interests entitled to vote generally in the election of directors (or their equivalent in such form of entity and under the laws of the jurisdiction of organisation of such entity) is owned by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries.

(B) So long as a holder of Preference Shares is not a Disqualified Holder, such Preference Shares shall be redeemed in accordance with the terms set forth in the resolutions adopted by the Board."

Bye-Law 17

Bye-law 17 is amended by deleting the words "within three months" and inserting the words "within three days".

Bye-Law 49

Bye-law 49 is renumbered as "Bye-law 49(A)", and the following words are inserted at the beginning of the second sentence thereof:

"Subject to Bye-law 49(B),".

A new Bye-law 49(B) is inserted as follows:

"Any Shareholder may irrevocably appoint a proxy, and in such case, such proxy shall be irrevocable in accordance with the instrument of appointment and the Shareholder may not vote at any meeting at which the proxy holder is present either in person or pursuant to s. 75A of the Companies Acts."

Bye-Law 52

In Bye-law 52, insert the following words immediately after the words "provided that":

", subject to Bye-law 49(B),".

Bye-Law 53

In Bye-law 53, insert the words "Bye-law 49(B) and" immediately before the words "the Companies Acts".

Bye-Laws 54-56

Bye-laws 54, 55 and 56 are deleted in their entirety and are replaced with the following:

"54(A) Until the HIIC Entities own less than 5% of the Voting Shares on a fully diluted basis, the Board shall consist of 10 Directors who shall, subject to Bye-law 54(B), be elected or appointed, except in the case of a casual vacancy filled pursuant to Bye-law 55, at the annual general meeting or at any special general meeting called for the purpose of electing or appointing Directors and who shall hold office for such term as the Shareholders may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. At such time as the HIIC Entities own less than 5% of the Voting Shares on a fully diluted basis, the Board shall consist of such number not less than three as the Company by Resolution may from time to time determine. At least two of the Directors, other than the Directors appointed pursuant to Bye-law 54(B), shall be individuals who are not otherwise officers or employees of the Company.

54(B) At any time at which the HIIC Entities own 10% or more of the Voting Shares on a fully diluted basis, the HIIC Entities shall be entitled to appoint a percentage of Directors which is the same percentage of the size of the entire Board as the number of Voting Shares held by the HIIC Entities is of the total number of Voting Shares on a fully diluted basis (such percentage of Voting Shares owned by and such number of Directors appointed by the HIIC Entities shall be determined as follows: the fractional portion of any percentage of ownership shall be disregarded and whole numbers ending in 5 through 9 shall be rounded up to the next highest multiple of 10 and whole numbers ending 1 through 4 shall be rounded down to the next lowest multiple of 10 (e.g., 24.9% shall be rounded down to 20% and 25.1% shall be rounded up to 30%) (and the resulting percentage shall be multiplied by 10). At any time at which the HIIC Entities own 5% or more, but less than 10%, of the Voting Shares on a fully diluted basis, the HIIC Entities shall be entitled to appoint one Director.

55. The Company in general meeting may authorise the Board to fill any vacancy on the Board other than a vacancy in the office of a Director who was appointed pursuant to Bye-law 54(B). Any vacancy in the office of a Director appointed pursuant to Bye-law 54(B) may be filled by a written resolution deposited at the Registered Office, signed by each of the HIIC Entities holding Voting Shares.

56. The Company may in a Special General Meeting called for that purpose remove a Director provided notice of any such meeting shall be served upon the Director concerned not less than 14 days before the meeting and he shall be entitled to be heard at that meeting and provided further that only the HIIC Entities shall be entitled to vote on any resolution for the removal of an HIIC Director unless the reason for removal is disqualification of such Director under Bye-law 58(f) in which case such Director shall be subject to removal by the Company in accordance with the foregoing provisions of this Bye-law 56. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the Meeting pursuant to Bye-law 54 by the election of another Director in his place or, in the absence of such election, pursuant to Bye-law 55."

Bye-Law 58

Insert the words "and Officers" after the word "Director" in the heading.

Rename Bye-Law 58 as "Bye-law 58A"

In paragraph (e) of Bye-law 58, replace the words "a Special Resolution of the Company"' with the words "Bye-law 56", and replace the period with a semi-colon.

Insert a new paragraph (f) as follows:

"(f) if he would be a Disqualified Holder if he were to own any shares of the Company".

Insert a new Bye-law "58B" as follows:

The office of any officer shall be vacated upon the happening as to such officer of the events set out in Bye-law 58A (except the events described in paragraph
(d) and (e)).

Bye-Law 59

In the first sentence of Bye-law 59, immediately after the words "of the Directors" insert the words, ", other than the HIIC Directors,"; replace the words "a Director may appoint" with the words "an HIIC Director may appoint" and in the second sentence thereof replace the words "may be removed by Resolution of the Company" with the words "may be removed in the same manner as the Director in respect of whom he is appointed in the alternative".

Bye-Law 64

At the beginning of the third sentence of Bye-law 64, insert the words "Subject to Bye-law 71,", and in the fourth sentence insert the words ", subject to Bye-Law 71," immediately after the words "PROVIDED that".

Bye-Law 70

At the beginning of Bye-Law 70(A) and the beginning of the first sentence of Bye-law 70(B) insert the words "Subject to Bye-law 71(B).".

Bye-law 70(B) is amended by the insertion of the following at the end thereof:

Notwithstanding the first sentence of this paragraph and Bye-law 70(C), for so long as the HIIC Entities hold at least 5% but less than 10% of the Voting Shares on a fully diluted basis, the HIIC Directors shall be entitled to elect one member to each of the Board's executive committee, compensation committee and audit committee (or any other committee with powers similar thereto); for such time as the HIIC Entities hold 10% or more of the Voting Shares on a fully diluted basis, the HIIC Directors shall be entitled to appoint a percentage of members to each of the Board's executive committee, compensation committee and audit committee (or any other committee with powers similar thereto) which is the same percentage of the total number of members of such committee as the percentage of Voting Shares so held by the HIIC Entities is of the total number of Voting Shares on a fully diluted basis (such number to be determined follows: the fractional portion of any percentage of ownership shall be disregarded and whole numbers ending in 5 through 9 shall be rounded up to the next highest multiple of 10 and whole numbers ending 1 through 4 shall be rounded down to the next lowest multiple of 10 (e.g., 24.9% shall be rounded down to 20% and 25.1% shall be rounded up to 30%) and the fractional portion of the number of members shall be rounded up to the nearest whole number (e.g., 30% of a committee of 4 members would result in the right to appoint 2 members of such committee)).

Bye-law 70(C) is amended by the substitution of the word "Affiliate" for the word "affiliate".

Bye-Law 71

Bye-law 71 is renumbered "Bye-law 71(A)", and at the beginning of the second sentence thereof, the following shall be inserted: "Save as otherwise provided in these Bye-laws,".

Insert a new Bye-law "71(B)" as follows:

At any time that the HIIC Entities own 20% or more of the Voting Shares on a fully diluted basis, any of the following actions by the Company would require the approval by a Special Board Majority and a Resolution:

     (i)  the amalgamation, merger or consolidation of the Company; and

     (ii) the amendment of these Bye-laws, including, without limitation, Bye-laws 4B, 54, 55, 56, 58A, 58B, 71(B) or 71(C), in a manner that would have a material adverse effect on the rights of the HIIC Entities hereunder.

Insert a new Bye-law "71(C)" as follows:

At any time that the HIIC Entities own 20% or more of the Voting Shares of the Company on a fully diluted basis, any of the following actions by the Company would require the approval by a Special Shareholder Majority:

     (i)  the winding-up or dissolution of the Company; and

     (ii) appointment of the Company's independent auditors.

Bye-Law 72

Bye-law 72 is amended by deleting the words "word of mouth" and substituting therefor the word "verbally".

Bye-Law 73

Bye-Law 73 is amended by the deletion of the words "may be fixed by the Board and, unless so fixed at any other number".

Bye-Law 95

In Bye-law 95 insert the words: "or to vote at" before the words "general meetings".

Bye-Law 107

Bye-law 107 is amended by the insertion of the words "Subject to Bye-law 71(B)," at the beginning thereof and by the deletion of the words "by Special Resolution at which time" and substituting therefor the words ", and upon such confirmation".

IT WAS RESOLVED that: 1. the amendments to the Company's Bye-Laws set out in Appendix B attached to the Proxy Statement be and they are hereby approved; 2. the name of the Company be changed to "Interactive Entertainment Limited"; 3. The par value of the Common Shares of the Company be changed from Cdn.$.01 to US$.01 each; 4. the authorized share capital of the Company be increased from US$500,000 to US$550,030 by the creation of 3,000 Non-Voting Convertible Redeemable Preference Shares of par value US$.01 each and 5,000,000 Redeemable Preference Shares of par value US$.01 each; and 5. the Directors of the Company be and they are hereby authorized to issue the Non-Voting Convertible Redeemable Preference Shares and the Redeemable Preference Shares on such terms as the Board deems appropriate in accordance with the provisions of the Bye-Laws of the Company.

                                                                      Appendix D



                              SKY GAMES ANALYSIS

                             as of April 22, 1997



                                  Prepared By

                       [ART]   Valuemetrics, Inc.
                       ----------------------------
                           10 South Riverside Plaza
                                   Suite 800
                           Chicago, Illinois  60606
                                (312) 382-0910


                             Issued April 25, 1997

                              SKY GAMES ANALYSIS
                              Valuemetrics, Inc.

I.   Engagement

     Valuemetrics, Inc. ("VMI") has been retained by Sky Games International Ltd. (the "Company") to provide certain valuation and other analytical services (the "Analysis") to the Company in connection with the possible roll-up of the Company's subsidiaries into the Company and the cancellation of certain management arrangements. In connection with the Analysis, VMI did not assume any responsibility for independently verifying any of the foregoing information, and relied on all such information and assumed all such information was complete and accurate in all material respects. Set forth below is a brief summary of VMI's summary valuation analysis dated April 22, 1997, for which VMI was retained on March 20, 1997.

II.  Documents Reviewed

     In connection with this Analysis, VMI has interviewed Messrs. Geller, Stevenson, Burke and Sims. VMI has requested information regarding the Company's business history, its current status, and its forecasted financial performance. VMI has made a review of documents and other data as deemed necessary for the Analysis. Specifically, VMI has reviewed the following documents supplied by the
Company:

            . Sky Games International Ltd. annual financial statements from February 28, 1994 through February 28, 1997;
            . Interactive Entertainment Limited and Subsidiary consolidated balance sheets as of December 31, 1996;
            . the Shareholders Agreement between SGI Holding Corporation Limited, Harrah's Interactive Investment Company and Interactive Entertainment Limited dated December 30, 1994;
            . the Management Agreement by and between Interactive Entertainment Limited and Harrah's Interactive Entertainment Company dated December, 1994;
            . the Redemption Agreement dated February 25, 1997 by and among Sky Games International, Inc (Nevada), Anthony Clements, Rex Fortescue and Sky Games International Ltd. (Bermuda);
            . the Share Analysis with initial shareholder percentages and the dilution effect of each segment of the Amalgamation and Transaction;
            . the Current Structure and Post Merger/Investment Structure diagram dated February 14, 1997;
            . the Confidentiality Agreement between Interactive Entertainment Limited (IEL) and Singapore Airlines Limited dated February 22, 1995;
            . the Long Range forecast and Valuation Summary dated December 3, 1996 prepared by Geller & Co;
            . the Software License and Software Services Agreement between IEL and Singapore Airlines Limited dated November 7, 1995 and Amendments dated November 21, 1996 and December 1, 1996;
            . the Escrow Agreement between Montreal Trust Company of Canada, Creator Capital Inc. and certain shareholders dated May 27, 1992;
            .  the draft Proxy Statement received April 11, 1997;
            .  presentation materials from the March 5, 1997 Board Meeting;
            .  the January 6, 1997 Private Placement Memorandum for InterGame;
            . the April 1997 offer by London Select Enterprises, Ltd. to place $3,500,000 of 8% two year convertible debentures;
            . the Confidential Information Memorandum by Geller & Co. dated September 12, 1996 for Sky Games International/Interactive Entertainment Limited;
            . the Financing Alternatives and analysis by investment banker Montgomery Securities dated October 15, 1996;
            .  the IEL Compensation analysis dated March 18, 1997;
            .  the preliminary Management Incentive Plan (no date);

            . the draft dated March 17, 1997 Term Sheet for Merger of Sky Games and Interactive Entertainment Limited;
            . the draft dated March 20, 1997 Term Sheet for Conversion of the Loan to Sky Games by BE Aerospace into Preferred Stock of Sky Games;
            . the draft dated March 14, 1997 Term Sheet for the Convertible Loan to Interactive Entertainment Limited and Equity Investment in Sky Games International by Harrah's Entertainment;
            .  the 1997 financial business plan provided by Geller & Co.;
            . and, the draft of the proposed Non-Employee Director Stock Ownership Plan.

     Public and private information relied upon includes:

            . the 1996 Boeing Current Market Outlook for the airline industry; . the Department of Transportation overview and analysis of the airline gaming industry dated March, 1996;
            . information regarding Sky Games and Interactive Flight Technologies from the electronic financial reporting system of Bloomberg.

     VMI has made no attempt to independently verify the above information. Furthermore, statements made to VMI by management, employees and advisors to the Company are considered to be accurate and materially complete in every respect.

III. Current State of Business

     A.   Description of Company

     Sky Games International, Ltd. provides sophisticated remote-control gaming entertainment systems software which offers airline passengers gaming entertainment through the carrier's in-flight video entertainment systems.

     B.   Industry Economics & Competition

     The U.S. market for betting and gambling has grown nearly 15 percent since 1994 to $48.5 billion in 1995. Total market value has grown by nearly 65 percent in the five years to 1995. Casinos claimed the largest proportion of revenues with 37 percent of total market value or $16.9 billion. This represents an increase of nearly 69 percent since 1990. 1996 estimates of U.S. casino winnings - or game revenues - are about $20 billion. The key characteristic of the U.S. betting and gambling market in the coming few years is likely to be increased consolidation. As the market continues to mature, major companies are likely to expand into other betting sectors./1/

     The U.S. Betting and Gambling market is forecast to grow by nearly 63 percent from 1995 to the year 2000 to reach a value of $74.4 billion. The overall trend in the market over the next five years will be for the newer, more convenient and less regulated sectors of the market to grow appreciably as more traditional betting sectors grow slowly.

                 Current State of the In-Flight Gaming Market

     Installation of video gambling essentially involves adding a software program to an aircraft's installed entertainment system. The gambling games themselves are similar to games played on personal computers or in video arcades, with various "bells and whistles" to signal the state of play. Both airlines and game developers emphasize that on-board gambling is designed to be non-threatening, "fun" entertainment for whiling away the time on long flights. Stakes will be low, pay-outs will be frequent, and

----------------
/1/ "U.S. Betting and Gambling", Compiled by Euromonitor, Profound the amount that a passenger can lose on a single leg of a flight will be capped. Gambling transactions, including the settlement of net winnings or losses, are to be processed via credit card through the entertainment system's air-to ground communications link once it is developed and prior to such time will be by download of the information after each flight.

     Estimated annual airline expenditure on in-flight entertainment ("IFE") and communications increased more than 42 percent from $845 million in 1995 to $1,203 million in 1996./2/

     The combination of video gambling with air travel is the product of two forces. One is the ongoing telecommunications technology revolution. Second, the increased public acceptance of legalized gambling as a form of entertainment and diversion of the consumer dollar.

     The in-flight gaming industry is made up of a handful of development stage companies designing, developing, marketing and test operating cashless video gaming systems for use within in-seat interactive video platforms installed aboard commercial aircraft. Virtually all major international airlines have expressed an interest in video gambling, though most appear to be moving deliberately due to uncertainties over the cost and reliability of entertainment systems, as well as the acceptability and legal status of gambling.

                               Market Acceptance

     The financial success of gambling aboard aircraft will depend on how warmly the concept is accepted by international air travelers. Although airlines have long offered feature films for cabin-wide viewing, the installation of interactive systems for individual access is a relatively new development, for which very little data is available regarding passenger acceptance and usage.

     The Department of Transportation commissioned Yankelovich Partners Inc. to ascertain air travelers' reactions to the concept of electronic entertainment systems in general and video gambling in particular. Briefly stated, although most international air travelers gamble irregularly and never have played video gambling, they react favorable to the concept of gambling games with limits on losses and winnings and payment by credit card. Most also perceive on-board gambling as convenient, fun and enjoyable. On the other hand, the entertainment system without gambling is generally viewed more favorably than the system with the gambling feature, though in nearly all respects observed differences in responses between the two groups are not statistically significant./3/

     Full interactivity has proven complicated to implement, and some carriers that took the plunge early have encountered difficulties with their systems. Part of the problem stems from a lack of industry-wide standards for ensuring technical compatibility between vendors entertainment systems and the aircraft's. Another factor is the complexity of the software supporting interactive systems.

     If U.S. airlines were allowed to offer gambling on their international flights, although potentially significant from the airlines point of view, the revenue would be modest in relation to overall gambling activity, representing less than 1 percent of the amount legally wagered by Americans today./4/ Nonetheless, at this time virtually any proposal to increase gambling's presence is likely to encounter substantial opposition.

----------------
/2/ "IFE Fact Sheet", World Airline Entertainment Association, (Sept 15, 1996). /3/ "Report to Congress: Video Gambling in Foreign Air Transportation," U.S. Department of Transportation (March 1996)
/4/ "Report to Congress: Video Gambling in Foreign Air Transportation," U.S. Department of Transportation (March 1996)

              Government Regulation of In-Flight Gaming Industry

     The regulatory and legal issues surrounding in-flight gaming are complex and virtually without precedent. To date, there have been no requirements to obtain any regulatory approval for the installation or operation of In-Flight Gaming software programs. The International Airline Transportation Association (the "IATA"), which represents a majority of international airlines, has established that the interior of an aircraft is subject to the laws of the aircraft's country of origin./5/ Because the installation of an electronic entertainment system is considered a major modification to an aircraft, as is the case with other electronic systems, the installation and operation of entertainment networks are subject to FAA's issuance of a supplemental type certificate for the particular aircraft type.

     United States law, with certain exceptions, currently prohibits the knowing transportation of gaming devices on aircraft operated in interstate air transportation. Federal law also prohibits the installation of, transportation or operation of gaming devices by any U.S. or foreign air carrier or for any such carriers to permit their use on aircraft operated to or from the U.S. in foreign air transportation. However, federal law does not restrict flights by foreign air carriers between non-U.S. points, even if the aircraft routing includes a segment to or from the U.S. Federal law also does not restrict the transportation of gaming devices installed on aircraft operating into or out of the U.S., provided that such devices are disabled./6/

     The United States has a long history of legislation affecting gambling and provides the basis for any policy decisions to be made. The Department of Transportation is not at this time recommending any changes to the law prohibiting gambling in foreign air transportation, rather they will "monitor foreign airlines' implementation of gambling along with related developments and, depending on those developments, recommend changes that they find appropriate for assuring U.S. airlines remain competitive in providing international passenger services. Insofar as other nations allow, foreign airlines will continue to have the opportunity to offer video gambling on flight other than those to or from the United States. ...... U.S. airlines, meanwhile, can continue to install interactive entertainment systems on their aircraft fleets, though they remain prohibited from offering gambling as an entertainment feature."/7/

                                  Competitors

     The industry is characterized as an emerging market with a small number of highly competitive development-stage companies. Although barriers to entry exist, in the form of specialized technology and lengthy sales and marketing cycles, initial success by one or several of the current industry participants may prompt manufacturers of video gaming devices such as IGT, Bally Gaming and others, to enter the market.

InterGame/8/

     InterGame is in the process of completing and testing its proprietary gaming system for use on the BE Aerospace MDDS interactive platform. The proprietary system is also being modified for use on other systems. InterGame's system includes three varieties of slots, four varieties of draw poker, blackjack, keno, baccarat, paigow poker and roulette.

     In February 1996, InterGame entered into an agreement with British Airways under which InterGame anticipates providing and operating the video gaming software for use on the in-flight entertainment system developed and installed by B/E Aerospace aboard British Airways' fleet of wide-body aircraft. The agreement with British Airways, subject to the success of the commercial trial of InterGame's gaming system, has a five year term.

-------------------

/5/ InterGame Private Placement Memorandum
/6/ InterGame Private Placement Memorandum
/7/ Report to Congress: Video Gambling in Foreign Air Transportation, March 1996 /8/ InterGame Private Placement Memorandum

Interactive Flight Technologies ("IFT")

     IFT has developed an integrated hardware and software interactive system for use in a total of 30 first and business class aircraft seats. IFT does not offer a segregated video gaming software, only the entire IFT system, including its hardware.

     IFT equipment, without gaming, has been installed on one Alitalia MD-11 aircraft with future installation planned for a total of five./9/ IFT also has a contract with Swissair to provide them with an interactive entertainment system that will include gaming on Swissair's fleet of MD-11's and 747-300 aircraft./10/ IFT announced April 14, 1997 that it has signed a memorandum of understanding with Swissair regarding the purchase by Swissair of IFT's in-flight entertainment network as part of IFT's recent change in the sales and marketing system. IFT also announced that PrivatAir has signed a non-binding letter of intent to purchase from IFT at least one in-flight entertainment test contracts with two small regional airline charters, Debonair of the United Kingdom, and Oasis Air of Spain./11/ IFT may also be soliciting a contract with Quantas Airlines./12/

In-flight Interactive ("IFI")

     IFI has indicated that it intends to develop gaming and skill games for in-flight entertainment systems. IFI is a United Kingdom based joint venture between In-Flight Productions (supplier of movies and entertainment for airlines) and JPM International (manufacturer of gaming machines in the UK), a division of Sega Enterprises, Ltd. IFI currently has no reported contracts to supply gaming and skill games for in-flight entertainment systems to any airline.

                             Basis of Competition

     The design and engineering of an interactive in-flight gaming system requires experience in a number of fields: PC-based network systems, computer programming, gaming, and the software supporting interactive systems. Entry into the in-flight gaming market requires a significant investment in terms of dollars spent on research, software and games development and engineering to develop an in-flight gaming system, as well as a lengthy sales and marketing cycle.

     Due to the limited number of airline company customers, the revenue sharing percentages for in-flight gaming are likely to be highly competitive. If most airlines are willing to enter into five-year contracts with IFE vendors, new competitors who wish to enter the market may be required to wait until the expiration of initial contracts to do so.

     A number of airlines have communicated that they are awaiting the results of the British Airways and Singapore Airlines interactive trials of gaming systems and programs before making decisions whether or not to install a full-cabin interactive entertainment system or a gaming program on any of their aircraft.

                               Airline Industry

     According to the Boeing outlook for the future of commercial aviation, the airline industry continues its recovery as in the aggregate, the industry returned to profitability. Load factors are up and profits are on the rise due to restrained capacity growth and aggressive cost reduction. Projected traffic increase will be 5.1 percent per year. More and more countries will benefit from economic development and integration into the global economy. As a result, the strongest traffic growth will occur in the Asia-Pacific region and will


-----------------------

/9/  InterGame Private Placement Memorandum
/10/ USA Today Business Travel, Swissair places bet on gambling
/11/ Bloomberg News
/12/ InterGame Private Placement Memorandum average 7.1 percent per year; China will average 11.5 percent. The result will be that Asia traffic will equal that of North America by 2015.

     Long term profitability will depend on the successful development of cost reduction strategies. These strategies, influenced by differences in traffic growth rates among major markets, will produce marked changes in the composition of the world airline fleet. In particular, intermediate size airplanes will account for over 21 percent of the world fleet by 2015, up from 17 percent on 1995. A total of 1,460 deliveries are projected over the next ten years. Intermediate size aircraft are those twin aisle, 241-400 seat aircraft, including the 767, 777-200/-300, A340 and MD-11 targeted by Sky Games for installation of their system.

     The large airplane category includes all 747 models and any future airplane with more than 400 seats. Currently this fleet represents only 8.5 percent of the world fleet, but provides 22 percent of all airline capacity. The projected need for large airplane deliveries over the next ten years is 700 units. Large airplanes currently provide over three-quarters of the capacity in the fast growing Trans-Pacific market. Between Asia and Europe, they account for almost as large a share.

     In total, 15,900 airplanes worth $1.1 trillion dollars will be delivered over the next twenty years. The mix of new airplanes added through 2015 will be:
68 percent single-aisle, 22 percent intermediate-size, and 10 percent large planes. The fastest growing segment of the market will be intermediate-size planes. The forecast growth in intermediate-size (767,777,A340 and MD-11) and large (747,777) wide-body, long haul aircraft represent a substantial market for IFE systems in general, and in-flight gaming.

                          Revenue Impact on Airlines

     The Department of Transportation has made two estimates of potential gambling revenues to foreign airlines. The first applies to their long-haul service between foreign cities, which is not affected by the current U.S. gambling ban. The second estimate applies to foreign carrier flights to or from the U.S., assuming the laws were changed to permit gambling on those flights. Both estimates rely on the consensus estimate that video gambling would generate, on average, revenue of $1 million per aircraft per year.

     Flights between foreign cities account for about 82 percent of the long-haul service operated by foreign airlines. These flights involve some 480 aircraft. Thus at $1 million per aircraft, the potential gambling revenue from foreign airlines' long-haul service between foreign cities amounts to approximately $480 million per year. For flights to and from the U.S., an additional 112 aircraft come into play. While it is unlikely that all foreign airlines would install entertainment systems on all of their aircraft, the foreign carrier fleet is comprised of more than 6,000 jet aircraft./13/

     While U.S. airlines will have to install entertainment systems for competitive reasons, their ability to cover the costs of those systems if not permitted to offer gambling is uncertain. If U.S. airlines were allowed to offer video gambling on their international flights, the Department of Transportation estimates they could earn $300 million per year in gambling revenue from their international service in the Atlantic and Pacific regions combined. Net of direct operating expenses estimated at approximately $75 million per year, video gambling could yield net revenues of approximately $225 million annually for U.S. carriers./14/

                                 Target Market

     Sky Games has targeted several major international air carriers as strong candidates for obtaining contracts based on their fleet composition, demographic profile of their customer base, number of

-----------------

/13/ United States Department of Transportation, Report to Congress, Video Gambling in Foreign Air Transportation.
/14/ United States Department of Transportation, Report to Congress, Video Gambling in Foreign Air Transportation.

international flights, and receptiveness to gaming as part of their IFE systems. These airlines include Tier I: Quantas, Cathay Pacific, KLM, Air France; Tier
II: Malaysian, Lufthansa, Thai, Iberia, Aerolineas and Varig; and Tier III:
Korean, Asiana, Eva, Emirates, and several others./15/ Among the world's passenger airlines, Virgin Atlantic Airways offers the "Best Overall" in-flight entertainment, according to a 12-member international media panel that evaluated nearly 50 leading carriers. KLM Royal Dutch Airlines earned the number two spot in this annual competition, Quantas Airways took third./16/

     Sky Games secondary targets are U.S. carriers, as they are currently prohibited from offering in-flight gaming to their customers. The U.S. airlines demonstrating a strong interest in working with Sky Games "Pay for Play" opportunities are American Airlines and Delta. Providing non-gaming options for these U.S. carriers would at best be a break-even option for Sky Games, but would position them very strongly if and when the U.S. legislation is repealed./17/

                            Strategic Relationships

     Sky Games operations are managed by Harrah's Interactive Entertainment Company, a subsidiary of Harrah's Entertainment. Harrah's provides Sky Games with expertise and management experience in the areas of implementation and testing, financial transactions processing, database management for customer satisfaction and marketing, training and brand marketing.

     Harrah's interest in the partnership stems from its desire to invest in growing markets where they have an opportunity to increase market share and further strengthen the Harrah's brand name./18/ Harrah's prides itself on being the premier name in the casino entertainment industry and the most geographically diversified casino company in North America.

C.   Critical Factors of Sky Games/IEL as a Development Stage Company:

     Revenue Generation

     The Company has yet to produce any revenues and is considered a development stage company. Once the product is developed, the growth of revenues and profit may increase both quickly and substantially. This is dependent upon whether the product is accepted by both the flying public and the airline industry. Without revenue generation and a completely developed product, the Company is still considered a speculative investment at this time.

     Projections completed by Geller & Co. in September of 1996 show the following revenues and net income for the Company based on their pro-forma estimate of anticipated usage, market penetration of airline passengers and certain assumptions of growth of airlines using the Company's systems (figures in millions of dollars). These figures are highly speculative in nature and are based on many unknown factors related to both revenues and costs, which can not be known with reasonable certainty at this time. Actual results may vary widely from the Geller & Co. projections based upon operating expenses and costs.

------------------------

/15/ "Confidential Information Memorandum", Sky Games International/Interactive Entertainment Limited (Sept 12, 1996)
/16/ "Virgin Atlantic Airline Named Top Airline for In-flight Entertainment," The Seattle Times (September 20, 1996)
/17/ "Confidential Information Memorandum", Sky Games International/Interactive Entertainment Limited (Sept 12, 1996)
/18/ 1995 Annual Report, Harrah's Entertainment, Inc.

                    Years After Development Completed

                       One     Two   Three  Four
Revenues              $ 2.7   $14.4  $47.9  $60.8

Pre Tax Net Income     (2.3)  $ 5.0  $31.3  $40.6

     Technology and Operations Status

     The Company's management believes it is 90 to 95 percent complete with the development of the product. Hardware problems with Matsushita do exist, and the hardware platforms have changed during the time of Sky Games development of its product. Recent steps, such as the negotiations to receive a platform tester at Harrah's Memphis headquarters, have been taken to expedite development in the future.

     Risks and Challenges for Rapid Growth

     Once the Company has a fully operational system, other factors considered for success include the integration of the system with the airline's day-to-day operations and also the amount of passenger usage of the system. Other airlines may choose to do business with a competitor or simply not install a system. The airline seat configuration, their system routing or desire not to train their flight crew may have a strong negative effect on meeting revenue goals. Passenger utilization may be significantly lower than projections, with the amount wagered or the time spent playing the games varying considerably from expectations. For example, Geller & Co. anticipates the average passenger duration of play to be 2.2 hours, and 15 percent of the aircraft capacity load factor to be playing for this amount of time. Based on statistical models, this should produce $35.38 in revenues per playing passenger.

     Other risks to consider include the regulatory environment. Currently, most of the gaming will take place on flights to and from the Asian-Pacific area. Should any Asian Pacific countries outlaw gambling on flights in a fashion similar to the U.S., then it would negatively effect the opportunity for revenue growth.

     Other challenges for the Company include building the management team, marketing the concept, establishing a reliable system of payment of winnings and collection of customer losses. This is the major reason Harrah's was brought into the Company. Harrah's expertise and considerable industry knowledge is a major reason Sky Games business could become a financial success.

     The "back office" requirements of efficiently running the day-to-day operations will have a major impact on the success of this venture. Customer satisfaction, processing of wins and losses, statistical information on wins and losses and other factors are extremely important. Customer identification with the Harrah's name will also be important.

     Furthermore, Harrah's involvement also brings credibility to the multi-billion dollar airline industry. It is doubtful the airlines would consider the Sky Games in-flight gaming systems if Sky Games was a stand-alone company with no affiliation with Harrah's.

     Financing Needs, Alternatives and Results

     The Company has spent considerably more capital than originally anticipated. In an attempt to raise additional capital, the Company unsuccessfully tried to partner with other companies, as listed in the Proxy. The Company has also solicited capital raising suggestions from four investment banks, and all suggested simplifying the Company's corporate structure.

     The Company was almost delisted from NASDAQ trading due to its worsening financial condition. The losses have continued over a protracted time period without any revenue to offset the expenditures. Because of the need to immediately raise additional capital, the Amalgamation and Transactions need to occur.

     Short Term Financial Status

     By entering into a $1,000,000 line of credit from Harrah's in the near future, as well as having an additional $650,000 available, if needed, from Harrah's after the Amalgamations, IEL and the Company should have sufficient funds to cover anticipated expenditures for at least six months of operations. This is expected, by the Company's estimates, to give it enough time to both prove their product in the marketplace and thereafter raise additional funds from other sources.

     Another consideration regarding the Amalgamation and Transactions is the relinquishing of fees paid to Harrah's under the Management Agreement. Currently, Harrah's is paid a $10,000 per month fee, and the fee paid increases as a percentage of revenue when revenues exceed $2,000,000. The top payment is for 7.5 percent of revenue when revenues exceed $10,000,000. By converting this contract to equity, the Company saves these fees going forward.

     Also, the Company will grant options to their Board of Directors and Management under the Amalgamation. Although this dilutes the current shareholders, this also saves money for the Company at this critical financial juncture. By paying experienced management below-market salaries, the Company's performance based incentive program saves cash and also brings to the Company the types of entrepreneurial individuals who would not otherwise join such an undercapitalized company. The Directors options also reduce expenses while attracting board members with contacts in the industry who also would not otherwise join such an undercapitalized company.

IV. Immediate & Substantial Dilution Impact Following Transactions on Sky Games' Stock.

     A.  Conversion of IEL stock for Sky Games

     Pursuant to the Amalgamation Agreement, whereby IEL would amalgamate with and into SGHIC, HIIC's 20 percent holding of a minority interest of IEL would be converted into 3,617,871 shares of common stock of Sky Games, and would be further diluted by issuances related to the Management Incentive Plan and Harrah's Management Contract. The holding of Sky Games stock by HIIC represents 20 percent of the total number of shares outstanding after a 30 percent dilution to account for both the merger between IEL and SGHIC and Harrah's management contract.

     B.   Issuance of Management & Director Stock Options

     Pursuant to the Management Incentive Plan previously adopted, the Sky Games Board can allocate options with 4,070,105 shares of underlying Common Stock, or 20 percent of the total number of outstanding shares, on a fully diluted basis, after issuances with respect to Harrah's merger but before issuances with respect to the management contract. IEL's compensation plan was reviewed by another advisor and the 20 percent figure was considered to be reasonable and acceptable given the development stage of the Company. The management options' vesting schedule is documented in the Sky Games Management Incentive Plan. The options have an exercise price equal to the fair market value of the shares at the date of grant and would expire ten years after the date of grant. Such options were granted but not allocated on December 6, 1997.

     Sky Games will also enter into a Non-Employee Director Stock Ownership Plan for directors of the Company, where 500,000 options may be issued over time. Beginning December 10, 1996, and continuing annually each December 10, each director in office will automatically be awarded a stock option to purchase 10,000 shares of Common Stock. The exercise price of the options is the fair market value at the date of grant. The options have a ten year term from the date of award, and are not exercisable during the first six months of the term, except in the case of death, disability, or termination.

     Since the management and director options will be funded through the issuance of common stock, the Management Incentive Plan and Director Plan could have a significant dilutive impact to existing shareholders. The management options, which are issued as performance based options, are issued at the market value at the date of grant, are long lived, vest over time, and have a highly volatile underlying security. If all the options vest, the options could represent a material financial reward for management, and a material value dilution for the remaining shareholders.

     C.   Conversion of Harrah's Management Contract

     Harrah's Management Contract currently provides that they will receive from IEL a total of at least $10,000 per month. When revenues exceed $2,000,000, Harrah's receives an escalating management fee. For example, the top tier is
7.5 percent of revenues when revenues exceed $10,000,000. For this Amalgamation, Harrah's negotiated a 10 percent ownership basis after the conversion of Harrah's ownership interest in IEL, and after the issuance of shares for the Management Incentive Plan. In total, Harrah's previous ownership stake in IEL and their Management Contract are converted into a 26 percent ownership stake on a fully diluted basis.

     As of April 21, 1997, the investment in IEL is the primary asset of value to the Sky Games shareholders. As a function of the rights granted to it, in both the management contract and the shareholders agreement, Harrah's Interactive has economic claims that are superior to the Sky Games shareholders, and in certain situations (financial distress; default in the management agreement), Harrah's has the option to purchase the Sky Games interest at a substantial discount.

     Given the need for cash to invest in the venture and Sky Games' obligation to provide the cash and its likely inability to meet the obligations, it is possible that the shareholders would lose this asset if Harrah's pursued its rights. Accordingly, the economic benefits would be lost, even if the venture were successful.

     The exchange of shares for Harrah's rights under the agreements puts Harrah's at the same level as all of the shareholders and does not give Harrah's superior economic benefits. Given the monetary value of Harrah's rights under the management contract and the superiority of the current Harrah's economic interest, the substitution of shares for the contracts' rights is reasonable.

     D. Conversion of Harrah's $1,000,000 for 1,000,000 shares; $650,000 for 650,000 shares

     In the current Shareholders Agreement, if either Sky Games or Harrah's is unable to make the contractual capital contributions, then the other party may purchase shares at $1.00 per share. At this time Sky Games will be unable to contribute their contractual capital contributions in the short term. In this roll-up Amalgamation and Transactions, the negotiations have resolved that Harrah's will contribute $1,000,000 as a loan, which will convert to one million shares. It is anticipated by the Company that this will be sufficient to fund the Company's expenditures for the next several months. Only if there is a need to do so, the Company may request to receive an additional $650,000 as a loan which will convert to 650,000 shares.

     The conversion price of the notes, the share price of the warrants, and the commitment are costly to the shareholders given the current share value.
Today Harrah's is the only source of financing and the financing is required for Sky Games' survival. Given Harrah's willingness to provide the funds and no other alternatives for financing, the Harrah's financing, while costly, provides the required funds to provide an opportunity for the existing shareholders to preserve value by providing the required investment dollars to introduce the "Sky Games". While costly, this investment is reasonable in consideration of the alternatives.

V. Board Representation Rights

     Today, Harrah's (as minority shareholder) through its shareholders agreements has significant blocking rights at the Board level over the activities of IEL, which is the primary asset of value to the Sky Games shareholders. The current agreements indicate that the new shares to be issued to Harrah's in exchange for their old shares and their contracts, will have similar rights through the Board agreement.

     While these rights are somewhat unusual, they are not unusual for a minority investor who is willing to invest new money. In addition, Harrah's will be in an equivalent position to all other shareholders. Consequently, they should be motivated to make decisions that are in the best interests of all shareholders.

Because of the prior rights they relinquished, the new money, and the fact that all shareholders will be at the same level, these rights are not unreasonable.

VI.  Market Efficiency Test

     The question to address is whether the current market price for Sky Games stock reflects the fair market value of Company shares on a marketable minority basis. To test this, a series of different research methods were undertaken. First, we researched the individual characteristics of the Sky Games stock. Specifically, factors such as analyst coverage, daily trading volume and exchange listing were examined in order to determine overall investor interest and trading activity in the stock. An active trading history and investor interest are the initial signs of an efficiently priced security.

     The second method involves testing independence of historical and future rates of return. In an efficient market, historical stock price data should have no relationship with future rates of return. Therefore, investors in Sky Games should gain very little from any "trading rule" that decides to buy or sell the stock based upon its historical rates of return.

                               SECURITY ANALYSIS

     The first element of the market efficiency study requires that we analyze the individual characteristics of the security. In the case of Sky Games, we examined the following characteristics: Analyst Coverage, Exchange Listing, Historical Trading Activity/Volume, and Access to Public Information. These factors provide the initial evidence indicating an efficient or inefficient market for the security. The section below summarizes the information gathered from our research.

     Analyst Coverage: There are currently no equity analysts that follow and report on Sky Games. One analyst. Mr. Ashish Thadhani of Thalmann, Ladenburg issued a report on the Company, but that was over a year ago. The reports and recommendations that equity analysts issue are valuable to investors in the marketplace because they contain an in-depth analysis of the security. The information in these reports allow investors to make better informed decisions regarding a Buy/Hold/Sell strategy in the stock. Without these analysts, investors have to examine the security themselves.

     Exchange Listing: Since March 1, 1994, Sky Games' common shares have been traded in the over-the-counter market (Nasdaq Small Cap Market) under the symbol "SKYGF." A listing on a major exchange (NYSE, AMEX or NASDAQ National Market System) exchange is expected to increase the market liquidity of the stock and its exposure to investors. These factors improve efficiency because it allows investors to effectively market the security given new information.

     Historical Trading Activity & Volume: At July 17, 1996, there were 196 holders of record of the Company's common shares. Of these holders, 159 had registered addresses in the U.S. and held a total of 7,981,232 common shares or approximately 62.81 percent of the total 12,706,309 common shares outstanding. As of February 12, 1997, a total of 12,886,385 outstanding shares were shown on the books of the Company's transfer agent. An examination of historical trading activity indicates that Sky Games is very thinly traded. The daily and monthly trading activity are relatively small compared to the total shares outstanding. For example, the average daily trade volume for last twelve months ranged between zero and 214,000 shares, with an average daily volume of just 23,491 shares. The average daily trading volume of 23,491 shares is very small (less than 0.2 percent) compared to the 12,886,385 shares outstanding. During the twelve month period April 1996 to March 1997, total monthly trading volume ranged between 229,800 and 1,180,500 shares, with an average monthly volume of just 533,870 shares. These monthly blocks are very small (just over 4.0 percent) compared to the 12,886,385 shares outstanding as of February 12, 1997.

     Access to Public Information: Sky Games is a publicly-traded over-the-counter stock and thus is required to file financial documents and to register its stock with the Securities and Exchange Commission. As a result, annual financial information and news is readily available in the public market place. As a result, investors are able to make informed investing decisions given the availability of information on Sky Games.

Summary of Security Analysis

     The characteristics highlighted above provide some initial evidence toward an inefficient market for Sky Games stock. The primary factors indicating inefficiency are the relatively thin market for the stock and lack of coverage by equity analysts. The low daily trading activity and lack of equity specialists that follow the stock on an ongoing basis indicates that there is not a well established market that continuously trades Sky Games' shares. The low volume may also cause the quoted price be to unreliable in valuing a sizable block of Sky Games.

                      STATISTICAL MARKET EFFICIENCY TESTS

     In an efficient market, the stock prices represent a reasonable market consensus of the true value of the firm and the stock prices are independent, that is, past prices have no predictive power for future prices. If a price is to represent a market consensus, changes in this value should show little evidence of a temporal pattern. In other words, the sequence of past price changes should contain no information about future changes. For if this were not the case, arbitrage opportunities would exist, and the smart investor would use this pattern as the basis for a profitable trading strategy, refuting the claim that the market is efficient.

     In an efficient market, the trading prices randomly wander around the true value of the firm. When the prices become too high for the market consensus of firm value they will tend, on average, to revert to the true value. Likewise, when the prices become too low they will tend to revert to the market consensus of true value. For example, consider two types of simple market inefficiencies;
1) the stock prices "over-react" to news, and 2) the stock prices "under-react" to news. In the first case, we would expect to see a pattern of negative correlation in returns as a positive overreaction leads to subsequent negative correction. In the second case, we would expect to see a pattern of positive correlation as the prices sequentially "catch up" to the true price.

     Theoretically, it is most appropriate to look for a time series pattern in continuously compounded returns: i.e., differences in the mathematical logarithm of price. This is due to the fact that the best way to look for time series patterns is to examine correlations, which are a measure of linear dependence. In addition, the dollar value of deviations from efficient prices should be roughly proportional to the price level. Thus by taking the difference in the logarithms of prices, the inefficiency (or deviation from a market consensus value) shows up as an additive error, and correlations should adequately detect the time series pattern that the errors induce.

     We test for efficiency in two ways: First, we look at simple serial correlations in continuously compounded daily returns at intervals between one day prior and twenty days prior. Second, we use multiple linear regression to test for more complicated time series patterns. In each case, we use standard statistical tests to indicate whether estimated correlations are due merely to random chance. In an efficient market, there is no useful information in the sequence of past stock prices.

     We collected daily stock trading data for Sky Games, Inc. from April 16, 1996 through April 16, 1997. The result was 251 observations of daily trades.

Testing the Data for Evidence of Serial Correlation

     First we tested for evidence of serial correlation in Sky Games' daily stock returns. The term "correlation" refers to the strength of the relationship between the returns in prior periods and the returns today. In an efficient market we expect to observe very little serial correlation in the daily return data. We expect the price of the stock to fluctuate around a specific "accurate" price in an efficient market. Although deviations in this price will occur, these deviations are expected to be temporary, with the price reverting back to its accurate level in an efficient market.

     We tested serial correlations in continuously compounded daily returns over the period from April 16, 1996 to April 16, 1997. For each day we examined twenty different returns for evidence of correlation and applied standard statistical tests to indicate whether estimated correlations were due merely to random chance. This technique effectively tests whether today's stock return is correlated to the returns one period back, two periods back, and so on, up to twenty periods back. The following results were obtained.

Serial Correlation of Sky Games' Daily Stock Returns:
     Sky Games
     Table of Correlations


                                               95%
Lag Period         Correlation   T-Ratio      Significant?
         2         0.0471         0.742                  No
         3        (0.0577)       (0.907)                 No
         4         0.0466         0.731                  No
         5        (0.0153)       (0.240)                 No
         6         0.0398         0.622                  No
         7        (0.0454)       (0.707)                 No
         8         0.0849         1.320                  No
         9        (0.1226)       (1.903)                 No
        10         0.0620         0.961                  No
        11         0.0234         0.362                  No
        14         0.0410         0.629                  No
        15        (0.0369)       (0.565)                 No
        16        (0.0185)       (0.283)                 No
        17         0.0548         0.837                  No
        18         0.0271         0.413                  No
        19         0.0123         0.188                  No
        20        (0.0834)       (1.264)                 No

     Of the 20 separate tests performed, 3 cases of statistically significant correlations were found. Therefore, the market for Sky Games' stock is judged to be inefficient in this manner.

Multiple Linear Regression Analysis

     Realizing that testing for separate serial correlations may overlook more complicated serial patterns, we also tested for more complicated patterns using multivariate regression. A multiple linear regression calculates the equation for the straight line that best fits the data on the daily returns and also tells us the significance of any relationships which exist among the data. This technique seeks to define the best predictor of future returns based on historical returns. If the regression equation were to any significant predictive power, we would conclude that there are possible significant inefficiencies in the market for Sky Games' stock.

     Looking at continuously compounded daily return from April 16, 1996 to April 16, 1997, a regression was performed using each day's current period return as the dependent variable. The stock returns from one, two, three, four and five days prior were used as the five independent variables. Standard statistical tests were performed to determine whether any significant relationship exists and whether the regression equation has any significant predictive power.

     The resulting regression coefficients, T-Ratios, and significance at the 95 percent and the 90 percent levels were:

--------------------------------------------------------------------
Multiple Regression Output Table
                Regression                         95%            90%
                Coefficient   T-Ratio    Significant?   Significant?

Lag Period 1     0.00036     (0.03648)             No             No

Lag Period 2    (0.00257)    (1.57189)             No             No

Lag Period 5    (0.44105)     0.00000              No             No
--------------------------------------------------------------------

     Our tests find two instances of significant predictive power. Two regression coefficients, Lag Period 3 and Lag Period 4, were significant at the 95 percent confidence level, and one regression coefficient, Lag Period 4 was significant at the 90 percent confidence level. Therefore, the market for Sky Games' stock is judged to be inefficient in this respect.

Conclusion on Market Efficiency

     Given the results of the statistical analysis and the specific characteristics Sky Games stock, it is concluded that the market for the shares of Sky Games is inefficient relative to the pricing of the Company. Therefore, the pricing of Sky Games stock from the public market is not necessarily representative of fair market value (on a marketable, minority interest basis).

VII.  Dilution Analysis

     In order to assess the impact of the proposed transactions on the value of the common shares that are owned by the public shareholders of Sky Games, VMI estimated the probable change in aggregate and per share value caused by the steps of the transaction outlined above. VMI examined four cases to assess the accretive and dilutive impacts of the transactions. Three valuation cases incorporate the market capital values determined by Montgomery Securities in their Management, Downside 1 and Downside 2 Cases. Additionally, VMI examined the impact of the transactions based on the total market capital value implied by the NASDAQ quoted stock price as of approximately 10:00 am on April 22, 1997. VMI valued all management and directors stock options and outstanding warrants using the Black-Scholes Option Pricing formula. VMI assumed a stock price volatility of 70 percent, based on the observed volatility of the stock price over the past two years. VMI assumed that all options and warrants would be held to maturity. Additionally, VMI assumed that only 70 percent of the new management incentive options would vest prior to their expiration.
VMI was not requested to analyze the dilutive impact of the placement of convertible debentures by London Select Enterprises, Ltd.

     VMI analysis indicates that the adjustment of the escrowed shares is accretive to the current public shareholders of Sky Games, while the subsequent steps of the amalgamation transaction are dilutive. The cancellation of 2,350,000 escrowed common shares causes the value of the common shares to increase by approximately 19 percent. The merger of Harrah's interest into Sky Games dilutes the value of the common shares by approximately four percent because the merger consideration has been adjusted to offset the expected dilutive impact of the new management incentive option plan. When the Company's management is issued 4,070,105 options to purchase common shares of the new Company at the fair market value at the time of grant, VMI estimates that the value per common share declines by approximately eight percent. The issuance of 2,261,169 common shares to Harrah's to release Sky Games and IEL from the Management Contract decreases the value of the shares by an estimated 12 percent. However, the dilutive impact is overstated because VMI conservatively assumes that releasing the Company from the Management Contract does not materially increase the Company's value. Finally, Harrah's additional $1,000,000 investment in the new Company for the equivalent of 1,000,000 shares causes dilution of approximately four percent.

     Overall, the accretive effect of the escrow share adjustment is more than offset by the dilutive effects of the subsequent steps of the transaction. The net impact of the amalgamation transaction to the current public shareholders of Sky Games is an 11 percent decrease in per share value. Although the amalgamation transaction decreases the value of the shares currently held by the public shareholders of Sky Games, the dilution does not seem unreasonable based on the facts and circumstances surrounding the amalgamation transaction. While it is clear that the current public shareholders are giving up a portion of the value of their shares, they are also preserving the majority of their value.

     In our analysis, VMI has reviewed a range of values established by other advisors to management. The analysis provided by other advisors indicates a very wide range of value for Sky Games, and is based on certain assumptions including discount rates, growth rates and projected cash flows that are difficult to ascertain with any reasonable certainty. This is due to the speculative state of the industry and the current uncertainty of obtaining the projected cash flows. In addition, the most recent projections supplied by management and used in our analysis were dated in August, 1996.

     Thus, the share values arrived at in our analysis and the equity value arrived at by management's other advisors cannot be understood properly without a complete understanding of the assumptions upon which they rely.

VIII.  Conclusions

     VMI concludes that given the current financial standing, product development stage and form of corporate organization of the Company, the proposed Amalgamation and Transactions in their entirety is reasonable given the current circumstances of the Company. These reasons include, but are not limited to:

     . that in-flight gaming appears to be a viable concept, that the in-flight gaming concept is still in a development stage,

     . that further capital is needed to bring the concept to market, that capital is currently limited,

     . that the Company has been unable to raise capital in its current corporate structure,

     . the corporate structure of the Company and its subsidiaries is complicated,

     . that there are no alternatives for raising capital at this time in its current corporate structure,

     . despite dilution, all shareholders will benefit as the viability of the Company is enhanced,

     . and, that by executing the Amalgamation and Transactions the Company will be better able to raise capital.

     VMI has further ascertained that the public market for Sky Games International stock is currently traded in an inefficient marketplace due to low trading volume and the lack of correlated trading prices. This produces a wide range of values due to the inherent riskiness and uncertainty of the Sky Games business.

     The restructuring of the IEL subsidiary and conversion of Harrah's minority interest is necessary to simplify the operating structure. This should induce outside equity to invest needed capital. Without this restructuring step, the Company could be in jeopardy of failing and going into bankruptcy.

     The issuance of performance based stock options under the Management Incentive Plan is necessary to attract and retain the management necessary to become involved with such a risky venture. Similarly, the Directors options induce those individuals with qualifying experience and judgment to become involved with the Company, while reducing cash outlays of the Company for directors fees.

     The conversion of Harrah's Management Contract to equity is necessary to reduce the monthly cost of doing business. This reduces monthly expenditures, while also simplifying the corporate structure which should make an investment in Sky Games more attractive.

     Finally, the Company needs capital in the short term. Because Harrah's already has the right to buy equity at $1.00 per share per the Shareholders Agreement when IEL can not make their capital contributions, the negotiations to limit it at this time to a maximum of $1,650,000 is reasonable. This gives the Company current liquidity, time to restructure, continue development and testing, and prepare to raise equity in the near future.